UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CSRA INC.
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(Name of Registrant as Specified In Its Charter)

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June 24, 2016
Dear Fellow CSRA Stockholders:
We are pleased to invite you to attend the first annual meeting of stockholders of CSRA Inc. to be held on August 9, 2016. This annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CSRA. You will also be able to vote your shares electronically at the annual meeting (other than shares held through our 401(k) Plan, which must be voted prior to the meeting).
We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world. We are embracing the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the company.
Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying notice of 2016 annual meeting of stockholders and proxy statement.
We will be providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to many of our stockholders a notice of availability instead of a paper copy of this proxy statement and our 2016 annual report. The notice of availability contains instructions on how to access those documents over the Internet. The notice of availability also contains instructions on how to receive a paper copy of our proxy materials, including the proxy statement, our 2016 annual report, and a form of proxy card or voting instruction card. All stockholders who do not receive an electronic notice of availability, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail. Use of this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials, something that is important to CSRA as part of our corporate responsibility program, and consistent with many of the customer missions we support.
Your vote is important. Regardless of whether you plan to participate in the annual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet or by telephone, written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend the virtual meeting.
Thank you for your ongoing support of, and continued interest in, CSRA.

Sincerely,

J. Michael Lawrie	Lawrence B. Prior III
Chairman of the Board of Directors	Director, President and Chief Executive Officer

Notice of 2016 Annual Meeting of Stockholders
Date:    August 9, 2016

Time:	10:00 a.m. Eastern Time

Place:	Meeting live via the Internet — please visit: www.virtualshareholdermeeting.com/CSRA
Items of Business:

1.	To elect the nominated directors listed in the proxy statement;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017;

3.	To approve, on an advisory basis, the compensation of our named executive officers;

4.	To approve, on an advisory basis, the frequency of holding future advisory votes on executive compensation;

5.	To approve the material terms of the performance goals under the CSRA Inc. 2015 Omnibus Incentive Plan; and

6.	To transact other business that may properly come before the annual meeting.
Adjournments and Postponements:
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.
Record Date:
Only stockholders of record as of the close of business on June 13, 2016 may participate and vote at the meeting.
Virtual Meeting Admission:
Stockholders of record as of the close of business on June 13, 2016 will be able to participate in the annual meeting by visiting www.virtualshareholdermeeting.com/CSRA. To participate in the annual meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. The annual meeting will begin promptly at 10:00 a.m., Eastern Time. Online check-in will begin at 9:45 a.m., Eastern Time, and you should allow ample time for the online check-in procedures.
Pre-Meeting Forum:
The online format for the annual meeting also allows us to communicate more effectively with you via a pre-meeting forum that you can access at www.theinvestornetwork.com/forum/CSRA. By visiting our pre-meeting forum, you can submit questions in advance of the annual meeting, and also access copies of our proxy statement and annual report.
Voting:
Your vote is important. Regardless of whether you plan to participate in the annual meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet or via a toll-free telephone number. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. Stockholders of record and beneficial owners will be able to vote their shares electronically at the annual meeting (other than shares held through the CSRA Inc. 401(k) Plan, which must be voted prior to the meeting). For specific instructions on how to vote your shares, please refer to the section About the Annual Meeting—How Do I Vote? beginning on page 7 of the proxy statement.
By order of the Board of Directors,

William J. Haynes II
Executive Vice President, General Counsel and Secretary

Important notice regarding the availability of proxy materials for the annual meeting to be held on August 9, 2016:
Our proxy statement and annual report are available at www.proxyvote.com
PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.

	Annual Meeting of Stockholders	Meeting Agenda
Date:	August 9, 2016
There are five proposals scheduled to be voted on at the annual meeting:
•    to elect the nominated directors listed in this proxy statement;
•    to ratify the appointment of Deloitte & Touche LLP as CSRA’s independent registered public accounting firm for the year ending March 31, 2017;
•    to approve, on a non-binding advisory basis, the compensation of our named executive officers;
•    to approve, on a non-binding advisory basis, the frequency of holding future non-binding advisory votes on executive compensation; and
•    to approve the material terms of the performance goals under the CSRA Inc. 2015 Omnibus Incentive Plan.

Time:	10:00 a.m. Eastern Time
Virtual Meeting Admission:
Stockholders of record as of the close of business on June 13, 2016 will be able to participate in the annual meeting by visiting www.virtualshareholdermeeting.com/CSRA. To participate in the annual meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.

Record Date:	June 13, 2016
Voting:
Stockholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting matters and vote recommendation

Management Proposals		Vote Recommendation
Proposal No. 1:	Election of each of the nominated directors listed in this proxy statement	FOR each nominee
Proposal No. 2:	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending March 31, 2017	FOR
Proposal No. 3:	Approval, in a non-binding advisory vote, of the compensation of our named executive officers	FOR
Proposal No. 4:	Approval, in a non-binding advisory vote, of the frequency of holding future non-binding advisory votes on executive compensation	EVERY YEAR
Proposal No. 5:	Approval of the material terms of the performance goals under the CSRA Inc. 2015 Omnibus Incentive Plan	FOR

Proposal 1: Election of each of the 10 nominated directors listed in this proxy statement
The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

Name	Age	Director Since	Independent	Committee Memberships
				AC	CC	NG	EC
Keith B. Alexander(1)	64	2015	No	M
Sanju K. Bansal	50	2015	Yes			M
Michèle A. Flournoy	55	2015	Yes			C
Mark A. Frantz	47	2015	Yes		M
Nancy Killefer(2)	62	2015	Yes				C
Craig Martin	66	2016	Yes		M	M
Sean O’Keefe	60	2015	Yes		C		M
Lawrence B. Prior III	60	2015	No				M
Michael E. Ventling	55	2015	Yes	M
Billie I. Williamson	63	2015	Yes	C			M

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
NG	Nominating/Corporate Governance Committee
EC	Executive Committee

(1) Pursuant to the transition rules of the New York Stock Exchange (NYSE) for newly listed companies, prior to November 2016, we will replace Mr. Alexander as a member of our Audit Committee with a director who meets the applicable independence requirements.

(2)
Nancy Killefer currently serves as the lead independent director; however, as previously announced, the current Chair of our Board and our Executive Committee, J. Michael Lawrie, informed the Board that he will not seek re-election and will resign from the Board at the end of his current term. The Board has elected Nancy Killefer as successor Chair of the Board and, by virtue of that position, Executive Committee, subject to her re-election as director at the annual meeting. Upon Nancy Killefer’s succession to the Chair of the Board, the position of lead independent director will no longer be required.

Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending March 31, 2017
We are asking stockholders to consider and to vote upon the ratification of the appointment of Deloitte & Touche LLP as CSRA’s independent registered public accounting firm for the fiscal year ending March 31, 2017. The members of our Audit Committee and our Board of Directors believe that the continued retention of Deloitte & Touche LLP to serve as CSRA’s independent registered public accounting firm is in the best interests of CSRA and its stockholders.
Proposal 3: Approval, in a non-binding advisory vote, of the compensation of our named executive officers
We are asking stockholders to approve, on a non-binding advisory basis, the compensation of our named executive officers. In evaluating this proposal, we recommend you review our Compensation Discussion and Analysis, which discusses the compensation policies and practices underlying our executive compensation program and how pay is aligned with our performance.

We believe our compensation design contributes directly to CSRA’s success by motivating and rewarding an exceptional management team and continuing to:

•	encourage a performance-based culture;

•	base short- and long-term incentive compensation on company-wide achievement and individual performance goals; and
•    align the interests of executives with those of our stockholders.

Proposal 4: Approval, in a non-binding advisory vote, of the frequency of holding future non-binding advisory votes on executive compensation
In accordance with Section 14A of the U.S. Securities Exchange Act of 1934, as amended (the Exchange Act), we are providing our stockholders the opportunity to recommend, on a non-binding advisory basis, the frequency of future advisory votes on executive compensation. In accordance with the Exchange Act, stockholders may recommend advisory votes on executive compensation every one, two or three years or they may abstain from a recommendation. We are asking stockholders to support an annual vote on executive compensation.

Our Board of Directors believes annual advisory votes will allow our Board to obtain information on stockholders’ views of the compensation of our named executive officers on a more consistent basis, and will provide our Board and Compensation Committee with frequent input from stockholders on our compensation programs.

When voting on this proposal, stockholders should understand that they are not voting “for” or “against” the recommendation of our Board to hold the non-binding advisory vote every year. Rather, stockholders will have the option to express a preference (including by abstaining) on whether our Board will seek future non-binding advisory votes on the compensation of our named executive officers every year, every two years, or every three years.
The option that receives the most votes from stockholders will be the frequency of the non-binding advisory vote on the compensation of our named executive officers that stockholders recommend. Although this advisory vote is not binding, our Board will review and consider the outcome of this vote when making its determination as to the frequency of future non-binding advisory stockholder votes on the compensation of our named executive officers.

Proposal 5: Approval of material terms of the performance goals under the CSRA Inc. 2015 Omnibus Incentive Plan
We are seeking stockholder approval of the material terms of the performance goals under which compensation may be paid under the CSRA Inc. 2015 Omnibus Incentive Plan. The material terms include:

•	the employees eligible to receive compensation;

•	a description of the business criteria on which the performance goals are based; and

•	the maximum amount of compensation that could be paid to any employee.

Stockholder approval of these material terms of the Incentive Plan is required to allow us to continue making awards that may be tax-deductible to us as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)).

APPENDIX A - INDEPENDENCE STANDARDS	A-1
APPENDIX B - 2015 OMNIBUS INCENTIVE PLAN	B-1

PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
A.  ABOUT THE ANNUAL MEETING
We are providing these proxy materials in connection with the 2016 Annual Meeting of Stockholders (Annual Meeting) of CSRA Inc. (which we refer to as “CSRA” or the “Company” and sometimes with the pronouns “we,” “us” and “our”). The Notice of Internet Availability of Proxy Materials (the Notice), this proxy statement, any accompanying proxy card or voting instruction card and our 2016 Annual Report on Form 10-K (the Annual Report), were first made available to stockholders on or about June 24, 2016. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting. Please read it carefully.

We are delivering proxy materials for the Annual Meeting under the “notice and access” rules of the United States Securities and Exchange Commission (the SEC). These rules permit us to furnish proxy materials, including this proxy statement and our 2016 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders received the Notice, which provides instructions on how you may access and review all of the proxy materials on the Internet. The Notice also instructs you how you may submit your proxy via the Internet.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	Who is soliciting my vote?

The Board of Directors of CSRA (the Board) is soliciting your vote at the 2016 Annual Meeting.

2.	When will the meeting take place?

The Annual Meeting will take place online on Tuesday, August 9, 2016 at 10:00 a.m., Eastern Time.

3.	What is the pre-meeting forum and how can I access it?

The online format for the annual meeting will allow us to communicate more effectively with you via a pre-meeting forum that you can access at www.theinvestornetwork.com/forum/CSRA.

By visiting our pre-meeting forum, you can submit questions in advance of the annual meeting, and also access copies of this proxy statement and Annual Report.

4.	What is the purpose of the Annual Meeting?

There are five proposals scheduled to be voted on at the Annual Meeting:

•	to elect the nominated directors listed in this proxy statement;

•	to ratify the appointment of Deloitte & Touche LLP as CSRA’s independent registered public accounting firm for the fiscal year ending March 31, 2017;

•	to approve, on a non-binding advisory basis, the compensation of our named executive officers; and

•	to approve, on a non-binding advisory basis, the frequency of holding future non-binding advisory votes on executive compensation; and

•	to approve the material terms of the performance goals under the CSRA Inc. 2015 Omnibus Incentive Plan.

5.	What are the Board of Directors’ recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth below together with the description of each item in this proxy statement. In summary, the Board recommends a vote as follows:

Proposal No. 1	FOR the election of each of the nominated directors listed in this proxy statement;
Proposal No. 2	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017;
Proposal No. 3	FOR the approval, in a non-binding advisory vote, of the compensation of our named executive officers;
Proposal No. 4	“EVERY YEAR” for the frequency of holding future non-binding advisory votes on executive compensation; and
Proposal No. 5	FOR the approval of the material terms of the performance goals under the CSRA Inc. 2015 Omnibus Incentive Plan.

At the date this proxy statement went to press, the Board had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the Annual Meeting. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the proxy holders will vote on such matters as recommended by the Board or, if no recommendation is given, at their own discretion in the best interests of CSRA.

6.	What is the record date and what does it mean?

The Board set June 13, 2016 as the record date for the Annual Meeting (the Record Date). All stockholders who owned CSRA common stock at the close of business on that date are entitled to: (a) receive notice of the Annual Meeting, and (b) vote at the Annual Meeting and any postponements or adjournments of the Annual Meeting. No stockholders becoming owners of record after the Record Date will be entitled to vote at the Annual Meeting or any postponements or adjournments of the Annual Meeting.

7.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials?

Under the “notice and access” rules of the SEC, we are permitted to furnish proxy materials, including this proxy statement and our 2016 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you how you may vote your shares on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or electronically will remain in effect until you revoke it.

8.	Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote. For additional information, see “How Do I Vote?” below.

9.	Why did I not receive a Notice in the mail regarding the Internet availability of proxy materials?

If you previously elected to access our or CSC’s proxy materials over the Internet, you will not receive a Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Additionally, if you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate all such paper mailings in the future by electing to receive an email that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. Please visit www.proxyvote.com to request complete electronic delivery. Enrollment for electronic delivery is effective until cancelled.

10.	How many votes do I have?

You will have one vote for each share of our common stock you owned at the close of business on the record date, provided those shares are either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

11.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and the Notice or these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to submit proxies electronically or by telephone or to vote at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting on the Internet or by telephone.

12.	How many votes must be present to hold the Annual Meeting?

For each matter presented, stockholders entitled to cast a majority of the votes that all stockholders are entitled to cast on that matter must be represented at the meeting, either by proxy or by attending the virtual meeting. This is called a “quorum.” Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

As of the record date there were 163,423,631 shares of CSRA common stock outstanding.

13.	How many votes are required to elect directors and adopt the other proposals?

Proposal 1 – Election of each of the 10 nominated directors listed in this proxy statement.
Directors are elected by a majority vote in uncontested elections. Therefore, each director nominee must receive a majority of the votes cast with respect to such nominee at the Annual Meeting (the number of “FOR” votes must exceed the number of “AGAINST” votes). Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” any nominee; therefore, they will have no effect on the outcome of the vote on this proposal. In accordance with CSRA’s Corporate Governance Guidelines, if an incumbent director nominee fails to receive the requisite number of votes, such director nominee shall promptly tender his or her resignation for consideration by the Nominating/Corporate Governance Committee, which will not become effective unless and until such resignation is accepted by the Board. Within 30 days following the certification of the stockholder vote in an uncontested election, the Nominating/Corporate Governance Committee will make a recommendation to the Board as to the treatment of any director who did not receive a majority vote, including whether to accept or reject any tendered resignation. The Board will make a final determination within 90 days following the certification of the election results, and publicly disclose its decision and rationale.

Proposal 2 – Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017.
This proposal requires an affirmative “FOR” vote of a majority of the votes cast (i.e., of the votes “FOR” or “AGAINST”) to be approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.

Proposal 3 – Non-binding advisory vote to approve named executive officer compensation.
This proposal, which is non-binding, requires an affirmative “FOR” vote of a majority of the votes cast (i.e., of the votes “FOR” or “AGAINST”) to be approved. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.

Proposal 4 – Non-binding advisory vote on the frequency of holding future non-binding advisory votes on executive compensation.
For this proposal, which is non-binding, you may choose to express a preference for holding future advisory votes on executive compensation every year, every two years or every three years. Abstentions and, if applicable, broker non-votes will not be counted as expressing any preference. The frequency option that receives the most affirmative votes of all the votes cast on Proposal 4 is the option that will be deemed the recommendation of the stockholders.
Proposal 5 – Approval of material terms of the performance goals under the CSRA Inc. 2015 Omnibus Incentive Plan
This proposal requires an affirmative “FOR” vote of a majority of the votes cast (i.e., of the votes “FOR” or “AGAINST”) to be approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.

14.	What if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board; or

•	return a signed proxy card but do not indicate how you wish to vote, then your shares will be voted in accordance with the recommendations of the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, the shares will be voted in accordance with your instructions.

Beneficial Owners. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner, and instructions are not given. Broker non-votes are considered present at the Annual Meeting, but not as voting on a matter. Thus, broker non-votes are counted as present for purposes of determining the existence of a quorum, but are not counted for purposes of determining whether a matter has been approved. Thus, broker non-votes will not affect the outcome of the election of directors, and the approval of CSRA’s executive compensation, both of which are non-routine proposals.

If you provide instructions, your broker will vote your street name shares at the Annual Meeting with respect to (1) the election of directors and (2) approval of CSRA’s executive compensation. Therefore, you should instruct your broker how to vote. If you do not provide your broker with instructions, under the rules of the NYSE, your broker will not be authorized to vote your street name shares with respect to any proposal other than the ratification of the independent registered public accounting firm.

Participants in the CSRA 401(k) Plan

If you participate in the CSRA 401(k) Plan, you will receive a voting instruction form for all shares you may vote under the plan. Under the terms of the CSRA 401(k) Plan, the CSRA 401(k) Plan trustee votes all shares held in the CSRA Stock Fund, but each participant in the CSRA 401(k) Plan may direct the trustee how to vote the shares of CSRA common stock allocated to his or her account. The CSRA 401(k) Plan trustee will vote all unallocated shares of common stock held by the CSRA 401(k) Plan and all allocated shares for which no timely voting instructions are received in the same proportion as shares for which it has received valid voting instructions. The deadline for returning your voting instructions to the CSRA 401(k) Plan trustee is 11:59 p.m. Eastern Time on August 4, 2016.

Confidentiality of voting instructions. Your voting instructions to the CSRA 401(k) Plan trustee will be confidential. In no event will your voting instructions be reported to CSRA.

15.	Can I change my vote after I voted?

Yes. Even if you voted by telephone or on the Internet or if you requested paper proxy materials and signed the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to the Corporate Secretary of CSRA, specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or timely delivery of a valid, later-dated proxy or by participating in the annual meeting and voting your shares electronically during the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a legal proxy from your broker, bank or nominee.

16.	What does it mean if I receive more than one Notice, proxy or voting instruction card?

It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy cards and voting instruction cards you receive.

17.	Are there other matters to be acted upon at the meeting?

CSRA does not know of any matter to be presented at the Annual Meeting other than those described in this proxy statement. If, however, other matters are properly presented for action at the Annual Meeting, the proxy holders named in the proxy will have the discretion to vote on such matters in accordance with their best judgment.

18.	Who is paying for the solicitation of proxies?

CSRA is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Our officers and employees may, without any compensation other than the compensation they receive in their capacities as officers and employees, solicit proxies personally or by telephone, facsimile, email or further mailings. We will, upon request, reimburse brokerage firms and others for their reasonable expense in forwarding proxy materials to beneficial owners of CSRA common stock. We have engaged the services of Morrow & Co. with respect to proxy soliciting matters at an expected cost of approximately $8,500, not including incidental expenses.

19.	What if I have any questions about voting, electronic delivery or Internet voting?

Questions regarding voting, electronic delivery or Internet voting should be directed to Investor Relations at 1.703.641.2267, or by emailing to: Investors@CSRA.com, or by writing to:

CSRA
Investor Relations
3170 Fairview Park Drive
Falls Church, Virginia 22042

7

HOW DO I VOTE?

Your vote is important. You may vote on the Internet, by telephone, by mail or at the virtual meeting, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a 16-digit control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your Notice, proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on August 8, 2016.

Vote on the Internet

If you have Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

Vote by Mail

If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Broadridge Financial Solutions, Inc. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to CSRA, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for mailing if you decide to vote by mail.

Voting at the Virtual Meeting

We are excited that our Annual Meeting will be a virtual meeting of stockholders using cutting edge technology, conducted via live webcast. All stockholders of record on June 13, 2016 are invited to attend and participate at the meeting. We believe that a virtual meeting will provide expanded stockholder access and participation, improved communications and, over time, cost savings for our stockholders and our company.

To attend the meeting and submit your questions during the meeting, please visit www.virtualshareholdermeeting.com/CSRA. To participate in the annual meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.

The shares voted electronically, by telephone or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

B.  PROPOSALS
PROPOSAL 1: Election of each of the 10 nominated directors listed in this proxy statement
Our Board has nominated 10 persons for election as directors at the 2016 Annual Meeting to hold office until the 2017 Annual Meeting or until their successors have been elected and qualified. Under our Amended and Restated Bylaws (Bylaws), directors must retire by the close of the first annual meeting of stockholders held after they reach age 72, unless the Board, upon the recommendation of the Nominating/Corporate Governance Committee, determines that it is in the best interests of CSRA and its stockholders for the director to continue to serve until the close of a subsequent annual meeting.
Directors are elected by a majority vote in uncontested elections; therefore, each director nominee must receive a majority of the votes cast with respect to such nominee at the Annual Meeting (the number of “FOR” votes must exceed the number of “AGAINST” votes). In accordance with CSRA’s Corporate Governance Guidelines, if an incumbent director nominee fails to receive the requisite number of votes, such director nominee will promptly tender his or her resignation for consideration by the Nominating/Corporate Governance Committee, which will not become effective unless and until such resignation is accepted by the Board. Within 30 days following the certification of the stockholder vote in an uncontested election, the Nominating/Corporate Governance Committee will make a recommendation to the Board as to the treatment of any director who did not receive a majority vote, including whether to accept or reject any tendered resignation. The Board will make a final determination within 90 days following the certification of the election results, and publicly disclose its decision and rationale.
It is intended that the accompanying proxy, if executed and returned with no voting instructions indicated, will be voted for the election to the Board of the 10 director nominees in this proxy statement.
Director Nomination Process

The Nominating/Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought for Board members in the context of our business and then-current membership on the Board. This assessment of Board skills, experience, and background includes numerous diverse factors including independence, experience, age and gender and ethnic diversity. In addition, the Board believes that current and potential directors collectively should possess the following mix of skills and attributes:

• Professional and personal ethics and values	• Financial literacy and expertise
• Senior level management or operations experience	• Experience in areas of CSRA’s business
• Government and public policy experience	• Independence
• Public company governance experience

In evaluating potential director nominees, the Nominating/Corporate Governance Committee considers each of these attributes. The Committee then considers the contribution they would make to the quality of the Board’s decision making and effectiveness.

The Nominating/Corporate Governance Committee will also consider potential director candidates recommended by stockholders as described under “Business for 2017 Annual Meeting” at the end of this proxy statement. The Committee has retained from time to time third-party search firms to identify qualified director candidates.

2016 Director Nominees

Each of the nominees has a strong reputation and experience in areas relevant to the strategy and operations of CSRA’s businesses. Each of the nominees holds or has held senior executive positions in large, complex organizations or has relevant operating experience. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, thought leadership, executive management and leadership development. Many of our directors also have experience serving on boards of directors and board committees of other public companies.

The Board also believes that each of the nominees has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards, sound judgment, analytical skills, the ability to engage management and each other in a constructive and collaborative fashion, diversity of origin, background, experience and thought, and the commitment to devote significant time and energy to service on the Board and its committees.

As we have previously announced, the current Chair of our Board, J. Michael Lawrie, informed the Board that he will not seek re-election and will resign from the Board at the end of his current term. The Board determined not to nominate a successor director to replace Mr. Lawrie and reduced the size of the Board to 10 members. Also, as we have previously announced, the Board elected Nancy Killefer as successor Chair of the Board and, by virtue of that position, Chair of the Executive Committee, subject to her re-election as director at the annual meeting.

The biographies of each of the nominees below contains information as of the date of this proxy statement regarding the person’s service that led to the conclusion that such person should serve as one of our directors.

Nancy Killefer Age: 62 Director Since: 2015
Lead Independent Director
Chairman (succeeding J. Michael Lawrie, and subject to re-election as director at the annual meeting)
CSRA Committees:
•    Chair of Executive Committee (succeeding J. Michael Lawrie, and subject to re-election as director at the annual meeting)

Ms. Killefer has served as Lead Independent Director of CSRA’s Board since consummation of the Spin-Off in November 2015. On June 20, 2016, Ms. Killefer was elected as Chair of CSRA’s Board, effective upon her re-election as director at the annual meeting. Ms. Killefer is Director Emeritus at McKinsey & Company, Inc., a global management consulting firm. She joined McKinsey in 1979. From 1997 to 1999, Ms. Killefer served as Assistant Secretary for Management and Chief Financial Officer to the U.S. Department of Treasury. She rejoined McKinsey in 1999 and served as Director from December 1999 to August 2013. Ms. Killefer serves as a Director of the Advisory Board Company, Avon Products Inc. and Cardinal Health, Inc. She also serves as Vice Chair on the Defense Business Board and is a member of the MyVA Advisory Committee.

Ms. Killefer’s senior level management experience (as a partner at a global consulting firm), public company governance experience (as a director of other public companies), and government and public policy experience (as former chief financial officer of the U.S. Department of Treasury) provide crucial leadership and public sector expertise that are vital to us as a major provider of information technology services to the public sector.

Lawrence B. Prior III Age: 60 Director Since: 2015	CSRA Committees: • Executive

Mr. Prior serves as our President and Chief Executive Officer, as well as a member of our Board. Mr. Prior was appointed Executive Vice President and General Manager, North American Public Sector in December 2014. Mr. Prior joined CSC in May 2013 as Vice President and General Manager, North American Public Sector. Mr. Prior served as Executive Vice President of BAE Systems, Inc., a global defense, security and aerospace company, from July 2010 to January 2013. He served as President and COO of Mantech International Corporation, a leading provider of technology services to the U.S. government, from July 2009 to July 2010.

As a senior executive with more than 30 years of public and private sector experience, Mr. Prior’s executive leadership experience and extensive background in areas key to our business, including intelligence, security, technology and defense, are extremely valuable to our Board. In addition, our Board believes that having our President and Chief Executive Officer serve on our Board fosters direct and open communication between the Board and management regarding the Board’s priorities, on the one hand, and management’s perspectives on the other.

Keith B. Alexander Age: 64 Director Since: 2015	CSRA Committees: • Audit

Mr. Alexander (General, USArmy, Ret.) has served as a member of our Board since consummation of the Spin-Off in November 2015. Gen. Alexander is founder and CEO of IronNet Cybersecurity. Gen. Alexander served as Commander of U.S. Cyber Command from 2010 to 2014 and was Director of the National Security Agency and Chief of the Central Security Service from 2005 to 2014. He also served as a Deputy Chief of Staff for Intelligence, Department of the Army; Commanding General of the U.S. Army Intelligence and Security Command; Director of Intelligence for United States Central Command; and Deputy Director for Requirements, Capabilities, Assessments and Doctrine for the Joint Chiefs of Staff.

Gen. Alexander’s extensive government and leadership experience and his unique expertise on cybersecurity issues are critical to us as a major provider of information technology services to the public sector.

Sanju K. Bansal Age: 50 Director Since: 2015	CSRA Committees: • Nominating/Corporate Governance

Mr. Bansal has served as a member of our Board since consummation of the Spin-Off in November 2015. Mr. Bansal has served as Chief Executive Officer of Hunch Analytics, LLC, a data analytics company, since 2013. Prior to founding Hunch Analytics, Mr. Bansal served in various executive leadership positions with MicroStrategy Incorporated, a worldwide provider of business intelligence software. He held the positions of Executive Vice President from 1993 to 2013 and Chief Operating Officer from 1994 to 2012, and served as a member of MicroStrategy’s board of directors from 1997 to 2013. Mr. Bansal served as Vice Chairman of the MicroStrategy board of directors from November 2000 to November 2013. Mr. Bansal was a consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. Mr. Bansal is currently a director of Cvent, Inc. and The Advisory Board Company, which are listed on the New York Stock Exchange and NASDAQ, respectively.

Mr. Bansal’s strong and deep background in consulting and information and systems technology, his leadership experience as a senior executive of a public company, his many years of corporate governance experience as a member of a public company boards of directors and his extensive knowledge of relevant technologies are extremely valuable to our Board.

Michèle A. Flournoy Age: 55 Director Since: 2015	CSRA Committees: • Nominating/Corporate Governance (Chair)

Ms. Flournoy has served as a member of our Board since consummation of the Spin-Off in November 2015. In 2014, Ms. Flournoy co-founded and became the Chief Executive Officer of the Center for a New American Security. Ms. Flournoy served as the Under Secretary of Defense for Policy from 2009 to 2012 and served as President of the Center for a New American Security from 2007 to 2009. Previously, she was senior adviser at the Center for Strategic and International Studies and, prior to that, a distinguished research professor at the Institute for National Strategic Studies at the National Defense University. She also served as Principal Deputy Assistant Secretary of Defense for Strategy and Threat Reduction and Deputy Assistant Secretary of Defense for Strategy. Ms. Flournoy is a member of the President’s Intelligence Advisory Board, the Defense Policy Board, the Director of the Central Intelligence Agency’s External Advisory Board, the Council on Foreign Relations, the Aspen Strategy Group, and is a Senior Fellow at Harvard’s Belfer Center for Science and International Affairs. She serves on the boards of The MITRE Corporation, Amida Technology Solutions, The Mission Continues, and CARE, and is a Senior Advisor at the Boston Consulting Group and the Managing Partner of AVA Partners. Previously, Ms. Flournoy served on the board of directors of Rolls Royce North America, Inc.

Ms. Flournoy’s long and distinguished government and public policy experience and her unique expertise relating to defense and intelligence matters provide critical experience to us as a major provider of services to the defense and intelligence agencies.

Mark A. Frantz Age: 47 Director Since: 2015	CSRA Committees: • Compensation
Mr. Frantz has served as a member of our Board since consummation of the Spin-Off in November 2015. Mr. Frantz is the co-founder of BlueDelta Capital Partners, a growth capital firm focused on the U.S. federal government technology marketplace. He served as the Managing General Partner of In-Q-Tel, the strategic venture capital affiliate of the U.S. Intelligence Community, in 2006, and was a Partner at RedShift Ventures from 2006 to 2009. Mr. Frantz served as a Principal with Carlyle Venture Partners from 2000 to 2006 and as the Associate to the Senior Chairman at Alex. Brown from 1997 to 2000. He acted as the economic and technology policy advisor to Pennsylvania Governor Tom Ridge from 1993 to 1997 and was the Associate Director of the White House Office of Intergovernmental Affairs under President George H. W. Bush from 1990 to 1993. Mr. Frantz currently serves on the board of directors or advisory boards for numerous privately-held growth companies and non-profit organizations.

Mr. Frantz’s deep investment and management experience in the U.S. federal government technology sector as co-founder of BlueDelta Capital Partners, his governance experience as a director of numerous privately-held growth companies and his governmental and public policy experience provide crucial perspectives to our Board.

Craig Martin Age: 66 Director Since: 2016	CSRA Committees: • Compensation • Nominating/Corporate Governance

Serving much of his career in leadership with Jacobs Engineering, Inc., Mr. Martin retired as a Senior Advisor in December 2015. Joining Jacobs in 1994, Mr. Martin served in various senior and executive positions, including as President, Chief Executive Officer, and member of the Board between 2006 and 2014. Mr. Martin has over 30 years of experience in the technical professional services business, including work in various roles at CRSS and Martin K. Eby Construction Co. Mr. Martin currently serves on the board of directors for Hill International Inc.

Mr. Martin’s significant experience in our business areas provides valuable perspective to us as a major provider of information technology services. Mr. Martin’s experience as CEO of a publicly listed company provides important experience to our Board.

Sean O’Keefe Age: 60 Director Since: 2015	CSRA Committees: • Compensation (Chair) • Executive

Mr. O’Keefe has served as a member of our Board since consummation of the Spin-Off in November 2015. He is a professor at the Maxwell School of Citizenship and Public Affairs at Syracuse University, Chancellor Emeritus of Louisiana State University, and Director and Chairman of the Audit Committee of Battelle Memorial Institute, a non-profit research and development organization. Mr. O’Keefe served as Chairman and CEO of Airbus Group, Inc., a global corporate, aerospace, defense and space enterprise, from 2009 to 2014. He also served as Vice President of Washington Operations of General Electric from 2008 to 2009. Mr. O’Keefe has substantial government and public policy experience and served as the 10th Administrator of the National Aeronautics and Space Administration; Deputy Assistant to President George W. Bush and Deputy Director of the Office of Management and Budget. During the administration of President George H. W. Bush, Mr. O’Keefe served as Secretary of the Navy, and Comptroller and Chief Financial Officer of the Department of Defense. He also served as a director for various public companies, including for DuPont from 2005 to 2008.

Mr. O’Keefe’s strong leadership ability, extensive financial background and long and distinguished management experience in the private and public sectors provide extremely valuable perspectives and expertise to our Board.

Michael E. Ventling Age: 55 Director Since: 2015	CSRA Committees: • Audit

Mr. Ventling has served as a member of our Board since consummation of the Spin-Off in November 2015. Mr. Ventling is the former Global Chief Financial Officer of Ernst & Young, serving from July 2010 through December 2014. He was previously Managing Partner of the North Central Area of Ernst & Young beginning in July 2006. Mr. Ventling also previously served as Ernst & Young’s Global Vice Chair for Quality and Risk Management Implementation. He previously served as Member of Ernst & Young’s Global Management Committee, Global Practice Council, and its U.S. and Americas Area Executive Boards.

Mr. Ventling’s financial and leadership experience at Ernst & Young provide valuable financial, management and accounting expertise to our Board.

Billie I. Williamson Age: 63 Director Since: 2015	CSRA Committees: • Audit (Chair) • Executive

Ms. Williamson has served as a member of our Board since November 15, 2015. Ms. Williamson served as a senior assurance partner with Ernst & Young LLP from 1998 until 2011. While at Ernst & Young LLP, she served on the Americas Executive Board from 2006 to 2008, on the U.S. Executive Board from 2008 to 2011, and as its Americas Inclusiveness Officer. Ms. Williamson previously served as the CFO of AMX Corp. from 1993 to 1996 and as Senior Vice President, Finance of Marriott International, Inc. from 1996 to 1998. She began her career as an auditor with Ernst & Young LLP in 1974 and became a partner in 1984, serving in that capacity until 1993. Ms. Williamson is currently a director of Energy Future Holdings Corporation, Janus Capital Group Inc. and Pentair plc. She previously served on the board of Annie’s, Inc. from 2012 until it was sold in 2014, and on the board of Exelis, Inc. from 2012 until it was sold in 2015.

Ms. Williamson has over three decades of experience auditing public companies as an employee and partner of Ernst & Young LLP. Our Board believes Ms. Williamson’s significant expertise in financial reporting and audit process and her corporate oversight, financial reporting and controls experience as a member of several boards of directors and audit and financial committees provide valuable expertise to our Board.

The Board of Directors recommends that you vote FOR the election of each of these nominees for director.

PROPOSAL 2: Ratification of the appointment of Deloitte & Touche LLP as CSRA’s independent registered public accounting firm for the year ending March 31, 2017

The Audit Committee has selected Deloitte & Touche LLP as CSRA’s independent registered public accounting firm for the fiscal year ending March 31, 2017, and the Board asks stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise CSRA’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Deloitte & Touche LLP for ratification by stockholders as a matter of good corporate practice. The Board considers the selection of Deloitte & Touche LLP as CSRA’s independent registered public accounting firm for the fiscal year ending March 31, 2017 to be in the best interests of CSRA and its stockholders. A representative from Deloitte & Touche LLP will attend the meeting and will have the opportunity to make a statement and respond to appropriate questions.
The affirmative vote of holders of a majority of the shares of common stock cast at the meeting is required to approve the ratification of the selection of Deloitte & Touche LLP as CSRA’s independent auditor for the current fiscal year. If a majority of stockholders does not ratify the selection of Deloitte & Touche LLP, the Audit Committee will consider the result a recommendation to consider the selection of a different firm.
Vote Required

A majority of the votes cast at the Annual Meeting is necessary for the approval of this proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending March 31, 2017.
Fees
This table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of CSRA’s annual financial statements for the fiscal year ended April 1, 2016, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

FY2016
Audit fees[1]..............................................	$3,267,750
Audit related fees ...................................	-
Tax fees[2].................................................	40,000
All other fees[3].........................................	1,408,660
Total	$4,716,410

1.
Audit fees include professional services rendered for the audit of the annual consolidated and combined financial statements and review of quarterly combined condensed financial statements. Audit fees also include services that are normally provided by the accountant in connection with other regulatory filings.

2.	Tax fees comprise permissible review and consultative tax services.

3.	All other fees relate to contract procurement advisory services.

Pre-Approval Policy

The Audit Committee pre-approves all audit, audit-related, tax and all other services to be provided by the independent auditors. The Committee has delegated to its Chairman the authority to pre-approve certain services to be provided by the independent auditors. The Chairman reports each such pre-approval decision to the full Audit Committee at its next scheduled meeting.

PROPOSAL 3: Non-binding advisory vote to approve named executive officer compensation

We believe that the information provided in this proxy statement demonstrates that our compensation policies and practices are aligned with our stockholders’ interests and reward our named executive officers for performance. We are therefore asking our stockholders to approve the following advisory resolution at the 2016 Annual Meeting:

RESOLVED, that the stockholders of CSRA Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the CSRA Inc. 2016 definitive proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the accompanying footnotes and narratives.

The vote on the compensation of our named executive officers as disclosed in this proxy statement is advisory, and therefore not binding on CSRA, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The affirmative vote of a majority of votes cast is required to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Board of Directors recommends a vote, on a non-binding advisory basis, FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 4: Non-binding advisory vote on the frequency of holding future non-binding advisory votes on executive compensation

As required by the Dodd–Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and related SEC rules, we are asking our stockholders to vote, on a non-binding, advisory basis, for their preference regarding the frequency of future non-binding advisory votes on the compensation of our named executive officers. Specifically, stockholders may vote on whether the non-binding advisory vote on the compensation of our named executive officers should occur every year, every two years or every three years.
The Board has given consideration to the preferred frequency of the non-binding advisory vote on the compensation of our named executive officers. After considering the benefits and consequences of available options, the Board recommends that stockholders vote in favor of holding the non-binding advisory vote on the compensation of our named executive officers every year. An annual non-binding advisory vote would provide the Board with timely feedback from our stockholders on this important matter.
When voting on this proposal, stockholders should understand that they are not voting “for” or “against” the recommendation of the Board to hold the non-binding advisory vote every year. Rather, stockholders will have the option to express a preference (including by abstaining) on whether the Board should seek future non-binding advisory votes on the compensation of our named executive officers every year, every two years or every three years.
The option that receives the most votes from stockholders will be the frequency of the non-binding advisory vote on the compensation of our named executive officers. Although this advisory vote is not binding, the Board will review and consider the outcome of this vote when making its determination as to the frequency of future non-binding advisory stockholder votes on the compensation of our named executive officers.
The Board of Directors recommends a vote, on a non-binding advisory basis, for the option of EVERY YEAR as the preferred frequency
of future non-binding advisory votes on executive compensation.

PROPOSAL 5: Approval of the material terms of the performance goals under the CSRA Inc. 2015 Omnibus Incentive Plan

In November 2015, prior to our separation from CSC (the Separation), we established the CSRA Inc. 2015 Omnibus Incentive Plan (the Incentive Plan). Our sole stockholder at the time, CSC, approved the Incentive Plan on November 25, 2015.

We are not now amending or modifying the Incentive Plan. However, we are seeking stockholder approval of the material terms of the performance goals under which compensation may be be paid under the Incentive Plan. The material terms include:

•	the employees eligible to receive compensation;

•	a description of the business criteria on which the performance goals are based; and

•	the maximum amount of compensation that could be paid to any employee.

Stockholder approval of these material terms of the performance goals under the Incentive Plan is one of the requirements that must be met for us to continue to make awards that may be tax-deductible to us as performance-based compensation under Section 162(m).

This proposal to approve these material terms of the performance goals under the Incentive Plan requires an affirmative “FOR” vote of a majority of the votes cast (i.e., of the votes “FOR” or “AGAINST”) to be approved. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.

The following summary is qualified in its entirety by reference to the Incentive Plan, which is attached to this proxy statement as Appendix B.

The Board of Directors recommends that you vote FOR
approval of the material terms of the performance goals
under the 2015 Omnibus Incentive Plan.

Summary of the Incentive Plan

Eligibility

All employees of CSRA and its subsidiaries are eligible for awards under the Incentive Plan. As of April 1, 2016, there were approximately 18,000 employees eligible to participate in the Incentive Plan.

Administration

The Incentive Plan is administered by our Compensation Committee, except as otherwise provided with respect to actions or determinations by the Board.

Types of Awards

Options to purchase shares of common stock, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs) and cash awards may be granted under the Incentive Plan. Awards may be structured as performance awards subject to the attainment of one or more performance goals. Performance awards may be in the form of performance-based RSUs or PSUs, restricted stock, options, SARs or cash awards.

The per share exercise price of an option or SAR cannot be less than the fair market value per share of the common stock on the date of grant. Options and SARs must have fixed terms no longer than 10 years. Options may be granted as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (Internal Revenue Code) or nonqualified stock options. Options may not include provisions that “reload” the option upon exercise.

Repricing and Exchanges

Repricing of options and SARs and the cancellation of options and SARs in exchange for cash or other awards or options or SARs having a lower exercise price is prohibited under the Incentive Plan without approval of our stockholders.

Vesting Limitations

Any restricted stock, RSU, option or SAR that is not a performance award generally must have a minimum vesting period of three years. Any performance award generally must have a performance period of not less than three years. Earlier vesting of awards may occur in the events of death, disability, change in control, retirement, involuntary termination without cause or voluntary termination for good reason and to the extent provided for in an employee’s employment agreement that was effective prior to the effective date of the Incentive Plan. Vesting of options, SARs, restricted stock, RSUs, and PSUs may occur incrementally over the three-year restricted period or three-year performance period, as applicable. However, we may issue up to 505,000 shares that are not subject to the minimum restricted period or performance period.

Shares Reserved

The Incentive Plan currently provides that the number of shares of common stock as to which awards may be granted is (1) 10,100,000 shares, plus (2) the number of shares subject to converted awards previously granted to current and former employees of CSC prior to the Separation (Spinoff Awards) and converted stock options previously granted to former employees of SRA International, Inc. (SRA) prior to our merger with SRA (SRA Rollover Options). This is referred to as the “Maximum Share Limit.” Under the terms of the Incentive Plan, excluding Spinoff Awards and SRA Rollover Options, no more than 10,100,000 shares may be used for options and SARs (the Option/SAR Limit) and no more than 5,050,000 shares may be used for awards other than options and stock appreciation rights (the Full Value Award Limit).

Each option and SAR granted under the Incentive Plan (again excluding Spinoff Awards and SRA Rollover Options) reduces each of the Maximum Share Limit and the Option/SAR Limit by one share and the Full Value Award Limit by one-half share; and each award other than an option or SAR granted reduces each of the Maximum Share Limit and the Options/SAR Limit by two shares and the Full Value Award Limit by one share. Awards that by their terms may only be settled in cash do not reduce the maximum share limit under the Incentive Plan.

If an award (other than a Spinoff Award or SRA Rollover Option) expires or is terminated, cancelled or forfeited, the shares of common stock associated with the expired, terminated, cancelled or forfeited award will again be available for awards under the Incentive Plan. In the case of an award other than an option or SAR that expires, terminates, is cancelled or is forfeited, the Maximum Share Limit and the Option/SAR Limit will each be increased by two shares of common stock, and the Full Value Award Limit will be increased by one share of common stock for each such award that is not an option or SAR. In the case of an option or SAR that expires, terminates, is cancelled or is forfeited, the Maximum Share Limit and Option/SAR Limit will each be increased by one share of common stock and the Full Value Award Limit will be increased by one-half share for each such option or SAR. However, the following shares of common stock will not become available again for issuance under the Incentive Plan:

•	shares of common stock that are tendered by a participant or withheld as full or partial payment of minimum withholding taxes or as payment for the exercise price of an award;

•
shares of common stock reserved for issuance upon grant of an SAR, to the extent the number of reserved shares of common stock exceeds the number of shares of common stock actually issued upon exercise or settlement of such SAR; and

•	shares of common stock subject to a Spinoff Award or SRA Rollover Option.

If cash is issued in lieu of shares of common stock pursuant to an award, the shares will not become available for issuance under the Incentive Plan.

Award Limits

Under the Incentive Plan, no employee may be granted, in any fiscal year period: options or SARs that are exercisable for more than 1,000,000 shares of common stock; stock awards covering more than 1,000,000 shares of common stock; or cash awards or RSUs that may be settled solely in cash having a value greater than $10,000,000.

Adjustments

The Incentive Plan provides for appropriate adjustments in the number of shares of common stock subject to awards and available for future awards, the exercise price or other price of outstanding awards, as well as the maximum award limits under the Incentive Plan, in the event of changes in our outstanding common stock by reason of a merger, stock split, reorganization, recapitalization or similar events.

Award Agreements

Each award granted under the Incentive Plan will be evidenced by an agreement that contains additional terms and conditions not inconsistent with the Incentive Plan as may be determined by the Compensation Committee in its sole discretion. These terms and conditions may include, among other things, the date of grant, the number of shares covered by the award or the cash amount of the award, the purchase or exercise price per share, the treatment upon a termination of employment of a participant, the means of payment for the shares, the purchase or exercise period and the terms and conditions of purchase or exercise, if applicable. No awards will provide any right to continued employment.

Dividends

The Compensation Committee may include provisions in stock awards for the payment or crediting of dividends or dividend equivalents upon vesting of the award. No dividends or dividend equivalents will be paid on unvested stock, RSU or PSU awards prior to vesting, and no dividends or dividend equivalents will be paid on options or SARs.

Performance Awards

Any award available under the Incentive Plan may be structured as a performance award. Performance awards not intended to qualify as qualified performance-based compensation under Section 162(m) will be based on achievement of goals and will be subject to terms, conditions and restrictions as the Compensation Committee determines.

Performance awards granted under the Incentive Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) will be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective performance goals established by the Compensation Committee. One or more of these goals may apply to the employee, one or more of our business units, divisions or sectors, or our entire company, and if so desired by the Compensation Committee, by comparison with a peer group of companies including by direct reference to peers, by reference to an index, or by a similar mechanism. Performance awards may be based on any one or more of the following measures:

• contract awards • revenue • overhead • operating income margin • earnings per share • book value per share • return on stockholders’ equity • stock price • return on assets • backlog
• sales
• other expense management
• earnings (including net earnings, EBT, EBIT and EBITDA)
• cash flow
• improvement in capital structure
• return on investment
• total contract value
• total stockholder return
• client satisfaction • market share • days’ sales outstanding • operating income • earnings margin • working capital • credit rating • cash flow return on investment • economic profit • annual contract value

The Compensation Committee may provide in any particular performance award agreement that any evaluation of performance may include or exclude any of the following events that occurs during a performance period:

•	asset write-downs,

•	litigation or claim judgments or settlements,

•	the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results,

•	any reorganization and restructuring programs,

•
unusual or infrequent items as described in applicable accounting guidance or in management’s discussion and analysis of financial condition and results of operations appearing in the annual report to stockholders for the applicable year,

•	acquisitions or divestitures,

•	foreign exchange gains and losses, and

•	settlement of hedging activities.

Awards that are intended to qualify as qualified performance-based awards may not be adjusted upward. The Compensation Committee may retain the discretion to adjust any performance awards downward, either on a formula or discretionary basis or any combination, as the Compensation Committee determines.

Change in Control

Unless (1) an award agreement provides otherwise or (2) the agreement effectuating a change in control provides for the assumption or substitution of awards, upon the date of a change in control:

•	all outstanding options that have not vested in full shall be fully vested and exercisable;

•	all restrictions applicable to outstanding restricted stock will lapse in full;

•	all outstanding RSUs that have not vested in full will be fully vested; and

•
all performance awards will be considered earned and payable at their target value and prorated (if the change in control occurs during the performance period), and will be immediately paid or settled.

Assignability and Transfer

Generally, no award under the Incentive Plan will be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a domestic relations order issued by a court of competent jurisdiction.

Award Termination; Forfeiture; Disgorgement

The Compensation Committee will have full power and authority to determine whether, to what extent and under what circumstances any award will be terminated, or forfeited or the participant should be required to disgorge the gains attributable to the award. In addition, awards will be subject to any recoupment or clawback policy adopted by, or applicable to, us.

Duration; Plan Amendments

The Incentive Plan, as amended, has a term of 10 years from its effective date (which is the date that our sole stockholder approved the Incentive Plan prior to the Separation). The Board may at any time amend, modify, suspend or terminate the Incentive Plan (and the Compensation Committee may amend or modify an award agreement) but in doing so cannot adversely affect any outstanding award without the participant’s written consent or make any amendment to the Incentive Plan without stockholder approval, if stockholder approval is otherwise required by applicable legal requirements.

Material Federal Income Tax Consequences of Awards Under the Incentive Plan

The following summary is based on current interpretations of existing U.S. federal income tax laws. The discussion below does not purport to be complete, and it does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any local, state or foreign country in which a participant’s income or gain may be taxable.

Stock Options

Some of the options issuable under the Incentive Plan may constitute incentive stock options, while other options granted under the Incentive Plan may be nonqualified stock options. The Internal Revenue Code provides for special tax treatment of stock options qualifying as incentive stock options, which may be more favorable to employees than the tax treatment accorded nonqualified stock options. On grant of either form of option, the optionee will not recognize income for tax purposes, and we will not receive any deduction. Generally, on the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes. However, the difference between the exercise price of the incentive stock option and the fair market value of the shares at the time of exercise is an adjustment in computing alternative minimum taxable income that may require payment of an alternative minimum tax. On the sale of shares of common stock acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years of the date of grant of the option or within one year of the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, on the exercise of a nonqualified option, the optionee generally recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the shares of common stock acquired on the date of exercise and the exercise price. On any sale of those shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the nonqualified option will be treated generally as capital gain or loss. No deduction is available to us on the exercise of an incentive stock option (although a deduction may be available if the employee sells the shares acquired on exercise before the applicable holding periods expire); however, on exercise of a nonqualified stock option, we generally are entitled to a deduction in an amount equal to the income recognized by the employee. Except in the case of the death or disability of an optionee, an optionee has three months after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment on exercise. An incentive stock option exercised more than three months after an optionee’s termination of employment other than on death or disability of an optionee cannot qualify for the tax treatment accorded incentive stock options. Any such option would be treated as a nonqualified stock option for tax purposes.

Stock Appreciation Rights

The amount of any cash or the fair market value of any shares of common stock received by the holder on the exercise of SARs in excess of the exercise price will be subject to ordinary income tax in the year of receipt, and we will be entitled to a deduction for that amount.

Restricted Stock

Generally, a grant of shares of common stock under the Incentive Plan subject to vesting and transfer restrictions will not result in taxable income to the participant for federal income tax purposes or a tax deduction to us at the time of grant. The value of the shares will generally be taxable to the participant as compensation income in the year in which the restrictions on the shares lapse. Such value will be the fair market value of the shares as to which the restrictions lapse on the date those restrictions lapse. Any participant, however, may elect pursuant to Internal Revenue Code Section 83(b) to treat the fair market value of the restricted shares on the date of grant as compensation income in the year of grant, provided the participant makes the election pursuant to Internal Revenue Code Section 83(b) within 30 days after the date of grant. In any case, we will receive a deduction for federal income tax purposes equal to the amount of compensation included in the participant’s income in the year in which that amount is so included.

Restricted Stock Units

A grant of a right to receive shares of common stock or cash in lieu of the shares will result in taxable income for federal income tax purposes to the participant at the time the award is settled in an amount equal to the fair market value of the shares or the amount of cash awarded. We will be entitled to a corresponding deduction at that time for the amount included in the participant’s income.

Performance Units

The amount of any cash or the fair market value of any shares of common stock received by the holder on the settlement of performance units under the Incentive Plan will be subject to ordinary income tax in the year of receipt, and we will be entitled to a deduction for that amount in the year in which that amount is included.

Cash Awards

Cash awards under the Incentive Plan are taxable income to the participant for federal income tax purposes at the time of payment. The participant will have compensation income equal to the amount of cash paid, and we will have a corresponding deduction for federal income tax purposes.

Basis; Gain

A participant’s tax basis in vested shares of common stock purchased under the Incentive Plan is equal to the sum of the price paid for the shares, if any, and the amount of ordinary income recognized by the participant on the transfer of vested shares. The participant’s holding period for the shares generally begins on the transfer to the participant of vested shares. If a participant sells shares, any difference between the amount realized in the sale and the participant’s tax basis in the shares is taxed as long-term or short-term capital gain or loss (provided the shares are held as a capital asset on the date of sale), depending on the participant’s holding period for the shares.

Certain Tax Code Limitations on Deductibility

In order for us to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability to obtain a deduction for awards under the Incentive Plan could also be limited by Internal Revenue Code Section

280G, which provides that certain excess parachute payments made in connection with a change in control of an employer are not deductible.

The ability to obtain a deduction for amounts paid under the Incentive Plan could also be affected by Section
162(m), which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. However, certain exceptions apply to this limitation in the case of qualified performance-based compensation. It is intended that the approval of the material terms of the performance goals under the Incentive Plan by our stockholders will satisfy the stockholder approval requirement for the qualified performance-based exception and we will be able to comply with the requirements of the Internal Revenue Code and Treasury Regulation Section 1.162-27 as they relate to the grant and payment of certain qualified performance-based awards (including options and SARs) under the Incentive Plan so as to be eligible for the qualified performance-based exception. In some cases, we may determine it is in our interests to not satisfy the requirements for the qualified performance-based exception.

Internal Revenue Code Section 409A

Internal Revenue Code Section 409A generally provides that deferred compensation subject to Internal Revenue Code Section 409A that does not meet the requirements for an exemption from Internal Revenue Code Section 409A must satisfy specific requirements, both in operation and in form, regarding: (1) the timing of payment; (2) the election of deferrals; and (3) restrictions on the acceleration of payment. Failure to comply with Internal Revenue Code Section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty at the federal level (and possibly penalties at the state level) on the participant of the deferred amounts included in the participant’s income.

Benefits Granted Under the Incentive Plan

The number and type of awards that will be granted under the Incentive Plan are not determinable at this time as the Compensation Committee or the Board, as applicable, will make these determinations in its sole discretion. However, the number of shares subject to option and RSU awards held as of April 1, 2016 under the Incentive Plan by each of our named executive officers is set forth in the table below. In addition, as of May 31, 2016, all current executive officers as a group held 946,611 stock options and 499,612 RSUs (including 291,551 PSUs) under the Incentive Plan, and all non-executive officer employees as a group held 1,425,769 stock options and 352,349 RSUs (including 123,955 PSUs) under the Incentive Plan. Non-employee directors are not eligible to participate in the Incentive Plan.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued under our equity compensation plans as of April 1, 2016. See Note 18, “Share-Based Incentive Compensation Plans,” to the Consolidated and Combined Financial Statements included in CSRA’s Annual Report on Form 10-K for the fiscal year ended April 1, 2016 for information regarding the material features of these plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column
Equity compensation plans approved by security holders	1,879,104	$18.44	10,495,933 (a)
Equity compensation plans not approved by security holders	0	0	0
Total	1,879,104		10,495,933

(a)Includes 9,817,271 shares available for future issuance under the 2015 Omnibus Incentive Plan and 678,662 shares available for future issuance under the 2015 Non-Employee Director Incentive Plan. Of the shares available for issuance under the 2015 Omnibus Incentive Plan, 9,817,271 shares are available for future grant as stock options or SARs with each option or SAR granted counted as one share against the available shares under such plan; or, assuming no options or SARs are granted, 4,908,636 shares are available for future awards of restricted stock or RSUs, after giving effect to the requirement set forth in the plan that a grant of one share of restricted stock or one RSU be counted as two shares against the available shares under such plan.

C. CORPORATE GOVERNANCE

CSRA is committed to maintaining high standards of corporate governance, which we believe is essential for sustained success and long-term stockholder value. In light of this goal, the Board oversees, counsels and directs management in the long-term interests of CSRA and our stockholders. The Board’s responsibilities include, but are not limited to:

•	overseeing the management of our business and the assessment of our business risks;

•	overseeing the processes for maintaining integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions; and

•	overseeing our talent management and succession planning.

The Board discharges its responsibilities through regularly scheduled meetings as well as telephonic meetings, action by written consent and other communications with management as appropriate. CSRA expects directors to attend all meetings of the Board and the Board committees upon which they serve, and all annual meetings of CSRA’s stockholders at which they are standing for election or re-election as directors. Following the Separation, during the fiscal year ended April 1, 2016 (fiscal 2016), the Board held three meetings of the full Board. Following the Separation, during fiscal year 2016, the Audit Committee held eight meetings, the Compensation Committee held three meetings, the Nominating/Corporate Governance Committee held two meetings and the Executive Committee held eight meetings. No director attended fewer than 80% of the aggregate of (1) the total number of meetings of the Board, and (2) the total number of meetings held by all committees of the Board on which he or she served during fiscal 2016.
Governance is a continuing focus at CSRA, starting with the Board and extending to all employees. We solicit feedback from our stockholders on governance and executive compensation practices and engage in discussions with various groups and individuals on governance issues and improvements. In this section, we describe some of our key governance policies and practices.
THE BOARD

Corporate Governance Guidelines

The Board adheres to governance principles designed to assure excellence in the execution of its duties and intends to regularly review CSRA’s governance policies and practices. These principles are outlined in CSRA’s Corporate Governance Guidelines, which, in conjunction with our Amended and Restated Articles of Incorporation, Bylaws, Code of Business Conduct (Code of Conduct), Board committee charters and related policies, form the framework for the governance of CSRA.

The full text of our Corporate Governance Guidelines, the charters for each of our Board committees and our Code of Conduct are available on our Website, www.csra.com, under “Corporate Governance.” These materials are also available in print to any person, without charge, upon request, by calling 1.703.641.2267, or by emailing: Investors@CSRA.com, or by writing to:

CSRA Investor Relations
3170 Fairview Park Drive
Falls Church, Virginia 22042
Board Leadership Structure

  Board Leadership Structure
•    Separation of Chair and CEO roles
•    Non-executive Chair of the Board, Nancy Killefer (succeeding J. Michael Lawrie and effective upon re-election as director at the Annual Meeting)
•    Lead independent director, Nancy Killefer (which position will not be required if Nancy Killefer is re-elected at the annual meeting and thus becomes our independent Chair)
•    Strong committee Chairs
•    Active engagement by all directors serving prior to the annual meeting, including eight independent directors

The Board believes that this structure provides effective oversight of management.

As previously announced, the current Chair of our Board, J. Michael Lawrie, informed the Board that he will not seek re-election and will resign from the Board at the end of his term. Also, as we have previously announced, the Board elected Nancy Killefer as successor Chair of the Board, subject to her re-election as director at the annual meeting. Our directors determined that it is in the best interests of the stockholders of CSRA to separate the roles of Chairman and CEO after thoughtful and rigorous consideration of its governance structure. Separating the roles of Chairman and CEO creates clear and unambiguous lines of authority. This strong counter balancing structure allows the Board to focus on corporate governance and oversight and the CEO to focus on CSRA’s business.
Our Board believes that a non-executive Chair who knows and understands our business gives our Board a strong leadership and corporate governance structure that best serves the needs of CSRA and its stockholders.
Our Corporate Governance Guidelines provide that if the Chairman of the Board is not an independent director, a lead independent director will be appointed by a vote of a majority of independent directors of the Board, and the lead independent director will generally serve for a term beginning at the first Board meeting following his or her appointment as Lead Independent Director and continuing for two years thereafter. However, since the successor Chair of our Board, Nancy Killefer (subject to her re-election as director at the annual meeting) is an independent director, we are not required to appoint a new Lead Independent Director.

Our non-executive Chairman has the following responsibilities, as detailed in the Board’s Corporate Governance Guidelines.
Duties and responsibilities of non-executive Chair:

•	presides at annual and special meetings of the stockholders;

•	presides at board of director meetings;

•	presides over executive sessions of independent directors;

•	calls meetings of the independent directors (executive sessions) as appropriate;

•	organizes and presents the agenda for regular and special board meetings in consultation with the Chief Executive Officer and other directors;

•	serves as a focal point for management to inform the Board, ensuring the proper flow of information to the Board by maintaining close contact with and supervision of the Chief
Executive Officer and other members of senior management, including ongoing monitoring of the performance of the Company against strategic, operational and other objectives set by the
Board;

•	leads Board reviews of the performance of the Chief Executive Officer and other key senior managers;

•	works with the Nominating and Governance Committee to develop guidelines for the conduct of
Directors and to advise in making recommendations to the Board regarding director candidates;

•	works with the Nominating and Governance Committee to determine standing and ad hoc committees, committee structure and charters, committee assignments and committee chairpersons;

•	chairs the Executive Committee;

•	attends committee meetings of each standing committee of the Board as deemed appropriate;

•	assists in representing the Company to external groups, including customers, vendors, stockholders, as well as governmental and non-governmental bodies; and

•	recommends outside advisors and consultants that report to the Board on board-wide issues.

CSRA’s governance processes include executive sessions of the independent directors after Board meetings, annual evaluations of the CEO’s performance, succession planning, annual Board and committee self-assessments and the various governance processes contained in our Corporate Governance Guidelines and the Board committee charters.
Director Independence

Independent Directors. The Board assesses the independence of our directors and examines the nature and extent of any relations between CSRA and our directors, their families and their affiliates. The Corporate Governance Guidelines provide that a director is “independent” if he or she satisfies the NYSE requirements for director independence (as set forth in Appendix A to this proxy statement) and the Board affirmatively determines that the director has no material relationship with CSRA (either directly, or as a partner, stockholder or officer of an organization that has a relationship with CSRA). In fiscal 2016, the Board determined that eight of our directors -

Sanju K. Bansal, Michèle A. Flournoy, Mark A. Frantz, Nancy Killefer, Craig L. Martin, Sean O’Keefe, Michael E. Ventling and Billie I. Williamson - are independent.

Independent Director Meetings. The independent directors regularly meet in executive session after the conclusion of each regularly scheduled Board meeting, and meet at such additional times as they may determine.

Committee Independence Requirements. Subject to certain transition periods for newly listed companies, all members serving on the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee must either be independent under Rule 10A-3 under the Exchange Act or otherwise be eligible to be a committee member under Section 303A of the NYSE Listed Company Manual. In addition, Audit Committee members must meet heightened independence criteria under the rules and regulations of the NYSE and the SEC relating to audit committees, and each Compensation Committee member must meet heightened independence criteria under the rules and regulations of the NYSE and the SEC relating to compensation committees, be a “non-employee director” pursuant to the Exchange Act and an “outside director” for purposes of Section 162(m). Prior to November 2016, we will replace Keith Alexander as a member of our Audit Committee with a director who meets applicable independence requirements.
Oversight of Risk Management

We believe our Board leadership structure supports a risk-management process in which senior management is responsible for our day-to-day risk-management processes and the Board provides oversight of our risk management. As part of its oversight responsibility, the Board oversees and maintains CSRA’s governance and compliance processes and procedures to promote high standards of responsibility, ethics and integrity.

Management Role. In order for CSRA to identify and mitigate CSRA’s risk exposures, our Internal Audit function facilitates an Enterprise Risk Management (ERM) review to (1) identify risks in the strategic, operational, financial reporting and compliance domains, for CSRA as a whole, as well as for each operating unit, and (2) evaluate the effectiveness of existing mitigation strategies. Internal Audit reports to the Chief Financial Officer (CFO) and the Audit Committee and coordinates and reviews assessments of internal processes and controls for ongoing compliance with internal policies and controls. Internal Audit periodically reports potential areas of risk to the Board and its committees.

Board Role. The Board has overall responsibility for oversight of risk and assesses our strategic and operational risks throughout the year on an ongoing basis. Members of senior management regularly report on the opportunities and risks faced by CSRA in the markets in which CSRA conducts business.

Committee Role. In fulfilling its oversight role, the Board delegates certain risk management oversight responsibility to the Board’s committees. The committees meet regularly and report any significant issues and recommendations discussed during the committee meetings to the Board. Specifically, each committee fulfills the following oversight roles:

•
The Audit Committee oversees risks related to accounting, financial reporting processes and internal controls of CSRA. The Audit Committee also reviews CSRA’s policies and practices with respect to risk assessment and risk management. As a part of its review, the Audit Committee and management discuss CSRA’s major risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee then reports the results of its review to the Board.

•
The Compensation Committee monitors the risks associated with succession planning and leadership development as well as compensation plans, including evaluating the effect that CSRA’s compensation plans may have on decision making.

•
The Nominating/Corporate Governance Committee monitors the risks related to CSRA’s governance structure and process. The Nominating/Corporate Governance Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our stockholders, including an assessment of the Board’s compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance. The Nominating/Corporate Governance Committee is also responsible for overseeing an annual self-evaluation process for the Board and each of its committees designed to assure that directors contribute to our corporate governance and to our performance. These tasks are accomplished in part through our annual Board evaluation.

Compensation and Risk

During fiscal 2016, CSRA management reviewed its executive and non-executive compensation programs and determined that none of its compensation programs encourages or creates unnecessary risk taking, and none is reasonably likely to have a material adverse effect on CSRA. In conducting this assessment, CSRA inventoried its executive and non-executive plans and programs and analyzed the components and design features of these programs in the context of risk mitigation. A summary of the findings of the assessment was provided to the Compensation Committee and the Board. Overall, CSRA concluded that (1) CSRA’s executive compensation programs provide a mix of awards with performance criteria and design features that mitigate excessive risk taking; (2) non-executive employee (non-sales) arrangements are primarily fixed compensation (salary and benefits) with limited incentive opportunity and do not encourage excessive risk taking; and (3) sales force incentive compensation plans moderate risk by using metrics that focus on driving sales growth, but not at the expense of profitability. CSRA also considered its robust executive stock ownership guidelines, clawback provisions and anti-hedging policy as risk mitigating features of its executive compensation program. In particular, during fiscal 2016 CSRA revised its executive stock ownership guidelines to encourage faster compliance by changing from a static to a scaled retention requirement for shares acquired through equity incentive awards, as further discussed in the Compensation Discussion and Analysis below.

Talent Management and Succession Planning

CSRA’s Compensation Committee and Board engage annually in a review of succession plans. The annual review focuses on emerging talent and key positions at the executive officer and operating unit leadership level that are important to the execution of CSRA’s strategic priorities and are critical to achieving CSRA’s business goals. The Compensation Committee is also updated on issues relating to the overall workforce such as diversity, health and welfare benefits, performance management, turnover, attrition and engagement.
Director Education

The Board recognizes the importance of its members keeping current on Company and industry issues and their responsibilities as directors. All new directors attend orientation training soon after being elected to the Board. Also, the Board requires attendance at continuing education programs for Board members, which may include internal strategy or topical meetings, third-party presentations, and externally offered programs.
Code of Ethics and Standards of Conduct

CSRA is committed to high standards of ethical conduct and professionalism, and our Code of Conduct confirms our commitment to ethical behavior in the conduct of all CSRA activities. The Code of Conduct applies to all directors, all officers (including our CEO, CFO and Controller) and employees of CSRA and it sets forth our policies and expectations on a number of topics including avoiding conflicts of interest, confidentiality, insider trading, protection of CSRA and customer property and providing a proper and professional work environment. We maintain a toll-free and Internet-based helpline, the CSRA OpenLine, which employees can use to communicate any ethics-related concerns, and we provide training on ethics and compliance topics for all employees. The CSRA OpenLine is administered by a third-party provider. The ethics and compliance function resides in the Ethics and Compliance Office and is managed by CSRA’s Chief Ethics and Compliance Officer.

In fiscal 2016, there were no waivers of any provisions of the Code of Conduct for the CEO, CFO or Controller. In the event CSRA amends or waives any provision of the Code of Conduct applicable to our CEO, CFO and Controller that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K, CSRA intends to disclose these actions on the CSRA website.
Board Diversity

The Nominating/Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought for Board members in the context of our business and then-current membership on the Board. This assessment of Board skills, experience, and background includes numerous diverse factors including independence, experience, age and gender and ethnic diversity. In addition, the Nominating/Corporate Governance Committee seeks to maintain a mix of individuals who possess experience in the sectors in which CSRA operates, such as technology, and government service and public policy, as well as those having backgrounds as executives in operations, finance, accounting, marketing and sales. The Nominating/Corporate Governance Committee deems these practices to be effective.

Mandatory Retirement and Resignation of Directors

Under our Bylaws, a director must retire by the close of the first annual meeting of stockholders held after he or she reaches age 72, unless the Board determines that it is in the best interests of CSRA and its stockholders for the director to continue to serve until the close of a subsequent annual meeting.

Under the Corporate Governance Guidelines, the CEO must offer to resign from the Board when he or she ceases to be a CSRA employee.

Communicating with the Board or the Chairman

Stockholders and other interested parties may communicate with the Board, individual directors, the directors as a group, or with the non-executive Chairman, by writing in care of the Corporate Secretary, CSRA Inc., 3170 Fairview Park Drive, Falls Church, Virginia 22042. The Corporate Secretary reviews all submissions and forwards to members of the Board all appropriate communications that in his judgment are not offensive or otherwise objectionable and do not constitute commercial solicitations.
COMMITTEES OF THE BOARD

As of the date of this proxy statement, the Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Executive Committee.

Subject to certain transition periods for newly listed companies, each director serving on the Audit Committee, Compensation Committee or Nominating/Corporate Governance Committee must be independent. A majority of the members of the Executive Committee must be independent. In addition:

•
Each Audit Committee member must meet heightened independence criteria under the rules and regulations of the NYSE and the SEC relating to audit committees, and must be financially literate. No member of the Audit Committee may simultaneously serve on the audit committees of more than three other public companies unless the Board determines that such simultaneous service would not impair the member’s ability to serve effectively on the Audit Committee.

•
Each of Ms. Williamson and Mr. Ventling qualifies as an “audit committee financial expert”, for purposes of the rules of the SEC, and all members of the Audit Committee are financially literate. With respect to Mr. Alexander, the Company relies upon the exemption provided in Rule 10A-3(b)(1)(iv)(A)(2) allowing a minority of Audit Committee members to be exempt from the independence requirements for one year following the date of effectiveness of the Company’s registration statement. The Board does not believe that the reliance upon such exemption materially adversely affects the Audit Committee’s ability to act independently and to satisfy the other requirements of Rule 10A-3. Prior to November 2016, we will replace Keith Alexander as a member of our Audit Committee with a director who meets the applicable independence requirements.

•
Each Compensation Committee member must meet heightened independence criteria under the rules and regulations of the NYSE and SEC relating to compensation committees, be a “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act and an “outside director” for purposes of Section 162(m). The Board has determined that each committee member satisfies all applicable requirements for membership on that committee.

•	The current committee membership, the number of meetings from November 30, 2015 through April 1, 2016 and the function of each of the standing committees are described below.

Audit Committee

Committee	Current Members	Primary Responsibilities	Number of Fiscal 2016 Meetings
Audit	Billie I. Williamson (Chair) Keith B. Alexander Michael E. Ventling
• Oversees financial reporting, accounting, control and compliance matters.
• Appoints and evaluates the independent auditor.
• Reviews with the internal and independent auditors the scope, results and adequacy of their audits and effectiveness of internal controls.
• Reviews material financial disclosures.
• Pre-approves all audit and permitted non-audit services.
• Annually reviews CSRA’s compliance programs and receives regular updates about compliance matters.
• Annually reviews CSRA’s disclosure controls and procedures.
• Reviews and makes recommendations to the Board about related-person transactions.
Eight

Anyone with questions or complaints regarding accounting, internal accounting controls or auditing matters may communicate them to the Audit Committee by calling CSRA’s Open Line available at 1.855.673.1089 or submitting a question or complaint to www.csra.ethicspoint.com. Calls may be confidential or anonymous. All such questions and complaints will be forwarded to the Audit Committee for its review and will be simultaneously reviewed and addressed under the direction of the Head of Internal Audit. The Audit Committee may direct special treatment, including the retention of outside advisors, for any concern communicated to it. The Code of Conduct prohibits retaliation against CSRA employees for any report or communication made in good faith through CSRA’s Open Line.
Compensation Committee

Committee	Current Members	Primary Responsibilities	Number of Fiscal 2016 meetings
Compensation	Sean O’Keefe (Chair) Craig Martin Mark A. Frantz
• Approves and recommends full Board approval of the CEO’s compensation based upon an evaluation of the CEO’s performance by the independent directors.
• Reviews and approves senior management’s compensation.
• Administers incentive and equity compensation plans and, in consultation with senior management, approves compensation policies.
• Reviews executive compensation disclosures and the annual compensation risk assessment.
Three

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee was at any time during fiscal 2016, or at any other time, one of our officers or employees. No executive officer of CSRA served or serves on the compensation committee or board of any company that employed or employs any member of the Compensation Committee or Board.
Nominating/Corporate Governance Committee

Committee	Current Members	Primary Responsibilities	Number of Fiscal 2016 meetings
Nominating/Corporate Governance	Michèle A. Flournoy (Chair) Sanju K. Bansal Craig Martin
• Monitors the Board’s size, structure and operations.
• Sets criteria for Board membership.
• Searches for and screens candidates to fill Board vacancies and recommends candidates for election.
• Evaluates director and Board performance and assesses Board composition.
• Evaluates the Company’s corporate governance process.
• Recommends to the Board whether to accept the resignation of incumbent directors who fail to be re-elected in uncontested elections.
Two
Executive Committee

Committee	Current Members	Primary Responsibilities	Number of Fiscal 2016 meetings
Executive	J. Michael Lawrie (Chair) Nancy Killefer Sean O’Keefe Lawrence B. Prior III Billie I. Williamson
• Supervises and assists the CEO in making decisions on how best to progress the strategy set by the Board between Board meetings.
• Assists in time sensitive decision making to achieve strategic objectives set by the Board.

Eight

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three directors. The Board has determined that each member is financially literate, with two of the members designated as “financial experts” as defined by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors. It is available on CSRA’s website at www.csra.com. The Audit Committee annually reviews its written charter and workplan. The Audit Committee has determined that its charter and practices are consistent with the listing standards of the NYSE and the provisions of the Sarbanes-Oxley Act of 2002.

The Board of Directors has the ultimate authority for effective corporate governance, including oversight of the management of CSRA. The Audit Committee assists the Board in fulfilling its responsibilities by overseeing CSRA’s accounting, auditing and financial reporting processes, internal controls, financial risk exposures and for monitoring compliance with certain regulatory and legal requirements. The Audit Committee regularly reports to the full Board. For a summary of the responsibilities of the Audit Committee, see also Corporate Governance -Committees of the Board in this Proxy Statement.

The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities. CSRA management is responsible for the preparation and integrity of CSRA’s financial statements, the financial reporting process, including evaluating the effectiveness of CSRA’s disclosure controls and procedures and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. In addition, management has responsibility for the Company’s compliance with legal and regulatory requirements.

CSRA’s independent registered public accounting firm, Deloitte & Touche LLP (Deloitte), is responsible for performing an independent audit of CSRA’s annual consolidated and combined financial statements, expressing an opinion on the conformity of the financial statements with U.S. generally accepted accounting principles, and, when applicable, expressing an opinion as to the effectiveness of internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (PCAOB).

In the course of fulfilling its responsibilities, the Audit Committee:

•
reviewed and discussed with management and Deloitte CSRA’s quarterly earnings press releases, consolidated and combined financial statements, related periodic reports filed with the SEC and related matters;

•	reviewed and discussed with management, the internal auditor and Deloitte, as appropriate, the audit scopes and plans of both the internal auditor and Deloitte;

•
inquired about significant business and financial reporting risks, reviewed CSRA’s policies for risk assessment and risk management, and assessed the steps management is taking to control these risks, including fraud deterrence;

•
met in periodic executive sessions with each of management, the internal auditor, and Deloitte, to discuss the results of their examinations, their evaluations of internal controls, and the overall quality of CSRA’s financial reporting;

•
met with the CFO and Principal Accounting Officer and other members of management, separately and as a group to discuss various financial matters and the Company’s systems of internal control over financial reporting;

•	received reports about the receipt, retention, and treatment of financial reporting and other compliance concerns;

•	reviewed and assessed the qualitative aspects of CSRA’s ethics and compliance programs;

•
reviewed with the General Counsel and the Ethics and Compliance Officer legal and regulatory matters that may have a material impact on the consolidated and combined financial statements or internal control over financial reporting;

•
met with the internal auditor and Deloitte to discuss any matters that the internal auditor, Deloitte or the Audit Committee believed should be discussed privately without members of management present;

•	reviewed and discussed with Deloitte the matters required to be communicated pursuant to PCAOB Auditing Standard No. 16, Communications with Audit Committees;

•
received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and had discussions with Deloitte about its independence; and

•
reviewed and discussed with management and Deloitte CSRA’s audited Consolidated and Combined financial statements and related footnotes for the fiscal year ended April 1, 2016, and the independent auditor’s report on those financial statements.

Based on the reviews and discussions referred to above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board, and the Board approved, that CSRA’s audited Consolidated and Combined financial statements referred to above be included in CSRA’s Annual Report on Form 10-K for the fiscal year ended April 1, 2016 for filing with the SEC.

The independent auditor reports directly to the Audit Committee, and the Audit Committee is responsible for retaining the independent registered public accounting firm and for pre-approving all audit and permitted non-audit services to be provided by the independent auditor. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent auditor. In determining whether to reappoint Deloitte, the Audit Committee considered various factors, including, but not limited to:

•	the quality and candor of Deloitte’s communication and its interaction with the Audit Committee and management;

•	the sufficiency of resources provided by Deloitte;

•	Deloitte’s knowledge of our business, accounting policies and practices, and internal control over financial reporting;

•Deloitte’s independence and objectivity;

•the performance of Deloitte on the audit;

•the professional qualifications of Deloitte;

•	the appropriateness of Deloitte’s fees, taking into account the size and level of complexity of our organization and the resources necessary to perform the audit; and

•	the advisability and potential impact of selecting a different independent public accounting firm.

As a result of its evaluation, the Audit Committee concluded that Deloitte is independent and that the selection of Deloitte as CSRA’s independent registered public accounting firm for the fiscal year ending March 31, 2017 (fiscal

2017) is in the best interests of CSRA and its stockholders, and recommended to the Board that such appointment be submitted to CSRA’s stockholders for ratification.

This report is provided by the following directors, who compose the Audit Committee:

Billie I. Williamson, Chair
Keith B. Alexander
Michael E. Ventling

DIRECTOR COMPENSATION
Mr. Prior, as CEO and an employee director, does not receive any separate compensation for his Board activities. The following table sets forth the annual retainer and attendance fees payable to our non-employee directors.

Fiscal 2016 Director Retainers and Fees
Annual Retainer[1] ..................................................................................................... ............. .............	$90,000
Non-Executive Chair Fee[1] ......................................................................................	$150,000
Lead Independent Director Fee[1]..............................................................................	$25,000
Audit Committee Chair Fee[1] ....................................................................................	$20,000
Compensation Committee Chair Fee[1] .....................................................................	$15,000
Nominating/Corporate Governance Committee Chair Fee[1] ....................................	$10,000
Committee Member Fee[1] ........................................................................................	$10,000
Annual Equity Award (all non-employee directors other than Non-Executive Chair)[2]......................................................................................................................	$160,000
Annual Equity Award (Non-Executive Chair)[2]..........................................................	$200,000
Additional Meeting Attendance Fee[1,3].....................................................................	$2,500

____________________

1.	Amounts payable in cash may be deferred pursuant to CSRA’s Deferred Compensation Plan, which is described further below under “Fiscal Year 2016 Nonqualified Deferred Compensation.”

2.
Annual equity awards are made in the form of restricted stock units (RSUs). RSUs vest on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders, except that the fiscal 2016 RSU awards vest in full on August 1, 2016.

3.
For meetings, special projects and assignments involving travel, once a director has exceeded (1) an aggregate of eight Board meetings, projects and assignments or (2) an aggregate of committee meetings, projects and assignments equal to six times the number of committees on which the director serves.

The following table sets forth for each of the non-employee directors certain information with respect to compensation earned in fiscal 2016.

Name	Fees Earned[1] or Paid in Cash	Stock Awards[2]	Total
Keith B. Alexander	$37,678	$107,367	$145,045
Sanju K. Bansal	34,699	107,367	142,066
Michèle A. Flournoy	38,169	107,367	145,536
Mark A. Frantz	34,699	107,367	142,066
Nancy Killefer	43,374	117,419	160,793
J. Michael Lawrie	58,989	134,897	193,886
Craig Martin	5,410	—	5,410
Sean O'Keefe	43,374	117,419	160,793
Michael E. Ventling	37,678	107,367	145,045
Billie I. Williamson	49,372	112,873	162,245

____________________

1.	Reflects all cash compensation earned during fiscal 2016, whether or not payment was deferred pursuant to the CSRA Deferred Compensation Plan.

2.
Reflects the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 - Compensation - Stock Compensation (FASB ASC Topic 718) in connection with the RSUs granted during fiscal 2016. For a discussion of the assumptions made in the valuation of restricted stock and RSUs, reference is made to the section of Note 1 of the Consolidated Financial Statements in the 2016 Annual Report filed on Form 10-K providing details of the Company’s accounting under FASB ASC Topic 718.

Following the Separation, each non-employee director other than Mr. Martin received a pro-rated annual equity retainer grant of RSUs on December 15, 2015, determined by (1) multiplying the applicable retainer amount ($200,000 for Mr. Lawrie and $160,000 for the other directors) by a fraction, the numerator of which was the number of days between each director’s applicable start date (November 15, 2015 for Ms. Williamson and November 30, 2015 for each other director) and the expected date of our 2016 annual meeting of stockholders (August 1, 2016), and the denominator of which was 366, (2) dividing the product by the closing price of our common stock on December 15, 2015 ($27.53), and (3) rounding the quotient to the nearest 100 shares. This resulted in grants of 4,900 RSUs to Mr. Lawrie, 4,100 RSUs to Ms. Williamson and 3,900 RSUs to each other director. These RSUs vest on August 2, 2016.

We granted an additional 319 RSUs to each of Ms. Killefer and Mr. O’Keefe (each of whom were directors of CSC prior to the Separation) on November 30, 2015 with respect to the CSRA portion of the “lost dividend” associated with their CSC annual equity retainers that were cancelled in connection with the Separation. The amount of this additional grant was determined by (1) multiplying the product of (x) the number of cancelled RSUs (1,200) by (y) $8.25, which was our portion of the special dividend of $10.50 per share payable in connection with the Separation, and (2) dividing the product by the per-share value of our common stock at the time of the Separation. These additional RSUs were 100% vested of the date of grant and were settled prior to the end of the year. For each of Ms. Killefer and Mr. O’Keefe, the grant-date value of the December 15 RSU grant was $107,367 and the grant-date value of the November 30 RSU grant was $10,052.

Mr. Martin, who joined the Board on March 15, 2016, did not receive an annual equity award in fiscal 2016.

Reflects the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 - Compensation - Stock Compensation (FASB ASC Topic 718) in connection with the RSUs granted during fiscal 2016. For a discussion of the assumptions made in the valuation of restricted stock and RSUs, reference is made to the section of Note 1 of the Consolidated Financial Statements in the 2016 Annual Report filed on Form 10-K providing details of the Company’s accounting under FASB ASC Topic 718.

The aggregate number of stock awards outstanding for each non-employee director at fiscal year-end were as follows:

Name	Aggregate Stock Awards Outstanding as of April 1, 2016
Keith B. Alexander	3,900
Sanju K. Bansal	3,900
Michèle A. Flournoy	3,900
Mark A. Frantz	3,900
Nancy Killefer	3,900
J. Michael Lawrie	4,900
Craig Martin	—
Sean O’Keefe	3,900
Michael E. Ventling	3,900
Billie I. Williamson	4,100
EQUITY OWNERSHIP GUIDELINES

Under stock ownership guidelines adopted by the Board, Board members, other than the CEO, have an equity ownership requirement of five times their annual retainer to be achieved over a three-year period. Restricted stock units, as well as directly held shares, are taken into account for purposes of determining whether requirements have been met. Stock ownership guidelines for the executive officers, including the CEO, are described under “Executive Compensation – Additional Compensation Policies - Equity Ownership Guidelines.”

D. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP
The following table sets forth the beneficial ownership of our common stock as of June 13, 2016 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power or investment power over such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights held by that person that are exercisable or will become exercisable within 60 days, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.
The percentages reflect beneficial ownership as of June 13, 2016 as determined in accordance with Rule 13d-3 under the Exchange Act.

Name and Address of Beneficial Owner[1]	Amount and Nature of Beneficial Ownership	Percentage of Class
Directors and Named Executive Officers:
Lawrence B. Prior III	322,691	*
David F. Keffer	__	*
William J. Haynes II	__	*
Sally Sullivan	104,248	*
Kenneth Deutsch	57,145	*
Catherine Kuenzel	491,525	*
John DeSimone	823,684	*
J. Michael Lawrie	__	*
Keith B. Alexander	__	*
Sanju K. Bansal	__	*
Michèle A. Flournoy	__	*
Mark A. Frantz	__	*
Nancy Killefer	36,228	*
Craig Martin	__	*
Sean O’Keefe	36,228	*
Michael E. Ventling	__	*
Billie I. Williamson	__	*

All directors and executive officers as a group (17 persons)	1,871,749[2,3]	1.1%

Principal Stockholders:

The Vanguard Group	17,151,182[4]	10.6%[4]
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Providence Equity Partners LLC	15,012,462[5]	9.2%[5]
50 Kennedy Plaza
Providence, RI 02903

State Street Corporation	11,297,869	6.9%[6]
c/o State Street Financial Center
One Lincoln Street
Boston, MA 02111

_________________________________

* Less than 1%.

1.	Unless otherwise indicated, the address of each person or group is c/o CSRA Inc., 3170 Fairview Park Drive, Falls Church, Virginia 22042.

2.
With respect to Messrs Prior, Deutch, Desimone, and Mmes. Sullivan and Kuenzel and all executive officers and directors of CSRA as a group, includes 60,370; 19,238; 5,884; 14,144; and 5,884 shares of common stock, respectively, subject to employee options which were outstanding on June 13, 2016, and currently are exercisable or which are anticipated to become exercisable within 60 days thereafter. These shares have been deemed to be outstanding in computing the Percentage of Class.

3.
With respect to Messrs Lawrie, Alexander, Bansal, Frantz, Martin, O'Keefe and Mmes. Flournoy, Killefer, and Williamson, and all directors of CSRA as a group, includes (1) 0; 0; 0; 0; 0; 0; 0; 0; and 0 shares of Common Stock, respectively, which shares are subject to RSUs that were outstanding on June 13, 2016, and which shares would, pursuant to such RSUs, be distributed to such directors if their directorships were to terminate on June 13, 2016; (2) 0; 0; 0; 0; 0; 1,519; 0; 1,519; and 0, respectively, shares of Common Stock held outright as of June 13, 2016; and (3) 4,900; 3,900; 3,900; 3,900; 2,300; 3,900; 3,900; 3,900; and 4,100 unvested RSUs which vest in full on August 1, 2016. These shares have been deemed to be outstanding in computing the Percentage of Class.

4.
This information, which is not within the direct knowledge of CSRA, has been derived from a Schedule 13G/A filed by The Vanguard Group with the SEC on April 8, 2016. Based upon information contained in the filing, The Vanguard Group has sole voting power with respect to 236,893 of these shares, sole dispositive power with respect to 16,912,789 shares and shared dispositive power with respect to 238,393 shares.

5.
This information, which is not within the direct knowledge of CSRA, has been derived from a Schedule 13G filed with the SEC on February 12, 2016 by Providence Equity Partners VI L.P., Providence Equity Partners VI-A L.P., Providence Equity GP VI L.P., Providence Equity Partner VI L.L.C., Providence Fund Holdco (Domestic ECI) L.P., Providence Managing Member L.L.C., Glenn M. Creamer, Jonathan M. Nelson and Paul J. Salem (collectively, the Providence Reporting Persons). Based on information contained in the filing, in the aggregate, the Providence Reporting Persons beneficially own 15,012,462 shares of Common Stock, by virtue of the 11,169,887 shares of Common Stock directly held by Providence Equity Partners VI L.P and the 3,842,575 shares of Common Stock directly held by Providence Equity Partners VI-A L.P. The general partner of each of Providence Equity Partners VI L.P. and Providence Equity Partners VI-A L.P. is Providence Equity GP VI L.P., whose general partner is Providence Equity Partners VI L.L.C. Providence Equity Partners VI L.L.C. is managed by its managing member, Providence Fund Holdco (Domestic ECI) L.P., whose general partner is Providence Managing Member L.L.C., which in turn is controlled by Jonathan M. Nelson, Glenn M. Creamer and Paul J. Salem. Investment and voting decisions with respect to shares held by each of Providence Equity Partners VI L.P. and Providence Equity Partners VI-A L.P. are made by their general partner, Providence Equity GP VI L.P. Each of Jonathan M. Nelson, Glenn M. Creamer, and Paul J. Salem expressly disclaims beneficial ownership of the shares held by Providence Equity Partners VI L.P. and Providence Equity Partners VI-A L.P. The address for each of the Providence Reporting Persons is c/o Providence Equity Partners L.L.C., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.

6.
This information, which is not within the direct knowledge of CSRA, has been derived from a Schedule 13G filed with the SEC by State Street Corporation and State Street Bank and Trust Company, acting in various capacities, on February 12, 2016. Based upon information contained in the filing, State Street Corporation has shared voting power with respect to 11,297,869 shares and shared dispositive power with respect to 11,297,869 shares as a result of being a parent company or control person of State Street Bank and Trust Company, which beneficially owns 5.4% of the outstanding shares of Common Stock, and the following subsidiaries: SSGA Funds Management, Inc.; State Street Global Advisors Limited; State Street Global Advisors, Ltd.; State Street Global Advisors, Australia, Limited; State Street Global Advisors (Asia) Limited; and State Street Global Advisors Japan Co., Ltd.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires CSRA directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of CSRA common stock and other equity securities of CSRA. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of information furnished to us, reports filed through us and representations that no other reports were required, all of our executive officers, directors and greater than 10% beneficial owners filed the reports required under Section 16(a) on a timely basis for the fiscal year ended April 1, 2016, except that Lawrence B. Prior III, John DeSimone, Catherine Kuenzel, Charles Koontz, Kenneth Deutsch and Sally Sullivan each reported one transaction late due to an administrative error.

E. CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
Policy and Procedures Governing Related-Person Transactions
Our Board has adopted a written policy requiring the approval by the Audit Committee of all transactions in excess of $120,000 between CSRA and any related person. Under this policy, a “related person” is any:

•
person who is or was (since the beginning of the last fiscal year for which CSRA filed a Form 10-K and proxy statement, even if such person does not currently serve in that role) an executive officer, director or nominee for election as a director of CSRA;

•
any person known by CSRA to be the beneficial owner of more than 5% of any class of CSRA’s voting securities at the time when a transaction in which such person had a direct or indirect material interest occurred or existed; or

•	an immediate family member of either of the foregoing.
An “executive officer” for this purpose is any person subject to the provisions of Section 16 of the Exchange Act. An “immediate family member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law or any person (other than a tenant or employee) sharing the household of a person.
A transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships. In determining whether to approve an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director will participate in any discussion or approval of an interested transaction for which he or she (or an immediate family member) is a related party, except that the director will provide all material information concerning the interested transaction to the Audit Committee.
Our Audit Committee has determined certain categories of related-person transactions will be deemed to have been reviewed in advance and pre-approved by the Audit Committee, even if the aggregate amount involved will exceed $120,000, including transactions with another company with a value that does not exceed the greater of $1 million or 2% of the other company’s annual revenues, where the related person’s only relationship is as a director or beneficial holder of less than 10% of the other company’s equity interests.
Our Board has delegated to the Chair of the Audit Committee or, if the Chair of the Audit Committee is not independent, the Chair of the Board (and if the Chair of the Board is not independent, the lead independent director), the authority to pre-approve or ratify, any related-person transaction, in which the aggregate amount involved is expected to be equal to or less than $1,000,000.
Agreements with CSC
On November 27, 2015, CSRA became an independent company through consummation of the spin-off by Computer Sciences Corporation (CSC) of its U.S. public sector business (the Spin-Off). Prior to CSC’s distribution of the shares of CSRA common stock on a pro rata basis to record holders of CSC common stock (the Distribution), CSC undertook a series of internal transactions, following which CSRA held the businesses constituting CSC’s North American Public Sector segment, as described in CSC’s Annual Report on Form 10-K for the year ended April 3, 2015.
CSC does not have an ownership interest in CSRA following the Spin-Off, and we operate independently of CSC, apart from certain intellectual property licenses and non-U.S. agency services. In order to govern the ongoing relationships between us and CSC after the Spin-Off and to facilitate an orderly transition, we and CSC entered into agreements providing for various services and rights following the Spin-Off and under which we and CSC agreed to indemnify each other against certain liabilities arising from our respective businesses.
The agreements described below have been filed as exhibits to the Annual Report, and the summaries below set forth the terms of the agreements that CSRA believes are material. These summaries are qualified in their entirety by reference to the full text of the applicable agreements.
Master Separation and Distribution Agreement
On November 27, 2015, we entered into a Master Separation and Distribution Agreement with CSC. The Master Separation and Distribution Agreement set forth our agreements with CSC regarding the principal actions to be taken in connection with the Spin-Off, and also set forth other agreements that govern aspects of our relationship with CSC following the Spin-Off, which include:
Non-competition. The Master Separation and Distribution Agreement provides that CSC and we will be restricted from engaging in certain business activities in certain areas of the U.S. state and local government field and CSC will be restricted from engaging in business activities in the U.S. federal government field for a period of two years after the Distribution.
Indemnification. We and CSC each agreed to indemnify the other and certain affiliates and related persons against certain liabilities incurred in connection with the Spin-Off and our and CSC’s respective businesses. These indemnities are principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of CSC’s business with CSC. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or due to (1) the failure to pay, perform or otherwise discharge any of the liabilities or alleged liabilities each such party assumed or retained pursuant to the Master Separation and Distribution Agreement and (2) any breach by such party of the Master Separation and Distribution Agreement or any ancillary agreement unless such ancillary agreement expressly provides for separate indemnification therein, in which case any such indemnification claims must be made thereunder. The amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds received by the party being indemnified. The Master Separation and Distribution Agreement also specifies procedures regarding claims subject to indemnification.
Tax Matters Agreement
In connection with the Spin-Off, on November 27, 2015, CSRA entered into a Tax Matters Agreement with CSC that governs the respective rights, responsibilities and obligations of CSC and CSRA with respect to all tax matters and includes restrictions designed to preserve the tax-free status of the Distribution. As a former subsidiary of CSC, we continue to have several liability to the IRS for the full amount of the consolidated U.S. federal income taxes of the CSC consolidated group relating to the taxable periods in which we were part of that group. However, the Tax Matters Agreement specifies the portion, if any, of this tax liability for which we will bear responsibility, and we have agreed to indemnify CSC against the amounts for which we are responsible and CSC has agreed to indemnify us against any amounts for which we are not responsible. The Tax Matters Agreement also provides special rules for allocating tax liabilities in the event that the Spin-Off is not tax-free. The Tax Matters Agreement provides for certain covenants that may restrict our ability to pursue strategic or other transactions that otherwise could maximize the value of our business and may discourage or delay a change of control that you may consider favorable. For example, unless we (or CSC, as applicable) were to receive a private letter ruling from the IRS or an unqualified opinion from a nationally recognized tax advisor, or CSC were to grant us a waiver, we would be restricted until two years after the Spin-Off was consummated from entering into transactions that would result in an ownership shift in CSRA of 30% or more (measured by vote or value) or divestitures of certain businesses that could impact the tax-free nature of the Spin-Off. Pursuant to the Tax Matters Agreement, we

agreed to indemnify CSC for any tax liabilities resulting from a breach of such covenants or certain other actions. Though valid as between the parties, the Tax Matters Agreement is not binding on the IRS.
Employee Matters Agreement
We entered into an Employee Matters Agreement with CSC that addresses employment, compensation and benefit matters, including provisions relating to the transfer to us of U.S. defined benefit plans formerly administered by CSC. The Employee Matters Agreement addresses the allocation and treatment of assets and liabilities arising out of employee compensation and benefit programs in which our employees participated prior to the Distribution.
Real Estate Matters Agreement
In connection with the Spin-Off, CSRA entered into a Real Estate Matters Agreement with CSC that governs the respective rights and responsibilities between us and CSC following the Spin-Off with respect to real property used by us that is not owned by us or leased directly from a third party, including the allocation of space within shared facilities and the allocation of standalone facilities between us and CSC. Pursuant to the Real Estate Matters Agreement, CSC transferred to us ownership of certain real property in Daleville, Alabama and in Falls Church, Virginia, and we entered into lease or sublease agreements with CSC for space in shared facilities in Falls Church, Virginia, El Segundo, California, Sterling, Virginia and Hanover, Maryland and assumed over 90 lease obligations from CSC at locations used by us.
Intellectual Property Matters Agreement
In connection with the Spin-Off, CSRA entered into an Intellectual Property Matters Agreement with CSC that governs the respective rights and responsibilities between us and CSC with respect to intellectual property owned or used by each of us. Pursuant to the Master Separation and Distribution Agreement and the Intellectual Property Matters Agreement, CSC retained ownership of all proprietary intellectual property owned by CSC at the time of the Distribution and used by us (other than intellectual property licensed from third-party vendors for use in our business and certain restricted intellectual property developed by us that CSC assigned to us). Pursuant to the Intellectual Property Matters Agreement, CSC granted us a perpetual, royalty-free, non-assignable license to certain know-how owned by CSC that we used to run our business prior to the Spin-Off. In addition, CSC granted us a perpetual, royalty-free, non-assignable license to certain software products, trademarks and workflow and design methodologies. The licenses granted to us are restricted to use solely in connection with U.S. federal and certain U.S. state and local government customers. In addition, any improvements we make to such intellectual property or derivative works of such intellectual property that we develop will be assigned to CSC and licensed back to us subject to the same limitations on use. In addition, pursuant to the Intellectual Property Matters Agreement we will pay CSC an annual net maintenance fee of $30 million per year for each of the five years following the Distribution in exchange for maintenance services including the right to updates, patches and new versions of certain products that are made generally available to CSC customers during that period that relate to the software products and workflow and design methodologies that are covered by the license. In addition, we will pay CSC additional maintenance fees if our total consolidated revenue exceeds $7.0 billion in any fiscal year during the initial five year term or if our revenue from cloud computing solutions exceeds $600 million in any fiscal year during the initial five year term. Additional maintenance fees will consist of 0.5% of total consolidated revenues in excess of $7.0 billion in any such fiscal year and 5% of revenues from cloud computing solutions in excess of $600 million in any such fiscal year. We may elect to extend the maintenance term for up to one additional period of five years. Any fees applicable during such extension period will be agreed in advance between CSC and us prior to such time. Under U.S. federal government cost accounting rules, it is possible that a portion of the annual maintenance fee we will pay to CSC may not be an allowable or allocable cost. Pursuant to the Intellectual Property Matters Agreement, we have granted CSC a non-exclusive, perpetual, royalty-free, fully paid-up, non-assignable license to any intellectual property acquired or developed by us within six months following the Spin-Off, including all intellectual property rights of SRA Companies, Inc. and its direct and indirect subsidiaries for CSC’s use, which license shall be limited to use outside our field of U.S. federal and certain state and local government customers during the first five years following the Distribution.

Non-U.S. Agency Agreement
In connection with the Spin-Off, we entered into a Non-U.S. Agency Agreement with CSC pursuant to which we appointed, for a period of five years, CSC as our exclusive agent outside the U.S. for certain non-U.S. government customers subject to certain exceptions for U.S. federal government contracts in support of non-U.S. government customers or U.S. federal government sponsored or financed military sales. Under the Non-U.S. Agency Agreement, CSC agreed to refer to us certain opportunities outside the U.S. that CSC determines, in its sole discretion, would be within our core competency and better handled by us than by CSC or anyone else.
Agreements with former stockholders of SRA Companies, Inc.

On November 30, 2015, CSRA completed its previously announced combination with SRA, pursuant to the Agreement and Plan of Merger, dated as of August 31, 2015, by and among CSRA, CSC, SRA Companies, Inc., SRA International, Inc., Star First Merger Sub Inc., Star Second Merger Sub LLC, and certain stockholders of SRA Companies, Inc. (the Merger Agreement).

In accordance with the terms of the Merger Agreement, Star First Merger Sub Inc. merged with and into SRA Companies, Inc. (the First Merger), with SRA Companies, Inc. surviving the First Merger. Immediately after the First Merger, SRA Companies, Inc. merged with and into Star Second Merger Sub LLC (the Second Merger and, together with the First Merger, the Mergers), with Star Second Merger Sub LLC surviving the Second Merger.
Registration Rights Agreement
In connection with the Mergers, we entered into the Registration Rights Agreement, pursuant to which CSRA granted certain registration rights to the former stockholders of SRA Companies, Inc. (the Former SRA Stockholders). CSRA filed a prospectus as part of a shelf registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Former SRA Stockholders may, from time to time, offer and sell the shares described in the prospectus in one or more offerings. Among other things, the Registration Rights Agreement required CSRA to file the shelf registration statement promptly following the Mergers and provides the Former SRA Stockholders certain “demand” registration rights and customary “piggyback” registration rights.
Nomination Agreement
In connection with the Mergers, CSRA and Providence Equity Partners VI L.P. and Providence Equity Partners VI-A L.P. (together, Providence) entered into an agreement pursuant to which, following the Mergers, Providence has the right to designate for nomination one individual, subject to review and approval of such individual’s nomination by the Board of CSRA in accordance with its regular corporate governance procedures, to serve on the Board of CSRA so long as Providence, together with any investment funds that are controlled affiliates of Providence Equity Partners L.L.C., holds at least 5% of the outstanding common stock of CSRA. Providence has not indicated whether it expects to exercise its rights under the nomination agreement.

F. EXECUTIVE COMPENSATION
Compensation Committee Report

The Compensation Discussion and Analysis (CD&A) set forth below provides key information related to our executive compensation programs and policies for fiscal 2016. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Sean O’Keefe, Chair
Mark Frantz
Craig Martin
Compensation Discussion and Analysis

The CD&A focuses on the compensation decisions for our named executive officers (NEOs) for fiscal 2016:

Name            Title
Lawrence B. Prior III    President and Chief Executive Officer
David Keffer        Executive Vice President and Chief Financial Officer
William J. Haynes II    Executive Vice President, General Counsel and Secretary
Sally Sullivan        Executive Vice President, Homeland Security Group
Kenneth Deutsch    Executive Vice President, Defense Group
Catherine Kuenzel    Former Executive Vice President, Homeland Security Group*
John DeSimone        Former Executive Vice President, Delivery and Operations**

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* Ms. Kuenzel served as the EVP, Homeland Security Group in fiscal 2016 until her departure on March 16, 2016.
** Mr. DeSimone served as the EVP, Delivery and Operations in fiscal 2016 until his departure on March 16, 2016.

Executive Summary

Prior to the Separation, our business was owned by CSC. Therefore, our historical compensation strategy has been determined primarily by CSC’s senior management and the compensation committee of the CSC board of directors. The compensation decisions for fiscal year 2016 discussed in this CD&A generally reflect CSC’s programs and processes, given that these compensation decisions were made while we were still part of CSC.

Following the Separation on November 27, 2015, we formed our own board-level Compensation Committee that is responsible for overseeing and approving our executive compensation programs. For the remainder of fiscal 2016 following the Separation, the Compensation Committee generally maintained the same executive compensation programs that had been put in place by CSC prior to the Separation. This includes annual base salaries, annual cash incentives, long-term incentive opportunities, and post-employment, severance and perquisite benefit programs.

These programs are designed to reflect our “pay for performance” philosophy and provide our executives with appropriate incentives to manage the Company in the stockholders’ interests. The Compensation Committee will continue to review and monitor the effect of the Separation and the Mergers on our executive compensation programs and may make adjustments it deems appropriate based on the Separation, the Mergers or any other factors to ensure that the programs provide our executives with an appropriate mix of market-competitive compensation opportunities.
All of our NEOs, with the exception of Mr. Keffer and Mr. Haynes, were employees of CSC prior to the Separation, and this CD&A and the tables that follow include compensation paid or granted in fiscal 2016 by CSC before the Separation as well as compensation paid or granted by CSRA in fiscal 2016 after the Separation. For Mr. Keffer, who was an employee of SRA prior to the Mergers, this CD&A only includes compensation paid or granted in fiscal 2016 after the Mergers and does not include any compensation paid or granted by SRA prior to the Mergers. For Mr. Haynes, this CD&A only includes compensation paid or granted in fiscal 2016 after he joined CSRA on January 6, 2016.
Fiscal 2016 Direct Compensation
Total Direct Compensation
The following chart summarizes the characteristics and primary purpose of each element of our executive compensation program. The first three of these elements compose “Total Direct Compensation.” The “target” Total Direct Compensation for each NEO consists of each executive’s annual base salary, target annual cash incentive opportunity and target long-term incentive opportunity.

Compensation Element	Characteristics	Primary Purpose
Base Salary	Annual fixed cash compensation.	Provide a fixed amount of cash compensation based on individual performance, experience, skills, responsibilities and competitive pay levels.
Annual Cash Incentives	Annual variable cash compensation determined by Company financial performance, attainment of strategic goals, and individual performance.	Motivate and reward the achievement of annual financial and other operating goals and individual performance that drive stockholder value over time.
Long-Term Incentives	Long-term equity awards generally granted annually as a combination of stock options and Performance Share Units.	Motivate and reward profitable growth and increase in share price over time and align with stockholders. Align pay with performance over multi-year overlapping performance cycles.
Post-Employment Benefits	Retirement and deferred compensation plans.	Offer competitive retirement compensation designed to attract and retain mid- and late-career senior executives.

Severance/Change-in-Control	Contingent short-term compensation.	Provide assurance of short-term compensation continuity to allow executives to remain focused on stockholder interests in a dynamic environment.
Perquisites and Benefits	Limited perquisites and health and welfare benefits.	Provide benefits consistent with competitive practice to enhance executive work efficiency.
The Compensation Committee makes decisions regarding each element of Total Direct Compensation. Because our focus is on performance, the Compensation Committee does not consider aggregate amounts earned or benefits accumulated by an executive from prior CSRA service as a significant factor in making compensation decisions. To assess the competitiveness of the Total Direct Compensation opportunity and each of its components (base salary, annual cash incentives, and long-term incentives) for our CEO and other NEOs, these components are compared to the market median for similarly situated executives in companies against which we compete for executive talent. Please see “Compensation Framework – Review of Market Compensation Data” below for a discussion of our peer group and other data used to assess the competitive market.
The market competitiveness of our pay opportunities is just one factor that the Compensation Committee reviews when evaluating our executive compensation programs. Additional factors may include the Company’s performance (including its strategy and management performance in executing that strategy) and individual factors such as an employee’s level of responsibility, experience, succession prospects and individual performance.

Base Salary
General. Base salary is the only fixed component of our NEOs’ compensation and constitutes a minority percentage of Total Direct Compensation. Base salary is determined by the level of responsibility assumed by an executive, experience, performance and competitive pay practices. Base salary adjustment decisions also consider promotions, changes in responsibilities, performance, succession prospects, Company merit pay budgets and market trends. At the beginning of each fiscal year, the Compensation Committee reviews the base salary for each NEO and determines any base salary adjustments. The Compensation Committee considers how base salary adjustments affect annual cash incentive opportunities and long-term incentive grant values, as both are defined as a percentage of base salary.
Fiscal 2016 Base Salary Increases. In order to reflect their increased duties and responsibilities associated with their roles with CSRA following the Separation, Mr. Prior’s annual base salary was increased from $600,000 to $825,000, and Ms. Kuenzel’s annual base salary was increased from $350,000 to $385,000, in each case effective as of November 28, 2015. In addition, following the Mergers, Mr. Keffer’s annual base salary with CSRA was set at $425,000. His fiscal 2016 annual base salary with SRA prior to the Mergers was $305,000 until September 30, 2015 and $312,625 until November 26, 2015.
Fiscal 2016 Base Salary Table.
The following table presents the fiscal 2016 annualized base salaries as of year end for each of our NEOs and the percentage the base salary represents in target Total Direct Compensation.

		Percentage
	Annualized	of Target
Named Executive	Fiscal 2016	Total Direct
Officer	Base Salary ($)	Compensation
Lawrence B. Prior III	825,000	16%
David F. Keffer	425,000	25%
William J. Haynes II	550,000	24%

Sally Sullivan	380,000	36%
Kenneth Deutsch	330,000	36%
Catherine Kuenzel	385,000	33%
John DeSimone	385,000	36%
Annual Cash Incentives
Each of our NEOs, with the exception of Ms. Sullivan, participated in the Executive Incentive Compensation Plan (the EICP) during fiscal 2016. The EICP is an annual cash incentive plan, which is designed to take into account a variety of factors, including Company financial performance, the performance of the NEO’s business unit, the NEO’s contribution to the achievement of the Company’s strategic goals, and the NEO’s individual performance and client satisfaction. Therefore, EICP awards are directly linked to Company and individual performance.
In connection with the Separation, the annual performance period for the fiscal 2016 EICP was bifurcated into two separate periods, the first beginning April 1, 2015 and ending on December 31, 2015 (the legacy CSC portion), and the second beginning on January 1, 2016 and ending on April 1, 2016 (the CSRA portion), with the Company’s financial goals pro-rated and performance measured for each separate period. The financial goals for the legacy CSC portion of the EICP relate to the performance of CSC’s North American Public Sector (NPS) business. Final fiscal 2016 payouts were determined based on the sum of the payouts for performance for each separate period.
Prior to the Mergers, Mr. Keffer participated in the SRA annual incentive plan, which had a performance period ending on June 30 of each year. Mr. Keffer’s target annual incentive opportunity for fiscal 2016 was therefore pro-rated for the nine-month period beginning July 1, 2015 and ending April 1, 2016, and the performance period for Mr. Keffer’s fiscal 2016 annual incentive was bifurcated into a six month-period beginning July 1, 2015 and ending December 31, 2015 (the legacy SRA portion) and the same three-month period beginning January 1, 2016 and ending April 1, 2016 (the CSRA portion) applicable to our other NEOs who participated in the EICP. For the legacy SRA portion of his fiscal 2016 EICP, Mr. Keffer’s annual incentive was based on performance measures relating to the legacy SRA annual incentive plan.
Ms. Sullivan participated in our Sales Incentive Compensation Plan (SICP) for fiscal 2016. The SICP is an annual cash incentive plan for the Company’s sales professionals which rewards and incentivizes performance based on goals relating to revenue, total contract value, operating income and customer satisfaction for each participant’s assigned territory. The SICP is overseen by our management rather than our Compensation Committee. Ms. Sullivan is expected to participate in the EICP for fiscal 2017. For a separate discussion of Ms. Sullivan’s SICP award, see “Ms. Sullivan’s SICP Award” below.
Target EICP Awards. The Compensation Committee establishes a target award percentage for each NEO who participates in the EICP, representing a percentage of base salary, and an associated target award value. Ea ch NEO’s target award value is established in consideration of market practices, individual scope of responsibility and expected contribution.
Fiscal 2016 Target EICP Percentage Increases. In order to reflect his increased duties and responsibilities associated with his role with CSRA following the Separation, Mr. Prior’s target EICP percentage was increased from 100% to 125% of annual base salary effective November 28, 2015. Mr. Keffer’s target annual incentive percentage with SRA prior to the Mergers was increased from 80% to 100% of annual base salary as of September 30, 2015 and remained at 100% following the Mergers.
Fiscal 2016 Target EICP Award Table. The table below reflects the fiscal 2016 target award percentage, the corresponding target award value, and the target award value as a percentage of target Total Direct Compensation, in each case as of year end.

Named Executive Officer	Target EICP Percentage	Target EICP Value ($)	Percentage of Target Total Direct Compensation
Lawrence B. Prior III	125%	1,031,250	20%
David F. Keffer	100%	425,000	25%
William J. Haynes II	100%	550,000	24%
Kenneth Deutsch	80%	264,000	29%
Catherine Kuenzel	100%	385,000	33%
John DeSimone	80%	308,000	29%
How the EICP Works. EICP awards are earned based on performance relative to targeted financial goals, strategic goals, and (for the legacy CSC portion of the fiscal 2016 EICP awards) customer satisfaction goals, and are subject to further discretionary modification for individual performance.
For the legacy CSC portion of the fiscal 2016 EICP awards, the financial goals were weighted 60% and the strategic and customer satisfaction goals were weighted 20% each. For the CSRA portion of the fiscal 2016 EICP awards, the financial goals were weighted 80% and the strategic goals were weighted 20%, with no weighting given to customer satisfaction. The legacy SRA portion of Mr. Keffer’s fiscal 2016 EICP award was based solely on financial performance.
For each financial performance measure, the Compensation Committee establishes threshold, target and stretch goals, with performance at the threshold level generally corresponding to a 50% achievement percentage, performance at the target level corresponding to a 100% achievement percentage, and performance at or above the stretch level corresponding to a maximum 200% achievement percentage, with achievement percentages interpolated for performance between these performance levels and generally no payout for performance below the threshold level. With respect to the legacy SRA portion of Mr. Keffer’s fiscal 2016 EICP award, however, performance at the threshold level corresponded to a 0% achievement percentage instead of 50%.

In order to emphasize profitability, the Company must achieve at least 80% of its Operating Income goal before any EICP payments are made. In addition, assuming this threshold level is achieved, the percentage achievement of the Operating Income (OI) goal also serves as a multiplier or “funding factor” which is applied to the percentage achievement of the EICP financial measures as a whole to determine the overall score for the financial measures portion of the EICP, up to a maximum of 200%.
The weighted financial performance measure, plus the weighted strategic performance measure, plus (for the legacy CSC portion of the fiscal 2016 EICP awards) the weighted customer satisfaction performance measure determine the initial payout score, which is then adjusted for individual performance and multiplied by an NEO’s target award to reach the final EICP payout amount.
Special rules apply for executives who are subject to Section 162(m). If the Company achieves 80% of its OI goal for the year, each executive subject to Section 162(m) becomes eligible to receive the maximum possible EICP payout. However, to ensure the EICP operates the same way for all executives, the Compensation Committee then exercises “negative discretion” to reduce the executive’s EICP payment based on actual performance with respect to the financial and other measures described in this section.
Fiscal 2016 Financial Measures. All NEOs who participate in the EICP are measured against our financial performance. Management recommends specific goals for financial measures, which are reviewed by the Compensation Committee. The Board provides final approval (subject to certain adjustments).
The table below describes the financial measures, weightings, goals and results used in determining the payouts for the legacy CSC portion of the fiscal 2016 EICP awards for Messrs. Prior, Deutsch and DeSimone and Ms. Kuenzel:

Financial Measures (Weightings)	Purpose	First 9-Month Fiscal 2016 Threshold (millions)	First 9-Month Fiscal 2016 Target (millions)	First 9-Month Fiscal 2016 Stretch (millions)	First 9-Month Fiscal 2016 Results* (millions)	% Achieved

Revenue (30%)	Primary measure of growth which requires expansion of current business, capture of new business and conversion into a revenue stream.	$2,495	$3,119	$4,210	$2,845	78%
Operating Income (40%)	Key component of profitability that reflects revenue growth, investments, cost takeout and operational efficiencies.	$347	$434	$586	$436	100%
Performance Cash Flow (30%)	Internal measure of cash generated or utilized by operating unit.	$347	$434	$586	$348	50%
* Revenue represents the reported revenue for the nine months ended January 1, 2016 excluding revenue from legacy SRA during the period and adjusted for other items. Operating Income is a non-GAAP metric that represents Income from continuing operations before taxes for the nine months ended January 1, 2016 adjusted for Corporate G&A, separation and merger costs, interest expense, and other items. Performance Cash Flow is a non-GAAP metric that represents operating cash flow for the nine months ended January 1, 2016 adjusted for separation, merger and other cash flows.

The table below describes the financial measures, weightings, goals and results used in determining the payout for the legacy SRA portion of the fiscal 2016 EICP award for Mr. Keffer:

Financial Measures (Weightings)	First 6-Month Fiscal 2016 Threshold (millions)	First 6-Month Fiscal 2016 Target (millions)	First 6-Month Fiscal 2016 Stretch (millions)	First 6-Month Fiscal 2016 Results* (millions)	% Achieved
Gross Orders (30%)	$804	$1,005	$1,206	$1,518	200%
Pre-Bonus EBITDA (70%)	$87	$100	$110	$90	23%
* Gross Orders represent contract wins for legacy SRA for the six months ended December 31, 2015. Pre-Bonus EBITDA is a non-GAAP metric that represents Income from continuing operations for the six months ended December 31, 2015 operations adjusted to exclude income tax expense, interest expense, Depreciation & amortization, stock compensation expense, merger and restructuring costs, and bonus expense.
The table below describes the financial measures, weightings, goals and results used in determining the payouts for the CSRA portion of the fiscal 2016 EICP awards for all of our NEOs participating in the EICP:

Financial Measures (Weightings)	Purpose	Fourth Quarter Fiscal 2016 Threshold (millions)	Fourth Quarter Fiscal 2016 Target (millions)	Fourth Quarter Fiscal 2016 Stretch (millions)	Fourth Quarter Fiscal 2016 Results* (millions)	% Achieved

Revenue (30%)	Primary measure of growth which requires expansion of current business, capture of new business and conversion into a revenue stream.	$1,122	$1,403	$1,894	$1,290	80%
Operating Income (40%)	Key component of profitability that reflects revenue growth, investments, cost takeout and operational efficiencies.	$155	$193	$261	$191	97%
Free Cash Flow (30%)	Key component of Company valuation reflecting liquidity, profitability, improved working capital management and capital efficiency.	$90	$112	$152	$167	200%
* Revenue represents the reported revenue for the three months ended April 1, 2016. Operating Income is a non-GAAP metric that represents Income from continuing operations before taxes for the three months ended April 1, 2016 adjusted for Corporate G&A, separation and merger costs, interest expense, and other items. Free Cash Flow is a non-GAAP metric that represents, for the three months ending April 1, 2016, the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments and (3) payments on capital leases and other long-term asset financings. Free cash flow is further adjusted for certain non-recurring cash flow items, such as (1) separation-related payments and (2) the sale of accounts receivables.

Fiscal 2016 Strategic and Customer Satisfaction Measures and Results. Management also recommends a set of strategic goals for review by the Compensation Committee and approval by the Board. These goals are intended to emphasize critical components of the Company’s strategy, including (for the legacy CSC portion of the fiscal 2016 EICP) a cost takeout program, rationalizing the business around certain core segments, improving operating margins, improving cash flow, improving profitability, advancing the Company’s strategy to provide “next gen” services through leveraging our capabilities with strategic partners, completing strategic acquisitions, enhancing the skill sets of employees through new leadership and training, returning cash to stockholders and improving client satisfaction, and (for the CSRA portion of the fiscal 2016 EICP) achievement of our Synergy plan.
The Compensation Committee determined that the strategic goals for the legacy CSC portion of the fiscal 2016 EICP were achieved at 60% based on the Company’s achievement with respect to total contract value, revenue and cash flow compared to budget for the first 9 months of fiscal 2016 (as described in the table above identifying the financial measures, weightings, goals and results for the legacy CSC portion of the fiscal 2016 EICP). The Compensation Committee also determined that 100% of the strategic goals for the CSRA portion of the fiscal 2016 EICP were achieved based on the Company’s performance with respect to its Synergy plan.
The legacy CSC portion of the fiscal 2016 EICP also included a customer satisfaction measure, evaluated by use of a survey that asks our customers how likely they are to recommend us. The Compensation Committee generally establishes the customer responses to its prior year survey as a baseline, and sets improvement goals over that baseline for the Company as a whole and for specific business units and regions. For fiscal 2016, the goal for the North American Public Sector division of CSC was set at 119% of its goal for fiscal 2015. The Compensation Committee determined that 100% of the customer satisfaction goal for the first 9 months of fiscal 2016 was achieved.
Company Scores. The weighted financial, strategic and customer satisfaction results resulted in the following company scores for each portion of the fiscal 2016 EICP:

Legacy CSC Portion of Fiscal 2016 EICP
Measure	Overall Weighting	% Achieved
Revenue	18%	78%
Operating Income	24%	100%
Performance Cash Flow	18%	50%
Strategic Goals	20%	60%
Customer Satisfaction Goals	20%	100%
	Company Score:	79%

Legacy SRA Portion of Fiscal 2016 EICP
Measure	Overall Weighting	% Achieved
Gross Orders	30%	200%
Pre-Bonus EBITDA	70%	23%
	Company Score:	76%

CSRA Portion of Fiscal 2016 EICP
Measure	Overall Weighting	% Achieved
Revenue	25%	80%
Operating Income	30%	97%
Free Cash Flow	25%	200%
Strategic Goals	20%	100%
	Company Score:	119%
Individual Performance Adjustments. Since we are a newly formed company and both legacy companies had very different performance management programs, we employed a simplified approach to individual performance management. Each NEO participating in the fiscal 2016 EICP completed a self-evaluation based on performance against fiscal 2016 goals, impact of contributions to the Company and personal development as a leader. Each NEO was rated on a 3-point scale as having High Impact, Moderate Impact or Low Impact. Our CEO provided feedback and ratings to each member of the executive leadership team and the Compensation Committee did the same for our CEO. In each case, individual performance was assessed against goals, role and contributions in the Separation, Mergers, and launch. In addition, retention considerations were taken in to account. The resulting personal scores were then applied to the company scores described above in determining the fiscal 2016 EICP payouts for each NEO. Each NEO, with the exception of Mr. Prior and Mr. Keffer, received an individual performance rating of 100% for fiscal 2016. The Compensation Committee recognized Mr. Prior with an individual performance rating of 125% for his extraordinary leadership, engagement, and performance in leading the Company through the Separation, Merger and launch of CSRA, his contributions to the strong performance of the Company, and his shaping of the Company’s strategic direction and competitive position to deliver growth in the future. Mr. Keffer received an individual performance rating of 125% due to his significant contributions in establishing the Company following the Separation and Mergers, his influential leadership role in attracting investors, his leadership of the complex finance integration following the Separation and Mergers, his shaping of the Company’s future financial plans and delivery of financial reporting and counsel.

Fiscal 2016 EICP Payouts. The results of the Compensation Committee’s final determinations, including the actual incentive paid to each executive for fiscal 2016, are listed below.

Fiscal 2016 EICP Payouts
Named Executive Officer	Annualized Target EICP Value ($)	Pro-Rata Target EICP Value ($)	Actual Award Paid ($)	Award Paid (as % of Target)
Lawrence B. Prior III*	1,031,250	748,502	868,407	116%
David F. Keffer*	425,000	256,332	300,313	117%
William J. Haynes II*	550,000	137,500	155,061	113%
Kenneth Deutsch	264,000	264,000	235,033	89%
Catherine Kuenzel*	385,000	346,143	305,696	88%
John DeSimone*	308,000	308,000	259,059	84%
* The pro-rata target award values and payments reflect the following adjustments: (1) Mr. Prior’s target award value and payment were pro-rated based on adjustments to his salary and target award percentage during the year as discussed above; (2) Mr. Keffer’s target award value and payment were pro-rated based on a nine-month period of performance as a result of the Mergers as well as adjustments to his salary and target award percentage during the year as discussed above; (3) Mr. Haynes’s target award value and payment were pro-rated based on his mid-year hire date; (4) Ms. Kuenzel’s target award value and payment were pro-rated based on an adjustment to her salary during the year as discussed above as well as her mid-year termination date; and (5) Mr. DeSimone’s payment was pro-rated based on his mid-year termination date.
Ms. Sullivan’s SICP Award. Ms. Sullivan participated in the SICP during fiscal 2016. Management established a target annual SICP incentive for SICP participants and quarterly goals relating to sales revenue (weighted 25%) and total contract value (weighted 40%) and annual goals relating to operating income (weighted 25%) and customer satisfaction (weighted 10%) for each participant’s sales territory. Management set the goals at levels of difficulty it deemed challenging and appropriate to sufficiently incentivize plan participants to achieve their sales quotas.
As a senior leader of the NPS division at CSC prior to the Separation, Ms. Sullivan’s target SICP percentage was set at 100% of her annual base salary, and her target goals under the SICP were based on the performance of the division as a whole. Her target sales revenue, total contract value and operating income goals were set at levels commensurate with the target annual revenue and operating income goals for the combined legacy CSC and CSRA portions of the EICP described above. Her customer satisfaction goal for the NPS division was the same as the customer satisfaction goal for the legacy CSC portion of the EICP described above.
Based on her performance with respect to these goals, Ms. Sullivan earned an SICP award for fiscal 2016, a portion of which was paid quarterly, as set forth in the table below. Ms. Sullivan is expected to participate in the EICP for fiscal 2017.

Named Executive Officer	Target SICP Percentage	Target SICP Value ($)	Percentage of Target Total Direct Compensation	Actual Award Paid ($)	Award Paid (as % of Target)
Sally Sullivan	100%	380,000	36%	375,129	99%

Long-Term Incentive Compensation
General. Long-term incentive (LTI) compensation is the largest component of executive compensation for our NEOs. For fiscal 2016, our regular cycle LTI awards continued to consist of grants of service-vested stock options (Stock Options), weighted 40%, and performance-vested restricted stock units (“Performance Share Units” or “PSUs”) with a three-year performance cycle, weighted 60%.
At the beginning of each fiscal year, the Compensation Committee establishes a target LTI grant value for each NEO, expressed as a percentage of base salary, and the relative mix of award types. Individual target LTI grant values are determined in light of market practices, and actual award levels reflect individual performance and succession considerations. The Compensation Committee follows a similar process for new executives who join the Company during the fiscal year.
Fiscal 2016 Target LTI Percentage Increases. In order to reflect their increased duties and responsibilities associated with their roles with CSRA following the Separation, Mr. Prior’s target LTI percentage was increased from 300% to 400% of annual base salary and Ms. Sullivan’s target LTI percentage was increased from 70% to 75% of annual base salary, in each case effective November 28, 2015.
Fiscal 2016 Target LTI Table. The following table presents the fiscal 2016 target LTI grant values, the target LTI percentage and long-term incentives as a percentage of target Total Direct Compensation, in each case as of year end.

				Percentage of
	Annualized			Target Total
Named Executive	Base	Target LTI	Target LTI	Direct
Officer	Salary ($)	Percentage	Value ($)	Compensation
Lawrence B. Prior III	825,000	400%	3,300,000	64%
David F. Keffer	425,000	200%	850,000	50%
William J. Haynes II	550,000	225%	1,237,500	53%
Sally Sullivan	380,000	75%	285,000	27%
Kenneth Deutsch	330,000	100%	330,000	36%

Catherine Kuenzel	385,000	100%	385,000	33%
John DeSimone	385,000	100%	385,000	36%
Stock Options. Stock Options (comprising 40% of each NEO’s target LTI award) provide value to executives only if the market value of our common stock appreciates over time. The exercise price for each Stock Option is the closing price of our common stock on the grant date. One-third of the Stock Options vest and become exercisable on each of the first three anniversaries of the grant date.
Performance Share Units. Performance Share Units (comprising 60% of each NEO’s target LTI award) provide an opportunity for our executives to earn common stock if targeted performance goals are met over a three-year performance period. Performance is measured based on the Company’s diluted Earnings Per Share from continuing operations (EPS). The Compensation Committee believes that EPS, aside from being a key measure of stockholder value, serves as the best measure of performance and profitability in light of the Company’s multi-year strategy.For each award, EPS performance is measured over the last year in the three-year performance period. The Compensation Committee establishes threshold, target and maximum EPS goals, at which 50%, 100% and 200%, respectively, of the target PSUs may vest. Vesting is interpolated for EPS performance between these goals. No PSUs vest if EPS performance is below the threshold goal. In addition, each award also provides an opportunity for accelerated vesting based on EPS performance in the first and second years of the performance period, in order to recruit, retain and motivate progress toward multiyear goals. If our EPS for that year equals or exceeds the threshold EPS goal for the award, 25% of the target PSUs may vest at the end of the first year of the performance period. In addition, 25% of the target PSUs may vest at the end of the second year of the performance period if our EPS for that year equals or exceeds the threshold EPS goal (if not achieved after year one) or if our EPS performance for the second year equals or exceeds the EPS goal at which 75% of the target PSUs vest (if partial vesting occurred after year one). Up to 200% of the target PSUs, less any PSUs which vested in years one or two, may vest at the end of the third year of the performance period, subject to our EPS performance for that year.Fiscal 2016 PSUs. Each NEO was granted a target number of fiscal 2016 PSUs as set forth in the “Fiscal 2016 Long Term Incentive Awards” table below. Between 0% and 200% of the target fiscal 2016 PSUs will vest at the end of fiscal 2018 based on our EPS performance for fiscal 2018. The threshold EPS goal (at which 50%, and below which 0%, of the target fiscal 2016 PSUs will vest) has been set by the Compensation Committee at $1.89, subject to adjustment to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, and unusual or infrequently occurring events or transactions.
The fiscal 2016 PSUs also provide an opportunity for partial vesting in years one and two of the performance period, as described above. One quarter of the target PSUs vested at the end of fiscal 2016 because our fiscal 2016 EPS of $1.96* exceeded the threshold EPS goal of $1.89. If our EPS in fiscal 2017 equals or exceeds the EPS goal at which 75% of the target PSUs may vest, an additional 25% of the target PSUs will vest at the end of fiscal 2017. Up to 200% of the target PSUs, less any PSUs which received accelerated vesting for fiscal 2016 or fiscal 2017, will vest at the end of fiscal 2018, subject to EPS performance for fiscal 2018.
* Represents diluted Earning Per Share from continuing operations for Fiscal 2016 determined in accordance with GAAP of $0.53, after adjustment for (1) historical SRA loss from continuing operations before taxes, (2) separation and merger costs, (3) one-time integration costs, (4) mark-to-market pension and other postemployment benefits (OPEB) expense, (5) amortization of funded backlog associated with SRA acquisition, (6) adjusted income tax expense and (7) noncontrolling interest.
Fiscal 2016 Long-Term Incentive Awards. The target award value actually received and the number of Separation-adjusted shares granted for each element of our LTI compensation for fiscal 2016 is set forth in the table below.
The target LTI value actually received by an NEO differs from his or her year-end target LTI value described above due to various factors, including mid-year hire dates or mid-year changes to base salaries and target LTI percentages as described above. Each NEO employed by CSC prior to the Separation (Messrs. Prior, Deutsch and DeSimone and Mses. Sullivan and Kuenzel) received an initial LTI award from CSC in May 2015 based on their then current target LTI values. Mr. Prior and Ms. Kuenzel received an additional pro-rata target LTI award in December 2015 to reflect increases in their duties and responsibilities following the Separation. The additional grants were determined based on each executive’s increased base salary and (in Mr. Prior’s case) target LTI percentage that went into effect following the Separation as described above. For each of Mr. Prior and Ms. Kuenzel, the table below presents the aggregate target LTI value and number of Separation-adjusted shares received in fiscal 2016 for both grants. Mr. Keffer’s target LTI award, granted in December 2015, was pro-rated based on his service after the Mergers. Mr. Haynes also received a pro-rata target LTI award in January 2016 based on his mid-year start date.

Fiscal 2016 Long-Term Incentive Awards
				Performance
		Stock Options		Share Units
	Target	Award	Stock	Target	Target Share
	LTI	Value	Options	Award	Units
Named Executive Officer	Received ($)	($)	(#)	Value ($)	(#)
Lawrence B. Prior III*	2,300,000	920,000	109,513	1,380,000	46,147
David F. Keffer	283,333	113,333	18,106	170,000	5,812
William J. Haynes II	309,375	123,750	20,283	185,625	6,511
Sally Sullivan*	304,000	121,600	13,099	182,400	6,062
Kenneth Deutsch*	283,800	113,520	12,227	170,280	5,658
Catherine Kuenzel*	331,333	132,533	14,836	198,800	6,620
John DeSimone*	334,950	133,980	14,433	200,970	6,678

*
For Messrs. Prior, Deutsch and DeSimone and Mses. Sullivan and Kuenzel, reflects the Separation-related adjustment of the number of fiscal 2016 options and PSUs originally granted prior to the Separation.

In accordance with our Equity Grant Policy, the target award values listed in the table above generally differ from the award values listed in the Summary Compensation Table. In order to determine the number of stock options to award, the target grant value for options is divided by the fair market value of an option determined by using the average closing price of our stock for the three-month period ending on the grant date and the Black Scholes option pricing model. The number of shares underlying our Performance Share Units is also calculated by dividing the target grant value by the average closing price of our stock for the three-month period ending on the grant date. This method is employed to reduce the impact of stock price spikes, either positive or negative, when determining the number of shares underlying these awards. In contrast, the grant values in the Summary Compensation Table are determined using the grant date closing price.Fiscal 2016 Target Total Direct Compensation
The chart below displays the value of each element of target Total Direct Compensation described above for our NEOs, presented based on year-end annualized base salaries, targets and incentive percentages. The value of compensation actually realized will vary from the Compensation Committee’s targets based on the pro-rated incentive values the NEOs actually received, our financial results and our stock price performance.

		Target Annual Cash Incentives	Target Long-Term Incentive Grant Value ($)
Named Executive	Base Salary			Target Total Direct
Officer	($)	($)		Compensation ($)
Lawrence B. Prior III	825,000	1,031,250	3,300,000	5,156,250
David F. Keffer	425,000	425,000	850,000	1,700,000
William J. Haynes II	550,000	550,000	1,237,500	2,337,500
Sally Sullivan	380,000	380,000	285,000	1,045,000
Kenneth Deutsch	330,000	264,000	330,000	924,000
Catherine Kuenzel	385,000	385,000	385,000	1,155,000
John DeSimone	385,000	308,000	385,000	1,078,000
Inducement Award
As an inducement to join the Company, Mr. Haynes received a one-time cash signing bonus of $250,000 and a one-time restricted stock unit (RSU) grant in connection with his hiring, in the amount of 35,075 RSUs. The inducement RSU grant vests over a two-year period following the grant date, subject to Mr. Haynes’s continued employment.
Other Executive Compensation
Post-Employment Benefits
Retirement Plans. The Compensation Committee views retirement benefits as an important component of our executive compensation program. As such, we offer our employees, including the NEOs, a retirement program that provides the opportunity to accumulate retirement income. We periodically review our benefits program against our peer group and aim for the program to be competitive. None of our NEOs are eligible to participate in our frozen defined-benefit pension plan.

Retirement Plans
CSRA 401(k) Plan	Broad-based, qualified, defined contribution 401(k) plan with company match on a portion of employee contributions and directed investment alternatives.
SRA International Inc. 401(k) Savings Plan	Broad-based, qualified, defined contribution 401(k) plan with company match on a portion of employee contributions and directed investment alternatives.

Deferred Compensation Plan
We maintain the CSRA Deferred Compensation Plan, which is offered to a select group of management employees. This unfunded plan allows participants to defer receipt of incentive compensation and salary. Additional details can be found under “Fiscal Year 2016 Nonqualified Deferred Compensation” below.

Severance and Change in Control Compensation
In order to offer competitive total compensation packages to our executive officers, as well as to ensure the ongoing retention of these individuals, we offer certain post-employment benefits to a select group of executive officers, including our NEOs. The Executive Officer Employment Separation Policy (the Separation Policy) covers the CEO and those executives reporting directly to the CEO who are Section 16 officers. The Separation Policy provides “double trigger” income and benefits continuity protection to the executive for the limited case in which the employment of the executive officer is terminated by the Company without cause or by the executive for good reason during a specified window of time following a change in control. This is intended to preserve executive productivity and encourage retention during an actual or potential change in control of the Company.
The Separation Policy also provides severance benefits, at the discretion of the Compensation Committee, to certain executives whose employment is terminated by the Company, without cause, in situations not involving a change in control. An executive who resigns from the Company or is terminated for cause is not entitled to benefits under the Separation Policy. We believe the importance of these benefits increases with the position and level of responsibility of the executive.
Additional details regarding the Separation Policy are provided under “Potential Payments Upon Change in Control and Termination of Employment” below.

The Company has entered into non-compete agreements with Messrs. Prior, Keffer, Haynes, and Deutsch as well as Ms. Sullivan. These agreements generally prohibit our executives from competing with CSRA for 12 months following any termination of employment, prohibit solicitation of CSRA employees or clients for 24 months following any termination of employment, and contain a non-disclosure provision. We entered into these agreements in an effort to protect vital Company interests, and any separation payments made to such individuals would confirm the non-compete and non-solicitation terms in the separation agreement.
In connection with their respective terminations of employment on March 16, 2016, Ms. Kuenzel and Mr. DeSimone each became entitled to receive one-year of base salary as severance pay. Each executive also remains entitled to receive a pro-rata portion of the EICP payment for fiscal 2016 which they would have otherwise received but for their termination. Mr. DeSimone is also entitled to the employer-paid portion of his COBRA premiums during his severance period.Perquisites and Other Benefits
Health Care Benefits. We provide health care benefits to eligible employees, including medical, dental, life, disability and accident insurance. These benefits are available to all U.S. employees generally, including the NEOs. These programs are designed to provide certain basic quality of life benefits and protections.
Perquisites. We provide certain limited perquisites to senior executives, including the NEOs, in order to enhance their security and productivity. The Compensation Committee reviews the perquisites provided to the NEOs annually as part of its overall review of executive compensation. The Compensation Committee has determined that it is reasonable and competitive to provide these benefits. These perquisites are described more fully in the “Summary Compensation Table,” below.
Compensation Framework
Role of Management
The CEO, with the assistance of the Chief Human Resources Officer, conducts an annual review of the total compensation of each executive officer, including the NEOs. The CEO’s review includes an assessment of each executive officer’s performance, the performance of the individual’s respective business or function, executive retention considerations, succession potential and the competitive market. Following such review, the CEO recom mends base salaries and target STI and LTI opportunities for the executive officers to the Compensation Committee.
Role of the Compensation Committee
The Compensation Committee, which is comprised entirely of independent directors, is responsible for overseeing the Company’s compensation policies and programs. In fulfilling its responsibilities, the Compensation Committee annually reviews general trends in executive compensation, compensation design, and the total value and mix of compensation for our executive officers. This process includes the review and approval of the target and actual Total Direct Compensation of each executive officer, taking into consideration internal pay equity, tenure and performance of various executive officers, potential future contributions, succession, and competitive market information. Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to a subcommittee or to Company employees or others. The Compensation Committee has not delegated its authority for compensation for executive officers. However, the Compensation Committee has delegated authority under our equity incentive plans to the CEO to grant equity awards to employees who are not senior executives, subject to certain limits.
CEO Compensation. The Compensation Committee works directly with its compensation consultant to provide a decision-making framework for setting the CEO’s target Total Direct Compensation. The Compensation Committee establishes the goals relevant to the CEO’s compensation and makes a recommendation to the Board for the CEO’s compensation. The independent directors of the Board review the Compensation Committee’s recommendations and determine the CEO’s total compensation.
Role of Compensation Consultant
To assist the Compensation Committee in discharging its responsibilities, the Compensation Committee has directly retained Pearl Meyer & Partners (Pearl Meyer) as its independent compensation consultant.
Pearl Meyer consults with the Compensation Committee on executive compensation matters generally, including advising on trends and best practices in the design, composition and policies of executive compensation programs and providing commentary and advice on management proposals to the Compensation Committee. Specifically, during fiscal 2016, Pearl Meyer advised the Compensation Committee on:

•	Pay practice trends

•	Proxy trends

•	CEO compensation

•	Non-employee director compensation

•	Pay for performance

•	Selection of peer group companies; and

•
Peer group pay comparisons The compensation consultant also attends most Compensation Committee meetings at the request of the Committee Chair. Other than the work performed in fiscal 2016 for the Compensation Committee, Pearl Meyer did not provide any other services to CSRA or our executive officers. Based on this and other factors reviewed by the Compensation Committee, the Compensation Committee has determined that the work performed by Pearl Meyer as the compensation consultant to the Compensation Committee does not raise any conflict of interest. The Compensation Committee will continue to monitor the independence of its compensation consultants on an annual basis.

Review of Market Compensation Data
The Compensation Committee reviews market pay levels and practices for NEOs using a combination of survey data and proxy disclosures on pay for our peer group. In March 2016, following the Separation, the Compensation Committee reviewed and approved our peer group for the purposes of reviewing the competitiveness of compensation opportunities for our NEOs.

The Compensation Committee considered several factors in its choice of peers, including the market in which the Company competes for executive talent, industry classification, revenue size, business descriptions and other size characteristics such as EBITDA, market capitalization and number of employees. The Peer Group includes the following 14 companies:

Peer Group
Company Name	Last 12 Month Revenue ($ in billions)*
Textron Inc.	13.4
L-3 Communications Holdings Inc.	10.5
Computer Sciences Corporation	7.1
NCR Corporation	6.5
Harris Corporation	6.4
NetApp, Inc.	5.9
Motorola Solutions, Inc.	5.8
Booz Allen Hamilton Holding Corporation	5.3
Fiserv, Inc.	5.3
Rockwell Collins Inc.	5.2
Leidos Holdings, Inc.	5.1
Science Applications International Corporation	4.2
CACI International Inc.	3.3
Unisys Corporation	3.0
* As of March 2016, except for Computer Sciences Corporation as of April 1, 2016.
Our fiscal 2016 revenue of $5.2 billion ranked near the median revenue of $5.55 billion for the peer companies as of March 2016.
Additional Compensation Policies
In addition to the components of our executive compensation program, we maintain the compensation policies described below.
Policy on Transactions in Company Securities and Related Derivatives
The Board of Directors has adopted a policy prohibiting directors, corporate officers and each employee of CSRA or our subsidiaries who are financial insiders, and members of their immediate families, from entering into any transactions in our securities except during announced trading periods, or pursuant to a trading plan under Rule 10b5-1 of the Exchange Act. Such transactions are subject to pre-approval by the Company’s General Counsel prior to entering any such transaction. In addition, we prohibit directors, officers and financial insiders, and members of their immediate families, from derivative security transactions with respect to our equity securities. We also discourage persons subject to such policy from margining or pledging our stock to secure a loan or purchase shares of our stock on margin. None of the NEOs has margined or pledged any of our stock.
Equity Ownership Guidelines
The Compensation Committee has adopted equity ownership guidelines for senior level executives to encourage them to build their ownership positions in our common stock over time and retain shares they earn through our equity incentive plans. The Compensation Committee believes that stock ownership by our executive officers further aligns their interests with those of long-term stockholders. Under the equity ownership guidelines, each senior level executive who has not yet achieved the equity ownership levels must retain a certain percentage of the net shares (after withholding for taxes and exercise price) resulting from stock option exercises, Performance Share Unit payments or other Long-Term Incentives until the levels are achieved. In order to encourage executives to meet the guidelines more quickly, there are higher retention requirements the further an executive is from meeting the guidelines. Under this retention requirement, executives who have satisfied 50% or less of their ownership guideline must retain 100% of their net shares, executives who have satisfied between 51% and 75% of their ownership guideline must retain 75% of their net shares, and executives who have satisfied more than 75% of their ownership guidelines must retain 50% of their net shares. The ownership guidelines for our NEOs are as follows:

Stock Value as a Percentage of Base Salary
Position
Chief Executive Officer	700%
Other Named Executive Officers	300%
The Compensation Committee reviews compliance with the guidelines on an annual basis and considers the amount of common stock held directly or through the Company’s 401(k) plans and RSUs (but not Performance Share Units) in determining whether an executive has achieved his designated equity ownership level.
Tax Deductibility of Compensation
Section 162(m) limits a company’s annual tax deduction for compensation to its CEO and its three other highest-paid executive officers employed at year-end (other than the CFO) to $1 million per person, unless, among other things, the compensation is “performance-based,” as defined in Section 162(m), and provided under a plan that has been approved by the stockholders. It is our policy to design and administer our compensation program in a tax efficient manner and the Compensation Committee considers the impact of the deduction limitations imposed by Section 162(m) on the Company. As noted above, compensation decisions are made, among other things, to ensure market competitiveness, to reward outstanding performance, and to attract proven talent.
Compensation Recoupment Policy
Under the Company’s equity grant agreements, employees may be required to forfeit awards or gains if a recipient breaches the non-competition, non-solicitation of employees, or non-disclosure provisions of such agreements.

Summary Compensation Table

The following table provides information on the compensation of the Named Executive Officers (NEOs) in the Fiscal Years indicated. For each of the NEOs, other than Mr. Keffer and Mr. Haynes, fiscal 2016 compensation includes compensation paid or awarded by CSC prior to the Separation in addition to compensation paid or awarded by us. Since we were not a reporting company prior to November 27, 2015, compensation for most of our NEOs is presented for fiscal 2016 only; however, for Mr. Prior, the table presents compensation paid or awarded by CSC for the two prior fiscal years as well, since this information was previously required to be provided in response to SEC filing requirements.

Name &	Fiscal	Salary[1]	Bonus[2]	Stock Awards[3]	Option Awards[4]	Non-Equity Incentive Plan Compensation[5]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6]	All Other Compensation[7]	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Lawrence B. Prior III........	2016	662,019	—	1,390,833	935,875	868,407	—	25,709	3,882,843
President and Chief Executive Officer	2015	505,077	100,000	492,432	306,581	395,800	—	8,606	1,808,496
	2014	422,769	140,000	280,918	213,758	241,311	—	8,295	1,307,051

David F. Keffer…………......	2016	141,667	—	160,004	113,344	300,313	—	8,144	723,472
Executive Vice President and Chief Financial Officer									—

Name &	Fiscal	Salary[1]	Bonus[2]	Stock Awards[3]	Option Awards[4]	Non-Equity Incentive Plan Compensation[5]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6]	All Other Compensation[7]	Total
William J. Haynes II..........	2016	122,692	250,000	1,181,874	123,726	155,061	—	1,003	1,834,356
Executive Vice President, General Counsel and Secretary

Sally Sullivan...................	2016	380,000	—	187,224	124,277	375,129	—	8,214	1,074,844
Executive Vice President, Homeland Security Group

Kenneth Deutsch...............	2016	330,000	—	174,761	116,011	235,033	—	6,012	861,817
Executive Vice President, Defense Group

Catherine Kuenzel.............	2016	351,077	—	202,640	135,224	305,696	—	38,224	1,032,861
Former Executive Vice President, Homeland Security Group
John DeSimone...............	2016	374,635	—	206,262	136,941	259,059	—	119,274	1,096,171
Former Executive Vice President, Delivery and Operations
__________________

1.
The amounts shown in Column (c) reflect all salary earned during the fiscal year, whether or not payment was deferred pursuant to the Deferred Compensation Plan or any other plan. All NEOs are paid in U.S. dollars.

2.	The amounts shown in Column (d) reflect new hire sign on bonuses.

3.
The amounts shown in Column (e) reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for performance-vesting and service-vesting RSUs granted during the fiscal year. For awards granted by CSC prior to the Separation, the grant-date fair value was determined based on the actual (pre-adjustment) number of shares granted and the CSC share price at the time of grant.

Pursuant to SEC rules, we present the amounts excluding the impact of estimated forfeitures. For a discussion of the assumptions made in the valuation of RSUs, reference is made to the section of Notes 1 and 18 to the Company’s Consolidated and Combined Financial Statements set forth in the Company’s 2016 Annual Report filed on Form 10-K providing details of the Company’s accounting under FASB ASC Topic 718. CSRA Performance Share Units and RSUs canceled or forfeited during fiscal year 2016 are as follows:

Name	Fiscal 2016 Total Stock Award Cancellation/Forfeitures
Catherine Kuenzel	7,651
John DeSimone	7,709

These cancellations/forfeitures represent CSRA PSUs and RSUs that were forfeited upon Ms. Kuenzel’s and Mr. DeSimone’s terminations of employment effective March 16, 2016.

The stock awards granted by the Company consist primarily of PSUs. For all PSUs, the amounts included in Column (e) reflect the value at the grant date based upon the estimated performance during the performance period at 100% of target. The maximum grant date values of the fiscal 2016 stock awards (including service-vesting RSUs and assuming that PSUs pay out at the maximum of 200% of target) are as follows:

Name	Fiscal 2016 Stock Awards at Maximum Value ($)

Lawrence B. Prior III	2,781,667
David F. Keffer	320,009
William Haynes II	1,366,917
Sally Sullivan	374,449
Kenneth Deutsch	349,522
Catherine Kuenzel	405,279
John DeSimone	412,524

4.
The amounts shown in Column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted during the fiscal year. For awards granted by CSC prior to the Separation, the grant-date fair value was determined based on actual (pre-adjustment) number of shares granted and the CSC share price at the time of grant.

Pursuant to SEC rules, we present the amounts excluding the impact of estimated forfeitures. For a discussion of the assumptions made in the valuation of stock options, reference is made to the section of Notes 1 and 18 to the Company’s Consolidated and Combined Financial Statements set forth in the Company’s 2016 Annual Report on Form 10-K providing details of the Company’s accounting under FASB ASC Topic 718. CSRA stock options canceled or forfeited during fiscal 2016 are as follows:

Name	Fiscal 2016 Total Option Award Cancellation/Forfeitures
Catherine Kuenzel	17,778
John DeSimone	17,375

These cancellations/forfeitures represent CSRA stock options that were forfeited upon Ms. Kuenzel’s and Mr. DeSimone’s terminations of employment effective March 16, 2016.

5.
The amounts shown in Column (g) reflect amounts earned during the fiscal year under the EICP and (for Ms. Sullivan) the SICP, whether or not payment was deferred pursuant to the Deferred Compensation Plan.

6.	No NEO participated in the Company’s pension plan or received above-market or preferential earnings from the Deferred Compensation Plan for any year presented in the table.

7.
Column (i) includes the total dollar amount of all other compensation, perquisites and other property paid to the NEOs. During fiscal 2016, the Company provided the following perquisites and other personal benefits, or property, to NEOs, except as otherwise indicated: tax equalization payments for the state income tax assessed by states other than the respective NEO’s state of residency (Messrs. Prior and DeSimone), financial counseling (Mr. Prior), pay in lieu of termination notice/immediate severance pay and cashout of accrued paid time off at termination of employment (Ms. Kuenzel and Mr. DeSimone). In addition, the Company makes matching contributions to the Company’s broad-based 401(k) defined contribution plans on behalf of the NEOs. The Company also pays premiums for life insurance policies for the benefit of the NEOs, none of whom has or will receive, or has been allocated, an interest in any cash surrender value under these policies.

The cost of each perquisite and the amount of matching contributions to the defined contribution plan, life insurance premiums and severance benefits paid for each NEO in fiscal 2016 are set forth below:

Named Executive Officer (NEO)	Tax Equalization Payments	Financial Counseling	401(k) Plan Matching Contributions	Basic Life Insurance Premiums	Vacation Cashout	Pay In Lieu of Notice	Total
Lawrence B. Prior	1,186	15,068	7,950	1,505	—	—	25,709
David F. Keffer	—	—	7,950	194	—	—	8,144
William J. Haynes II	—	—		1,003	—	—	1,003
Sally Sullivan	—	—	6,948	1,266	—	—	8,214
Kenneth Deutsch	—	—	5,410	602	—	—	6,012
Catherine Kuenzel	—	—	7,721	702	14,993	14,808	38,224
John DeSimone	82,084	—	6,779	702	14,901	14,808	119,274

All employees (including the NEOs) formerly with CSC and with at least one year of service are vested in the matching contributions credited to their 401(k) accounts in the CSRA 401(k) Plan. All employees (including NEOs) formerly with SRA and with three years of service are vested in the matching contributions credited to their 401(k) accounts in the SRA International Inc. 401(k) Savings Plan. As a new hire, Mr. Haynes participates in the CSRA 401(k) Plan.

Fiscal 2016 Grants of Plan-Based Awards

The following table provides information on EICP and SICP awards, RSUs, PSUs and stock options granted to the NEOs in the Fiscal Year ended April 1, 2016.

Name (a)	Grant Date (b)	Approval Date (c)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#) (j)	All Other Option Awards: Number of Securities Under-lying Options[4] (#) (k)	Exercise or Base Price of Option Awards[4] ($/Sh) (l)	Grant Date Fair Value of Stock and Option Awards[3,4]($) (m)
			Threshold ($) (d)	Target ($) (e)	Maxi-mum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maxi-mum (#) (i)
Lawrence B. Prior III
EICP			515,625	1,031,250	2,062,500	—	—	—	—	—	—	—
RSUs – Perfor-mance	12/15/2015	12/8/2015	—	—	—	2,564	10,256	20,512	—	—	—	282,348
	5/22/2015	5/21/2015	—	—	—	4,047	16,187	32,374	—	—	—	1,108,486
Stock Options	12/15/2015	12/8/2015	—	—	—	—	—	—	—	31,951	27.53	200,013
	5/22/2015	5/21/2015	—	—	—	—	—	—	—	34,982	68.48	735,862
David F. Keffer

EICP			159,375	318,750	637,500	—	—	—	—	—	—	—
RSUs – Perfor-mance	12/15/2015	12/8/2015	—	—	—	1,453	5,812	11,624	—	—	—	160,004
Stock Options	12/15/2015	12/8/2015	—	—	—	—	—	—	—	18,106	27.53	113,344
William J. Haynes II
EICP			68,750	137,500	275,000	—	—	—	—	—	—	—
RSUs – Perfor-mance	1/15/2016	1/8/2016	—	—	—	1,628	6,511	13,022	—	—	—	185,043
RSUs – Induce-ment	1/15/2016	1/8/2016	—	—	—	—	—	—	35,075	—	—	996,832
Stock Options	1/15/2016	1/8/2016	—	—	—	—	—	—	—	20,283	28.42	123,726
Sally Sullivan
SICP			—	380,000	—	—	—	—	—	—	—	—
RSUs – Perfor-mance	5/22/2015	5/21/2015	—	—	—	684	2,734	5,468	—	—	—	187,224
Stock Options	5/22/2015	5/21/2015	—	—	—	—	—	—	—	5,908	68.48	124,277
Kenneth Deutsch
EICP			165,000	330,000	660,000	—	—	—	—	—	—	—
RSUs – Perfor-mance	5/22/2015	5/21/2015	—	—	—	638	2,552	5,104	—	—	—	174,761
Stock Options	5/22/2015	5/21/2015	—	—	—	—	—	—	—	5,515	68.48	116,011

Catherine Kuenzel
EICP			192,500	385,000	770,000	—	—	—	—	—	—	—
RSUs – Perfor-mance	12/15/2015	12/8/2015	—	—	—	138	550	1,100	—	—	—	15,142
RSUs – Perfor-mance	5/22/2015	5/21/2015	—	—	—	685	2,738	5,476	—	—	—	187,498
Stock Options	12/15/2015	12/8/2015	—	—	—	—	—	—	—	1,715	27.53	10,736
	5/22/2015	5/21/2015	—	—	—	—	—	—	—	5,918	68.48	124,488
John DeSimone
EICP			192,500	385,000	770,000	—	—	—	—	—	—	—
RSUs – Perfor-mance	5/22/2015	5/21/2015	—	—	—	753	3,012	6,024	—	—	—	206,262
Stock Options	5/22/2015	5/21/2015	—	—	—	—	—	—	—	6,510	68.48	136,941

     ____________________

1.
The amounts shown in Columns (d), (e) and (f) reflect the threshold, target and maximum amounts which could be earned under the applicable annual incentive plan for fiscal 2016. Actual amounts earned for fiscal 2016 under the plan are set forth in column (g) of the Summary Compensation Table.

2.
For the PSU awards, the number of shares which may vest ranges from 25% of the target shares if fiscal 2016 or fiscal 2017 EPS threshold is met, to a maximum of 200% of the target shares if fiscal 2018 EPS maximum is achieved. The threshold number contained in Column (g) represents achievement of 25% of target, but the actual payment could range to zero. In May 2016, the Compensation Committee determined that the threshold EPS was achieved for fiscal 2016. Thus, for all NEOs other than Ms. Kuenzel and Mr. DeSimone, 25% of the target units were earned and paid during the first quarter of fiscal Year 2017. Ms. Kuenzel’s and Mr. DeSimone’s fiscal 2016 PSUs were forfeited upon their respective terminations of employment effective March 16, 2016.

For PSU awards granted by CSC in May 2015, the number of PSUs reflects the original number of PSUs granted and the grant-date fair value of the awards is based on CSC’s share price ($68.48) on the date of grant. In connection with the Separation, the May 2015 PSU awards were converted into PSUs with respect to shares of our common stock and the number of PSUs was adjusted. The as-adjusted number of May 2015 PSUs for each NEO who received a May 2015 PSU grant is shown in the Outstanding Equity Awards at Fiscal Year End table, below.

3.
Mr. Haynes received a service-vesting inducement RSU grant at the time of hire. The grant vests over a 2-year period from the grant date in two equal tranches on the first and second anniversaries of the grant date.

4.
For option awards granted by CSC in May 2015, the number and exercise price of the options reflects the original number and exercise price of the options granted and the grant-date fair value of the awards is based on CSC’s Black-Scholes share price ($21.04) on the date of grant. In connection with the Separation, the May 2015 option awards were converted into options with respect to shares of our common stock and the number and exercise price of the options was adjusted. The as-adjusted number and exercise price of the May 2015 options for each NEO who received a May 2015 option grant is shown in the Outstanding Equity Awards at Fiscal Year End table below.

Outstanding Equity Awards at Fiscal 2016 Year-End

The following table provides information on unexercised stock options and unvested RSUs and PSUs held by the NEOs on April 1, 2016.

		Option Awards					Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)		Market Value of Shares or Units of Stock That Have Not Vested [1] ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[2] (#) (h)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested 1, [2] ($) (i)
Lawrence B. Prior III	12/15/2015	—	—		—	—	—		—	10,256	[3]	279,681
	12/15/2015	—	31,951	[4]	27.53	12/15/2025	—		—	—		—
	5/22/2015	—	—		—	—	—		—	35,891	[3]	978,748
	5/22/2015	—	77,562	[4]	30.89	5/22/2025	—		—	—		—
	12/15/2014	—	—		—	—	1,205	[5]	32,860	—		—
	12/15/2014	7,252	3,625	[6]	27.94	12/15/2024	—		—	—		—
	5/16/2014	—	—		—	—	1,201	[5]	32,751	—		—
	5/16/2014	6,858	3430	[6]	27.47	5/16/2024	—		—	—		—
	6/17/2013	18,692	—		20.39	6/17/2023	—		—	—		—
David F. Keffer	12/15/2015	—	—		—	—	—		—	5,812	[3]	158,493
	12/15/2015	—	18,106	[4]	27.53	12/15/2025	—		—	—		—
	11/4/2014	—	25,027	[7]	15.98	11/4/2024	—		—	—		—
	2/9/2012	—	4,867	[8]	15.98	2/9/2022	—		—	—		—
William J. Haynes II	1/15/2016	—	—		—	—	—		—	6,511	[3]	177,555
	1/15/2016	—	20,283	[4]	28.42	1/15/2026	—		—	—		—
	1/15/2016	—	—		—	—	35,075	[9]	956,495	—		—
Sally Sullivan	5/22/2015	—	—		—	—	—		—	6,062	[3]	165,311
	5/22/2015	—	13,099	[4]	30.89	5/22/2025	—		—	—		—
	5/16/2014	—	—		—	—	895	[5]	24,407	—		—
	5/16/2014	5,110	2,556	[6]	27.47	5/16/2024	—		—	—		—
	11/15/2013	—	—		—	—	646	[5]	17,616	—		—
	11/15/2013	3,390	—		24.17	11/15/2023	—		—	—		—
Kenneth Deutsch	5/22/2015	—	—		—	—	—		—	5,658	[3]	154,294
	5/22/2015	—	12,227	[4]	30.89	5/22/2025	—		—	—		—

		Option Awards					Stock Awards
	12/15/2014	—	—		—	—	197	[5]	5,372	—	—
	12/15/2014	1,182	592	[6]	27.94	12/15/2024	—		—	—	—
	5/16/2014	—	—		—	—	507	[5]	13,826	—	—
	5/16/2014	2,894	1,449	[6]	27.47	5/16/2024	—		—	—	—
	5/20/2013	—	—		—	—	1,087	[10]	29,642	—	—
	5/20/2013	3,270	—		20.14	5/20/2023	—		—	—	—
	5/22/2012	2,279	—		11.91	5/22/2022	—		—	—	—
	6/20/2011	1,013	—		17.39	6/20/2021	—		—	—	—
	11/16/2009	3,799	—		24.81	11/16/2019	—		—	—	—
Catherine Kuenzel	5/16/2014	5,884	—		27.47	6/16/2016	—		—	—	—
	5/20/2013	12,722	—		20.14	6/16/2016	—		—
John DeSimone	5/16/2014	5,884	—		27.47	6/16/2016	—		—	—	—
	5/20/2013	13,292	—		20.14	6/16/2016	—		—	—	—
	11/15/2012	5,573	—		15.53	6/16/2016	—		—	—	—

 ____________________

1.
As required by SEC rules, the market value of service-vesting RSUs shown in column (f) and Performance Share Units shown in Column (h) is based on the $27.27 closing market price of our common stock on April 1, 2016.

2.
The number of unearned Performance Share Units and the market value of unearned Performance Share Units shown in Columns (h) and (i) are based on achieving target performance goals for the fiscal 2016 PSUs awards.

3.
Represents 100% of the target number of Performance Share Units that vest subject to our EPS performance for the three-year period ending on the last day of fiscal 2018. Partial accelerated vesting may occur if our EPS performance is at or above certain levels during fiscal 2016 or fiscal 2017. In May 2016, our Compensation Committee determined that the threshold performance goal had been achieved during fiscal 2016, resulting in accelerated vesting and payout of 25% of the target units during the first quarter of fiscal 2017.

4.	Vests in equal tranches on the first three anniversaries of the grant date.

5.	Vests in equal tranches in May 2016 and May 2017.

6.	Vests on the third anniversary of the date of grant.

7.	Vests in equal 25% tranches on July 20, 2016 and each anniversary thereof.

8.	Vests on July 20, 2016.

9.	Vests in equal 50% tranches on the first and second anniversary of the grant date.

10.	Vested on May 20, 2016.

Fiscal 2016 Option Exercises and Stock Vested

The following table provides information on stock options held by the NEOs that were exercised and RSUs and PSUs held by the NEOs that vested during the fiscal year ended April 1, 2016. The table below reflects activity in CSC shares prior to the Separation and activity in CSRA shares after the Separation.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise[1] (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting[2] (#) (d)	Value Realized on Vesting ($) (e)
Lawrence B. Prior III	—	—	16,488	646,024
David F. Keffer	—	—	—	—
William J. Haynes II	—	—	—	—
Sally Sullivan	—	—	4,991	180,865
Kenneth Deutsch	—	—	2,091	99,489
Catherine Kuenzel	—	—	9,802	348,054
John DeSimone	—	—	20,287	745,940

___________________

1.	None of the NEOs exercised any options during fiscal 2016.

2.
Reflects the gross number of underlying shares for PSUs that vested on the applicable vest date. Messrs. Keffer and Haynes did not vest in any restricted stock units during fiscal 2016. The total number of shares acquired and the value realized net of shares withheld for tax payment to each of the NEOs are as follows:

Name	# of Shares Issued on Vesting	Value Realized on Vesting ($)
Lawrence B. Prior III	10,610	418,871
David F. Keffer	—	—
William J. Haynes II	—	—
Sally Sullivan	3,340	121,008
Kenneth Deutsch	1,407	66,904
Catherine Kuenzel	6,306	223,917
John DeSimone	12,950	481,668

Pension Benefits

None of the NEOs participated in the Company’s tax-qualified defined benefit pension plan during fiscal 2016.

Fiscal Year 2016 Nonqualified Deferred Compensation

The Deferred Compensation Plan is an unfunded, nonqualified plan that permits participants to defer U.S. federal and most state income tax on up to 100% of their annual cash incentive award, up to 80% of their annual base salary, and up to 100% of amounts payable in cash to non-employee directors for board services.

Each participant is required to select from among four notional investment options, and deferred amounts are credited with earnings (or losses) based on the participant’s investment choices. The notional investment options mirror actual investment options offered under the Company’s broad-based 401(k) defined contribution plan. The annual returns of the notional investment options for the twelve-month period ending March 31, 2016 were as follows: SSgA Money Market Fund, 0.21%; BlackRock Core Bond, 1.82%; Mellon S&P 500 Index Fund, 1.78%; and SSgA Target Retirement Income, -0.73%.

Participants elect when they wish to receive distributions of their Deferred Compensation Plan account balances upon termination of employment, death, disability, change in control or a certain date. There is a potential six-month delay in payments under the Deferred Compensation Plan to certain specified employees (as determined under Section 409A of the Internal Revenue Code) for amounts deferred on or after January 1, 2005 (as determined under Section 409A). The Deferred Compensation Plan provides for the crediting of earnings during any such payment delay period.

The following table summarizes, for each NEO, the contributions and earnings under the Deferred Compensation Plan in fiscal year 2016 and the aggregate account balance as of April 1, 2016. Ms. Sullivan is the only NEO who participated in the Deferred Compensation Plan during fiscal 2016.

Name (a)	Executive Contributions in Last FY ($) (b)	Aggregate Earnings in Last FY ($) (c)	Aggregate Withdrawals/Distribution ($) (d)	Aggregate Balance at Last FYE($) (e)
Sally Sullivan......................	224,632	3,076	_	425,685

All of the Executive Contributions set forth on Column (b) of this table are reported as either salary or non-equity incentive plan compensation for fiscal 2016 in the applicable column of the Summary Compensation Table. Earnings are not reported in the Summary Compensation Table. There were no Company contributions to the Deferred Compensation Plan on behalf of any NEOs for fiscal 2016. Only $224,632 of Ms. Sullivan’s aggregate balance reported in Column (e) of this table has been reported in previous Summary Compensation Tables (including for fiscal 2016) because Ms. Sullivan’s compensation was not required to be reported in a Summary Compensation Table prior to fiscal 2016.

Potential Payments Upon Change in Control and Termination of Employment

We offer certain post-employment benefits to a select group of executive officers, including our NEOs. These post-employment benefits are limited to the payments and benefits provided under the Executive Officer Employment Separation Policy, which includes provisions that apply in both a change in control situation and an involuntary termination situation. The post-employment benefits associated with this policy are detailed below.

Change in Control Termination Benefits

The table below reflects the value of compensation and benefits that would become payable to each of the NEOs under plans and arrangements existing as of April 1, 2016 (the final day of fiscal year 2016), if a change in control had occurred on that date and, in circumstances explained below, the executive’s employment had terminated. These amounts are reported based upon the executive’s compensation and service levels as of such date and, if applicable, and in accordance with SEC regulations, based on the Company’s closing stock price of $27.27 on April 1, 2016, the last trading day of fiscal 2016. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, retirement plans and deferred compensation plans, and benefits available generally to salaried employees, such as distributions under the Company’s broad-based 401(k) plan.

The actual amounts that would be paid upon a NEO’s termination of employment in connection with a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age and service.

Additional information regarding the conditions under which these benefits are payable and the definitions used under the arrangements for determining whether an event triggering the benefit has occurred are discussed further following the table.

			Early Vesting of:
Name	Cash Severance Benefit[1] ($)	Misc. Benefits Continuation ($)	Stock Options[2] ($)	Time Vesting RSUs[2] ($)	PSUs[2] ($)	Total Payments[3] ($)
Lawrence B. Prior III	2,653,678	24,489	—	65,611	1,258,429	4,002,207
David F. Keffer	1,450,626	32,789	337,503	—	158,493	1,979,411
William J. Haynes II	2,200,000	28,266	—	956,495	177,555	3,362,316
Sally Sullivan	1,332,505	38,936	—	42,023	165,311	1,578,775
Kenneth Deutsch	1,015,248	3,235	—	48,841	154,294	1,221,618
Catherine Kuenzel*	—	—	—	—	—	—
John DeSimone*	—	—	—	—	—	—

Totals.........................	8,652,057	127,715	337,503	1,112,970	1,914,082	12,144,327
_____________________
* Ms. Kuenzel and Mr. DeSimone were not eligible for any change-in-control benefits under the Separation Policy due to their respective terminations of employment effective March 16, 2016.

1.
Cash severance equals two times the sum of (1) fiscal 2016 annualized base salary and (2) the prior three-year average EICP/SICP payout (i.e., for fiscal years 2014-2016 performance and including, where applicable, EICP/SICP payments by CSC prior to the Separation). Target incentive bonus for fiscal 2016 was used to calculate the cash severance benefit for Mr. Haynes given there is no historical award information and his fiscal 2016 incentive bonus was pro-rated as a result of his January 2016 hire date.

2.
The intrinsic value of RSUs and PSUs, per share, is equal to the closing market price of our common stock on April 1, 2016 ($27.27), the final trading day of fiscal 2016. The intrinsic value of a stock option, per share, is equal to the excess of (a) the closing market price of our common stock on April 1, 2016, over (b) the option’s exercise price per share. All outstanding PSUs were assumed to vest at target upon a change in control. All outstanding service-vesting RSUs and unvested stock options were assumed to vest upon a change in control.

3.	Total payments do not reflect any potential reduction to avoid an excise tax imposed under Section 4999 of the Code.

Each of the NEOs is covered by the Change in Control provisions associated with the Executive Officer Employment Separation Policy, which provides certain benefits to participants in the event of a Change in Control (as defined below) of the Company. If there were a Change in Control and any of them either:

•	had a voluntary termination of employment for Good Reason (as defined below) within two years afterward, or

•	had an involuntary termination of employment, other than for death, disability or cause (as defined below), within two years afterward, then the executive would receive a one-time payment and certain health and welfare benefits during a specified period after termination. The amount of the one-time payment is equal to two times the sum of the participant’s then-current annual base salary plus the average of the three most recent annual EICP awards paid or determined. The number of years after termination of employment during which a participant would receive health and welfare benefits is equal to the same applicable multiple.

There is a potential six-month delay in payments and benefits provided under the Separation Policy to certain specified employees (as determined under Section 409A). The Separation Policy provides for the crediting of earnings during any such payment or benefits delay period.

For purposes of the Separation Policy, the following definitions apply:

•
“Change of Control” means the consummation of a “change in the ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as defined under Section 409A of the Internal Revenue Code.

•	A participant’s termination of employment with the Company is deemed for “Good Reason” if it occurs within six months of any of the following without the participant’s express written consent:

1.	A substantial change in the nature, or diminution in the status, of the participant’s duties or position from those in effect immediately prior to the Change of Control;

2.
A reduction by the Company in the participant’s annual base salary as in effect on the date of a Change of Control or as in effect thereafter if such compensation has been increased and such increase was approved prior to the Change of Control; a failure to continue in effect any stock option or other equity-based or non-equity based incentive compensation plan in effect immediately prior to the Change of Control, or a reduction in the participant’s participation in any such plan, unless the participant is afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value;

3.
A failure to provide the participant the same number of paid vacation days per year available to him or her prior to the Change of Control, or any material reduction or the elimination of any material benefit or perquisite enjoyed by the participant immediately prior to the Change of Control;

4.	Any material breach by the Company of any provision of the Separation Policy or of any agreement entered into pursuant to the Separation Policy or any stock option or restricted stock agreement;

5.	Conduct by the Company, against the participant’s volition, that would cause the participant to commit fraudulent acts or would expose the participant to criminal liability; or

6.	Any failure by the Company to obtain the assumption of the Separation Policy or any agreement entered into pursuant to the Separation Policy by any successor or assign of the Company;
 provided that for purposes of bullets 2 through 5 above, “Good Reason” will not exist (1) if the aggregate value of all salary, benefits, incentive compensation arrangements, perquisites and o ther compensation is reasonably equivalent to the aggregate value of salary, benefits, incentive compensation arrangements, perquisites and other compensation as in effect immediately prior to the Change of Control, or as in effect thereafter if the aggregate value of such items has been increased and such increase was approved prior to the Change of Control, or (2) if the reduction in aggregate value is due to reduced performance by the Company, the operating unit of the Company for which the participant is responsible, or the participant, in each case applying standards reasonably equivalent to those utilized by the Company prior to the Change of Control.

•	“Cause” means:

◦	fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates;

◦	conviction of a felony involving a crime of moral turpitude;

◦	willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; or

◦
substantial and willful failure to render services in accordance with the terms of the Separation Policy (other than as a result of illness, accident or other physical or mental incapacity), provided that (1) a demand for performance of services has been delivered to the participant in writing by or on behalf of our Board of Directors at least 60 days prior to termination identifying the manner in which the Board believes that the participant has failed to perform and (2) the participant has thereafter failed to remedy such failure to perform.

Vesting of Equity Awards Upon Change in Control. Stock options and RSUs, including Performance Share Units, provide for accelerated vesting upon a Change in Control, defined as a change in ownership of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case as defined in Section 409A of the Internal Revenue Code. Performance Share Units vest at target upon a Change in Control occurring on or before the end of the final fiscal year in the performance period.

Termination Benefits Unrelated to Change in Control

The table below reflects the value of compensation and benefits that would become payable to each of the NEOs (other than Ms. Kuenzel and Mr. DeSimone) under plans and arrangements existing as of April 1, 2016, if their employment had been terminated on that date in the circumstances explained below. These amounts are reported based upon each such executive’s compensation and service levels as of such date and, if applicable, in accordance with SEC regulations, based on the Company’s closing stock price of $27.27 on April 1, 2016, the final trading day during fiscal 2016. For Ms. Kuenzel and Mr. DeSimone, these amounts reflect the actual amounts payable to each of them in connection with their actual terminations of employment effective March 16, 2016. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, retirement plans and deferred compensation plans, and benefits available generally to salaried employees, such as distributions under the Company’s broad-based 401(k) plan.

The actual amounts that would be paid upon an NEO’s termination of employment absent a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age and service.

Additional information regarding the conditions under which these benefits are payable and the definitions used under the arrangements for determining whether an event triggering the benefit has occurred are discussed further following the table.

Name	Cash Severance Benefit ($)[1]	Benefits Continuation ($)[2]	Aggregate Payments ($)
Lawrence B. Prior III	1,856,250	12,245	1,868,495
David F. Keffer	850,000	16,394	866,394
William J. Haynes II	1,100,000	14,133	1,114,133
Sally Sullivan	760,000	19,468	779,468
Kenneth Deutsch	594,000	1,617	595,617
Catherine Kuenzel	690,696	—	690,696
John DeSimone	644,059	24,150	668,209

Totals	6,495,005	88,007	6,583,012

______________________________________________

1.
Each NEO (with the exception of Ms. Kuenzel and Mr. DeSimone) is entitled to 12 months of base salary continuation plus a pro-rata target incentive bonus (EICP) for the year of employment termination. For purposes of this disclosure, target fiscal 2016 EICP is used as the pro-rata bonus described above. In connection with their respective terminations of employment on March 16, 2016, Ms. Kuenzel and Mr. DeSimone became entitled to benefits under the Separation Policy, which are set forth below.

2.	The NEOs are entitled to 12 months of Company-subsidized COBRA continuation coverage.

The Separation Policy also provides severance benefits to certain executives whose employment with the Company is terminated in situations not involving a change in control. The Separation Policy covers the CEO and those executive officers reporting directly to the CEO who are subject to Section 16 of the 1934 Act.
Upon termination of employment by the Company without cause (as defined above), each covered executive may receive, in the discretion of the Company and the Compensation Committee, up to 12 months of base salary continuation, paid in installments, and up to 12 months of Company-provided healthcare coverage continuation. Terminated executives also are eligible to receive a pro-rata portion of the EICP award earned, paid at target, for the year of employment termination, subject to approval by the Compensation Committee. Except as provided below, the Company does not provide accelerated vesting for RSU’s that are not vested upon a termination of employment by the Company without cause (as defined above).
Vesting of Equity Awards Upon Terminations of Employment. All annual equity awards provide for accelerated vesting (unless the Compensation Committee determines otherwise) upon retirement, other than for Cause (as defined below), at age 62 or older with at least ten years of service (and, in the case of performance share units, provided the executive’s retirement date is more than one year after the grant date). None of the NEOs was eligible to retire under this definition as of April 1, 2016, the last day of our 2016 Fiscal Year. In addition, all annual equity awards, along with service-based inducement awards, provide for accelerated vesting upon an executive’s termination of employment due to death or permanent disability, with vesting of annual-cycle Performance Share Units occurring with respect to only a pro-rata fraction of the target amount (based on the executive’s service during the applicable performance period) as opposed to the full target amount. If the NEOs had terminated employment due to death or permanent disability on April 1, 2016, they would have each received the amounts shown next to their names for early vesting of stock options, service-vesting RSUs and PSUs on the Change in Control Termination Benefits table above, except that amounts for annual-cycle PSU grants would be pro-rated. The pro-rated PSU amounts for Messrs. Prior, Keffer, Haynes, Sullivan and Deutsch would have been $419,476; $52,831; $59,185; $55,104; and $51,431, respectively.

Stock options converted from CSC options that were originally granted prior to May 2013 that are vested but unexercised at the time of employment termination remain exercisable until the earlier of (1) the option expiration date or (2) the fifth anniversary of employment termination (for terminations due to death or permanent disability and all terminations at age 62 or older other than for Cause), or three months after employment termination (for all other terminations). Stock options (including options converted from CSC options) granted since May 2013 that are vested but unexercised at the time of employment termination remain exercisable until the earlier of (1) the option expiration date or (2) the third anniversary of employment termination (for terminations due to death or permanent disability and all terminations at age 62 or older other than for Cause), or three months after employment termination (for all other terminations).“Cause” means:

◦	fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates;

◦	conviction of a felony involving a crime of moral turpitude;

◦	willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; or

◦
substantial and willful failure to render services in accordance with the terms of his or her employment (other than as a result of illness, accident or other physical or mental incapacity), provided that (1) a demand for performance of services has been delivered to the employee in writing by the employee’s supervisor at least 60 days prior to termination identifying the manner in which such supervisor believes that the employee has failed to perform and (2) the employee has thereafter failed to remedy such failure to perform.

There are provisions in the award agreements for all stock options and RSUs (including Performance Share Units) which require the holder of such securities to deliver to the Company an amount in cash equal to the intrinsic value of the securities on the date (the “Realization Date”) they had vested (in the case of RSUs or restricted stock) or were exercised (in the case of stock options) if the holder:

•	competes with the Company after voluntary termination of employment and prior to six months after the Realization Date, or

•
solicits the Company’s customers or solicits for hire or hires the Company’s employees, or discloses the Company’s confidential information, after voluntary or involuntary termination of employment and prior to one year after a Realization Date.

These forfeiture provisions do not apply if there has been a Change in Control within three years prior to the employment termination date.

In addition, the Company has entered into Non-Competition Agreements with all members of senior management. These agreements generally prohibit our executives from competing with CSRA for 12 months following any termination of employment, prohibit our executives from soliciting our employees or clients for 24 months following any termination of employment, and contain a non-disclosure provision.

G. ADDITIONAL INFORMATION
Business for 2017 Annual Meeting

Stockholder Proposals. For a stockholder proposal to be considered for inclusion in CSRA’s proxy statement for the 2017 Annual Meeting of Stockholders, the written proposal must be received by CSRA’s Corporate Secretary at our principal executive offices not later than February 24, 2017. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, then the deadline for inclusion of a stockholder proposal in CSRA’s proxy statement is instead a reasonable time before CSRA begins to print and mail its proxy materials. The proposal must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

CSRA
Corporate Secretary
3170 Fairview Park Drive
Falls Church, Virginia 22042

Stockholders seeking to nominate directors at the 2017 Annual Meeting or who wish to bring a proposal before the meeting that is not intended to be included in CSRA’s proxy statement for the 2017 Annual Meeting must comply with the advance notice deadlines contained in CSRA’s Bylaws. The Bylaws provide that any such notice must be given not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the anniversary date of the preceding year’s annual meeting. In addition, the Bylaws specify that in the event that the date of the upcoming annual meeting is more than 30 days before or more than 60 days after the anniversary date of the previous year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to the upcoming annual meeting and not later than the close of business on the later of (1) the 90th day prior to the upcoming annual meeting and (2) the 10th day following the date on which public announcement of the date of such upcoming meeting is first made. The term “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, in a document publicly filed by CSRA with the SEC, or in a notice pursuant to the applicable rules of an exchange on which the securities of CSRA are listed. For the 2017 Annual Meeting of Stockholders, a stockholder’s notice, to be timely, must be delivered to, or mailed and received at our principal executive offices:

•	not earlier than the close of business on April 11, 2017; and

•	not later than the close of business on May 11, 2017.
Householding; Availability of 2016 Annual Report and Proxy Statement

The SEC permits the Company to deliver a single proxy statement and annual report to an address shared by two or more stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for the Company. In order to take advantage of this opportunity, the Company, and banks and brokerage firms that hold your shares, have delivered only one proxy statement and annual report to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered.

If you would like an additional copy of the 2016 Annual Report or this proxy statement, these documents are available on the Company’s Website, www.csra.com, under “Investor Relations/SEC Filings.” They are also available without charge to any stockholder, upon request, by calling 1.703.641.2267, or by emailing to: Investors@CSRA.com, or by writing to:

CSRA
Investor Relations
3170 Fairview Park Drive
Falls Church, VA 22042

If you share the same address with other CSRA stockholders and would like to start or stop householding for your account, you can call our transfer agent at Computershare, 800 522 6645 (Toll Free) or +1 (201) 680 6578 (Toll) or write to: Householding Department, Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, including your name, the name of your broker or other holder of record and your account number(s).

If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, you will be sent separate copies of documents mailed at least 30 days after receipt of your revocation.

APPENDIX A - INDEPENDENCE STANDARDS

A director is “independent” if the Board of Directors has determined that he or she has no material relationship with CSRA Inc. or any of its consolidated subsidiaries (collectively, the “Company”), either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not “independent” if:

1.
The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

2.
The director has received, or has an immediate family member who has received, during any 12-month period during the last three years, more than $120,000 in direct compensation from the Company (other than Board and committee fees, and pension or other forms of deferred compensation for prior service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company is not considered for purposes of this standard;

3.
(a) The director, or an immediate family member of the director, is a current partner of the Company’s internal or external auditor; (b) the director is a current employee of the Company’s internal or external auditor; (c) an immediate family member of the director is a current employee of the Company’s internal or external auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

4.
The director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served at the same time on that company’s compensation committee; or

5.
The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

A-1

APPENDIX B - 2015 OMNIBUS INCENTIVE PLAN

CSRA INC.
2015 OMNIBUS INCENTIVE PLAN
Effective November 25, 2015
Section 1
Purpose and Objectives
          This CSRA Inc. 2015 Omnibus Incentive Plan (this “Plan”) was adopted by Computer Sciences Government Services, Inc., the predecessor to CSRA Inc., prior to the spinoff of CSRA Inc. from Computer Sciences Corporation (“CSC”) effective as of November 27, 2015 (the “Spinoff”).
The primary purpose of the Plan is to reward selected corporate officers and key employees of the Company and its Subsidiaries by enabling them to acquire shares of common stock of the Company and/or through the provision of cash payments. The Plan is designed to attract and retain employees of the Company and its Subsidiaries and to encourage the sense of proprietorship in the Company and its Subsidiaries.
The Plan also governs the terms of certain Awards granted to current and former employees of CSC in connection with the Spinoff with respect to awards held by such individuals under one or more CSC equity incentive plans prior to the Spinoff pursuant to the terms of the Employee Matters Agreement (“Spinoff Awards”).
Section 2
Definitions
          As used herein, the terms set forth below shall have the following respective meanings:
     (a) “Authorized Officer” means the Chairman of the Board, the Chief Executive Officer of the Company or the Chief Human Resources Officer of the Company (or any other senior officers of the Company to whom any of such individuals shall delegate the authority to execute any Award Agreement).
     (b) “Award” means the grant of any Option, Stock Appreciation Right, Stock Award, or Cash Award, any of which may be structured as a Performance Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions, and limitations as the Committee may establish in accordance with the objectives of this Plan, including any Spinoff Awards and any SRA Rollover Options.
     (c) “Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to an Award. The Committee may, in its discretion, require that the Participant execute such Award Agreement, or may provide for procedures through which Award Agreements are made available but not executed. Any Participant who is granted an Award and who does not affirmatively reject the applicable Award Agreement shall be deemed to have accepted the terms of Award as embodied in the Award Agreement.
     (d) “Board” means the Board of Directors of the Company.
     (e) “Cash Award” means an Award denominated in cash.
     (f) “Change in Control” means the consummation of a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, and in each case, as defined under Code Section 409A. Notwithstanding the foregoing to the contrary, neither the Spinoff nor the SRA Merger shall constitute a “Change in Control” for purposes of the Plan.
     (g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     (h) “Committee” means the Compensation Committee of the Board, and any successor committee thereto or such other committee of the Board as may be designated by the Board to administer this Plan in whole or in part including any subcommittee of the Board as designated by the Board.
     (i) “Common Stock” means the Common Stock of the Company.
     (j) “Company” means CSRA Inc. or any successor thereto.
     (k) “CSC” has the meaning set forth in Section 1.
(l) “Disability” means, unless otherwise provided in an Award Agreement, a disability that entitles the Employee to benefits under the Company’s long-term disability plan, as may be in effect from time to time, as determined by the plan administrator of the long-term disability plan, or if the Employee is not a participant under the Company’s long-term disability plan, as determined if the Employee were a participant in a long-term disability plan that covers similarly situated employees. Notwithstanding the foregoing, if an Award is subject to Code Section 409A and Disability is a payment event, the definition of Disability shall conform to the requirements of Treasury Regulation § 1.409A-3(i)(4)(i).
     (m) “Dividend Equivalents” means, in the case of Restricted Stock Units or Performance Units, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to shareholders of record during the Restriction Period or performance period, as applicable, on a like number of shares of Common Stock that are subject to the Award.
     (n) “Effective Date” means November 25, 2015, the date prior to the Spinoff on which this Plan was approved by CSC as sole shareholder of the Company.
     (o) “Employee” means an employee of the Company or any of its Subsidiaries.
     (p) “Employee Matters Agreement” means the employee matters agreement entered into in connection with the Spinoff between CSC and the Company.
(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     (r) “Exercise Price” means the price at which a Participant may exercise his right to receive cash or Common Stock, as applicable, under the terms of an Award.
     (s) “Fair Market Value” of a share of Common Stock means, as of a particular date, (1) if shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (2) if the Common Stock is not so listed, the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by an inter-dealer quotation system, (3) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Committee for such purpose, or (4) if none of the above are applicable, the fair market value of a share of Common Stock as determined in good faith by the Committee.
     (t) “Fiscal Year” means a fiscal year of the Company.
     (u) “Grant Date” means the date an Award is granted to a Participant and, with respect to any Spinoff Award or SRA Rollover Option, shall mean the date the award was originally granted.
     (v) “Incentive Stock Option” means an Option that is intended to comply with the requirements set forth in Code Section 422.
     (w) “Nonqualified Stock Option” means an Option that is not intended to comply with the requirements set forth in Code Section 422.
     (x) “Option” means a right to purchase a specified number of shares of Common Stock at a specified Exercise Price, which is either an Incentive Stock Option or a Nonqualified Stock Option.

     (y) “Participant” means an Employee to whom an Award has been made under this Plan. Participant also includes any current or former employee of CSC to whom a Spinoff Award has been made under the Plan and any current or former employee or other service provider of SRA to whom the grant of an SRA Rollover Option has been made under the Plan.
     (z) “Performance Award” means an Award made pursuant to this Plan to a Participant which is subject to the attainment of one or more Performance Goals. A Performance Award may be in the form of Performance Unit Awards, Restricted Stock Awards, Options, SARs or Cash Awards.
     (aa) “Performance Goal” means one or more standards established by the Committee to determine in whole or in part whether a Performance Award shall be earned.
     (bb) “Performance Unit” means a unit evidencing the right to receive in specified circumstances cash or shares of Common Stock or equivalent value of Common Stock in cash, the value of which at the time it is settled is determined as a function of the extent to which established performance criteria have been satisfied. Performance Units may take the form of performance-based Restricted Stock Units or Cash Awards.
     (cc) “Performance Unit Award” means an Award in the form of Performance Units.
     (dd) “Qualified Performance Awards” has the meaning set forth in Section 13.2.
     (ee) “Restricted Stock” means a share of Common Stock that is restricted or subject to forfeiture provisions.
     (ff) “Restricted Stock Award” means an Award in the form of Restricted Stock.
     (gg) “Restricted Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or equivalent value in cash that is restricted or subject to forfeiture provisions.
     (hh) “Restricted Stock Unit Award” means an Award in the form of Restricted Stock Units.
     (ii) “Restriction Period” means a period of time beginning as of the date upon which a Restricted Stock Award or Restricted Stock Unit Award is made pursuant to this Plan and ending as of the date upon which such Award is no longer restricted or subject to forfeiture provisions.
     (jj) “Spinoff” has the meaning set forth in Section 1.
(kk) “Spinoff Award” has the meaning set forth in Section 1.
(ll) “SRA” means SRA International, Inc.
(mm) “SRA Merger” means the merger of SRA with and into the Company following the Spinoff.
(nn) “SRA Rollover Option” means any stock option previously granted by SRA that was converted into an Option pursuant to the terms of the merger agreement between SRA and the Company with respect to the SRA Merger.
(oo) “Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the right is exercised over a specified Exercise Price.
     (pp) “Stock Award” means an Award in the form of shares of Common Stock, including a Restricted Stock Award, and a Restricted Stock Unit Award or Performance Unit Award that may be settled in shares of Common Stock, and excluding Options and SARs.
     (qq) “Stock-Based Award Limitations” has the meaning set forth in Section 4.3.
     (rr) “Subsidiary” means any corporation, partnership, association, joint stock company, business trust, unincorporated organization or other entity that the Company controls directly, or indirectly through one or more intermediaries.

Section 3
Eligibility
          All Employees are eligible for Awards under this Plan. The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Employees who are to be granted Awards under this Plan. Current and former employees of CSC are also eligible for Spinoff Awards under the Plan and former employees of SRA who became employees of the Company or one of its Subsidiaries in connection with the SRA Merger are eligible for grants of SRA Rollover Options under the Plan.
Section 4
Shares Subject to Awards
          4.1 Common Stock Available for Awards. Subject to the provisions of Section 18 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or Options that may be exercised for or settled in Common Stock) an aggregate of (i) 10,100,000 shares of Common Stock, plus (ii) an additional number of shares of Common Stock equal to the number of shares of Common Stock subject to all Spinoff Awards and SRA Rollover Options outstanding immediately following the Spinoff and SRA Merger, respectively (collectively, the “Maximum Share Limit”). Within the Maximum Share Limit (and excluding any Spinoff Awards and SRA Rollover Options which shall not be subject to subparagraphs (a), (b) or (c) below),
     (a) no more than 10,100,000 shares may be used for Options and SARs (the “Option and SARs Limit”);
     (b) no more than 5,050,000 shares may be used for Awards other than Options and SARs (the “Full Value Award Limit”); and
     (c) Each Option and SAR granted shall reduce each of the Maximum Share Limit and the Option and SARs Limit by one share, and the Full Value Award Limit by one-half share; and each Award other than an Option or SAR granted shall reduce each of the Maximum Share Limit and the Option and SARs Limit by two shares, and the Full Value Award Limit by one share.
          Such shares shall be reserved from authorized but unissued shares, treasury shares and from shares which have been reacquired by the Company. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.
          4.2 Share Counting. If an Award (other than a Spinoff Award or SRA Rollover Option which shall not be subject to the provisions of the first paragraph of this Section 4.2, other than the final sentence hereof) expires or is terminated, cancelled or forfeited, the shares of Common Stock associated with the expired, terminated, cancelled or forfeited Award shall again be available for Awards under this Plan. In the case of an Award that is an Option or SAR that expires, terminates, is cancelled or is forfeited, the Maximum Share Limit and the Option and SARs Limit shall each be increased by one share of Common Stock and the Full Value Award Limit shall be increased by one-half share of Common Stock for each such Option or SAR. In the case of an Award other than an Option or SAR that expires, terminates, is cancelled or is forfeited, the Maximum Share Limit and the Option and SARs Limit shall each be increased by two shares of Common Stock and the Full Value Award Limit shall be increased by one share of Common Stock for each such Award that is not an Option or SAR. Notwithstanding the foregoing, the Committee shall adopt such share counting rules as are required for Incentive Stock Options to comply with the requirements set forth in Code Section 422. Shares of Common Stock associated with an expired, terminated, cancelled or forfeited Spinoff Award or SRA Rollover Option shall not became available again for issuance under this Plan.
          In addition, the following principles shall apply in determining the number of shares under any applicable limit within the Maximum Share Limit:
     (a) Shares of Common Stock that are tendered by a Participant or withheld as full or partial payment to satisfy minimum withholding taxes shall not become available again for issuance under this Plan;

     (b) Shares of Common Stock that are tendered by a Participant or withheld as full or partial payment for the Exercise Price of an Award shall not become available again for issuance under this Plan;
     (c) Shares of Common Stock reserved for issuance upon grant of an SAR, to the extent the number of reserved shares of Common Stock exceeds the number of shares of Common Stock actually issued upon exercise or settlement of such SAR, shall not become available again for issuance under this Plan;
     (d) Awards that by their terms may only be settled in cash shall not reduce the Maximum Share Limit under this Plan; and
     (e) If cash is issued in lieu of shares of Common Stock pursuant to an Award, such shares shall not become available again for issuance under this Plan.
          4.3 Fiscal Year Limitations on Grants of Awards. The following limitations shall apply to any Awards made hereunder, other than to Spinoff Awards and SRA Rollover Options which shall not be subject to the following limits:
     (a) No Employee may be granted during any Fiscal Year Awards consisting of Options or SARs that are exercisable for more than 1,000,000 shares of Common Stock;
     (b) No Employee may be granted during any Fiscal Year Stock Awards covering or relating to more than 1,000,000 shares of Common Stock (the limitation set forth in this subsection (b), together with the limitation set forth in subsection (a), being hereinafter collectively referred to as the “Stock-Based Award Limitations”); and
     (c) No Employee may be granted during any Fiscal Year (1) Cash Awards or (2) Restricted Stock Unit Awards or Performance Unit Awards that may be settled solely in cash having a value determined on the Grant Date in excess of $10,000,000.
Section 5
Administration
          5.1 Authority of the Committee; Qualifications. Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee, subject to the following:
     (a) The members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock;
     (b) Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is comprised solely of two or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); and
     (c) any Award intended to qualify for the “performance-based compensation” exception under Code Section 162(m) shall be granted only if the Committee is comprised solely of two or more “outside directors” within the meaning of Code Section 162(m) and regulations pursuant thereto.
          5.2 Powers. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan.
          Subject to Sections 5.4, 6.2 and 6.3 hereof, the Committee may, in its discretion,
     (a) Provide for the extension of the exercisability of an Award;
     (b) In the event of death, Disability, Change in Control, retirement, involuntary termination without cause or voluntary termination for good reason, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is, in either case, (1) not adverse to the Participant to whom such Award was granted, (2) consented to by such Participant or (3) authorized by Section 18.3 hereof; provided, however, that no such action shall permit the term of any Option or SAR to be greater than 10 years from its Grant Date; or
     (c) Accelerate the vesting or exercisability of an Award to the extent provided for in an Employee’s employment agreement with the Company or any Subsidiary that was effective prior the Effective Date.
          5.3 Final and Binding. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable to further this Plan’s purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.
          5.4 Prohibition on Repricing of Awards. Subject to the provisions of Section 18 hereof, the Committee may not amend the terms of outstanding Award Agreements without the approval of the Company’s stockholders to
     (a) reduce the Exercise Price of any outstanding Options or SARs; or
     (b) cancel any outstanding Options or SARs in exchange for cash or other Awards, or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Options or SARs.
          5.5 Delegation of Authority. Subject to Nevada law, the Committee may delegate any of its authority to the Board, to any other committee of the Board or to an Authorized Officer to grant Awards to Employees who are not subject to Section 16(b) of the Exchange Act; provided that the requirements of Section 5.1 are met. Such delegation shall be made in writing specifically setting forth such delegated authority. As permitted by Nevada law, the Committee may also delegate to an Authorized Officer authority to execute on behalf of the Company any Award Agreement. The Committee and the Board, as applicable, may engage or authorize the engagement of a third party administrator to carry out administrative functions under this Plan.
Section 6
Awards
          6.1 Grants. The Committee, in its absolute discretion, may grant all Awards under this Plan from time to time, provided however, that the Committee shall not have the right, without the approval of the Company’s stockholders, to
     (a) Reduce the Exercise price of an existing options;
     (b) Take any action which would be treated as a “repricing” under generally accepted accounting principles; or
     (c) Cancel an existing option at a time when its exercise price exceeds the fair market value of the stock underlying such option in exchange for another option, a restricted stock award or other equity in the Company or cash except as provided in Section 18.
          6.2 Award Agreements. Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee, in its sole discretion, and, if required by the Committee, shall be signed by the Participant to whom the Award is granted and by an Authorized Officer for and on behalf of the Company. Awards may consist of those listed in Sections 7 - 13 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. Upon the termination of employment by a Participant who is an Employee, any unexercised, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement or in any other written agreement the Company has entered into with the Participant. For Spinoff Awards granted to Participants who remain active employees of CSC after the Spinoff, except as otherwise provided in the applicable Award Agreement, the Participant will be deemed to have terminated employment for purposes of his or her Spinoff Award when he or she terminates employment from CSC.

          6.3 Vesting Limitations. Except as otherwise provided below, any Stock Award, Option or Stock Appreciation Right (other than any Spinoff Award or SRA Rollover Option which shall not be subject to the following limits) that
     (a) is not a Performance Award shall have a minimum Restriction Period of three years from the date of grant; or
     (b) is a Performance Award shall have a minimum performance period of three years from the date of grant;
provided, however, that (1) the Committee may provide for earlier vesting (x) to the extent provided for in an Employee’s employment agreement with the Company or any Subsidiary that was effective prior the Effective Date and (y) upon an Employee’s termination of employment by reason of death, Disability, Change in Control, retirement, involuntary termination without cause or voluntary termination for good reason and (2) vesting of a Stock Award, Option or Stock Appreciation Right may occur incrementally over the three-year Restriction Period or three-year minimum performance period, as applicable. The foregoing notwithstanding, 505,000 of the total number of shares of Common Stock available for issuance under this Plan may be granted without regard to any minimum Restriction Period or performance period, as applicable, described in this Section 6.3.
          6.4 Payment of Awards. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, but not limited to, in the case of Common Stock, restrictions on transfer and forfeiture provisions. For a Restricted Stock Award, the certificates evidencing the shares of such Restricted Stock (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. For a Restricted Stock Unit Award that may be settled in shares of Common Stock, the shares of Common Stock that may be issued at the end of the Restriction Period shall be evidenced by book entry registration or in such other manner as the Committee may determine.
          6.5 Dividends and Dividend Equivalents. Rights to dividends will be extended to and made part of any Restricted Stock Award and Dividend Equivalents may, in the Committee’s discretion, be extended to and made part of any Restricted Stock Unit Award and Performance Unit Award, subject in each case to such terms, conditions and restrictions as the Committee may establish; provided, however, that no such dividends or Dividend Equivalents shall be paid with respect to unvested Stock Awards, including Stock Awards subject to Performance Goals. Dividends and/or Dividend Equivalents shall not be extended to any Options or SARs.
Section 7
Options
          7.1 General. An Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of either an Incentive Stock Option or a Nonqualified Stock Option. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the Grant Date. The term of an Option shall not exceed 10 years from the Grant Date.
Options may not include provisions that “reload” the Option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Option, including, but not limited to, the term of any Option and the date or dates upon which the Option becomes vested and exercisable, shall be determined by the Committee and subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in Section 6 hereof.
          7.2 Option Exercise. The Exercise Price shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the Participant, the Participant may pay the exercise price by means of the Company withholding shares of Common Stock otherwise deliverable on exercise of the Award or tendering Common Stock valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award (including cashless exercise procedures approved by the Committee involving a broker or dealer approved by the Committee). The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Section.
Section 8
Stock Appreciation Rights
          An Award may be in the form of an SAR. The Exercise Price for an SAR shall not be less than the Fair Market Value of the Common Stock on the Grant Date. The holder of a tandem SAR may elect to exercise either the Option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the Grant Date. SARs may not include provisions that “reload” the SAR upon exercise. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SAR, including, but not limited to, the term of any SAR and the date or dates upon which the SAR becomes vested and exercisable, shall be determined by the Committee; provided, however, that a SAR that may be settled all or in part in shares of Common Stock shall be subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in Section 6 hereof.
Section 9
Restricted Stock Awards
          An Award may be in the form of a Restricted Stock Award. The terms, conditions and limitations applicable to any Restricted Stock Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee and subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in Section 6 hereof.
Section 10
Restricted Stock Unit Awards
          An Award may be in the form of a Restricted Stock Unit Award. The terms, conditions and limitations applicable to a Restricted Stock Unit Award, including, but not limited to, the Restriction Period and the right to Dividend Equivalents, if any, shall be determined by the Committee. Subject to the terms of this Plan, the Committee, in its sole discretion, may settle Restricted Stock Units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the vested Restricted Stock Units; provided, however, that a Restricted Stock Unit Award that may be settled all or in part in shares of Common Stock shall be subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in Section 6 hereof.
Section 11
Performance Unit Awards
          An Award may be in the form of a Performance Unit Award. Each Performance Unit shall have an initial value that is established by the Committee on the Grant Date. Subject to the terms of this Plan, after the applicable performance period has ended, the Participant shall be entitled to receive settlement of the value and number of Performance Units earned by the Participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The timing and the terms of settlement of earned Performance Units shall be as determined by the Committee and as evidenced in an Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may settle earned Performance Units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned Performance Units as soon as practicable after the end of the performance period and following the Committee’s determination of actual performance against the performance measures and related goals established by the Committee; provided, however, that a Performance Unit Award that may be settled all or in part in shares of Common Stock shall be subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in Section 6 hereof.

Section 12
Cash Awards
          An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to a Cash Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee.
Section 13
Performance Awards
          Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to an Award that is a Performance Award shall be determined by the Committee.
          13.1 Nonqualified Performance Awards. Performance Awards granted to Employees that are not intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.
          13.2 Qualified Performance Awards. Performance Awards granted to Employees under this Plan that are intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (i) 90 days after the commencement of the period of service to which the Performance Goal relates; and (ii) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain.
          A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. One or more of such goals may apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies including by direct reference to peers, by reference to an index, or by a similar mechanism.
          (a) Performance Goals. A Performance Goal shall include one or more of the following:

(i)	contract awards;
(ii)	backlog;
(iii)	market share;
(iv)	revenue;
(v)	sales;
(vi)	days’ sales outstanding;
(vii)	overhead;
(viii)	other expense management;
(ix)	operating income;
(x)	operating income margin;
(xi)	earnings (including net earnings, EBT, EBIT and EBITDA);
(xii)	earnings margin;
(xiii)	earnings per share;
(xiv)	cash flow;
(xv)	working capital;
(xvi)	book value per share;
(xvii)	improvement in capital structure;
(xviii)	credit rating;
(xix)	return on stockholders’ equity;

(xx)	return on investment;
(xxi)	cash flow return on investment;
(xxii)	return on assets;
(xxiii)	total stockholder return;
(xxiv)	economic profit;
(xxv)	stock price;
(xxvi)	total contract value;
(xxvii)	annual contract value; or
(xxviii)	client satisfaction.
          Unless otherwise stated, a Performance Goal applicable to a Qualified Performance Award need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria).
          (b) Interpretation; Code Requirements. In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of this Plan to conform with the standards of Code Section 162(m) and Treasury Regulation § 1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting this Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to Qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. For this purpose, approved minutes of the Committee meeting in which the certification is made shall be treated as such written certification. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee.
          13.3 Adjustment of Performance Awards. The Committee may provide in any such Performance Award in writing in advance that the results may be adjusted to include or exclude particular factors, including but not limited to any of the following events that occur during a Performance Period:
     (a) asset write-downs;
     (b) litigation or claim judgments or settlements;
     (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results;
     (d) any reorganization and restructuring programs;
     (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable Fiscal Year;
     (f) acquisitions or divestitures;
     (g) foreign exchange gains and losses; and
     (h) settlement of hedging activities.
          Only Awards that are not intended to qualify as Qualified Performance Awards may be adjusted upward in the discretion of the Committee. The Committee may retain the discretion to adjust any Performance Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

Section 14
Change of Control
          Notwithstanding any other provision of this Plan to the contrary, unless (1) an Award Agreement shall specify otherwise or (2) the agreement effectuating the Change in Control provides for the assumption or substitution of Awards, upon the date of a Change in Control:
     (a) all outstanding Options that have not vested in full on or prior thereto shall be fully vested and exercisable;
     (b) all restrictions applicable to outstanding Restricted Stock shall lapse in full;
     (c) all outstanding Restricted Stock Units that have not vested in full on or prior thereto shall be fully vested;
     (d) if the Change in Control occurs during the Performance Period, all Performance Awards shall be considered earned and payable at their target value, prorated for the portion of the Performance Period that has elapsed and shall be immediately paid or settled; and
     (e) if the Change in Control occurs after the Performance Period, all Performance Awards shall, as soon as administratively practicable, be paid or settled based on the actual achievement of the applicable performance goals
Section 15
Taxes
          The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes; provided, however, that the number of shares of Common Stock withheld for payment of required withholding taxes must equal no more than the required minimum withholding taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.
Section 16
Amendment, Modification, Suspension or Termination
          The Board may amend, modify, suspend or terminate this Plan (and the Committee may amend an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant.
          No amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent stockholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed, including any amendment that:
     (a) expands the types of Awards available under this Plan;
     (b) materially increases the number of shares of Common Stock available for Awards under this Plan;
     (c) materially expands the classes of persons eligible for Awards under this Plan;
     (d) materially extends the term of this Plan;
     (e) materially changes the method of determining the Exercise Price of Options;
     (f) deletes or limits any provisions of this Plan that prohibit the repricing of Options or SARs; or
     (g) decreases any minimum vesting requirements for any Stock Award.

Section 17
Assignability
          Unless otherwise determined by the Committee and expressly provided for in an Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except (1) by will or the laws of descent and distribution or (2) pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of this Plan or applicable Award and in a form acceptable to the Committee. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 17 shall be null and void. Notwithstanding the foregoing, no Award may be transferred for value or consideration.
Section 18
Adjustments
          18.1 Outstanding Awards. The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.
          18.2 Plan Adjustments
     (a) Subdivision or Consolidation. In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then:
     (i) the number of shares of Common Stock reserved under this Plan and the number of shares of Common Stock available for issuance pursuant to specific types of Awards as described in Section 4;
     (ii) the number of shares of Common Stock covered by outstanding Awards;
     (iii) the exercise price or other price in respect of such Awards;
     (iv) the appropriate Fair Market Value and other price determinations for such Awards; and
     (v) any other limitations contained within this Plan shall each be proportionately adjusted by the Committee as appropriate to reflect such transaction.
     (b) Recapitalizations, Reorganizations, etc. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock) or any spinoff, the Committee shall make appropriate adjustments to:
     (i) the number of shares of Common Stock reserved under this Plan and the number of shares of Common Stock available for issuance pursuant to specific types of Awards as described in Section 4;
     (ii) the number of shares of Common Stock covered by outstanding Awards;
     (iii) the exercise price or other price in respect of such Awards;
     (iv) the appropriate Fair Market Value and other price determinations for such Awards;
     (v) the Stock-Based Award Limitations;
     (vi) any other limitations contained within this Plan; and
(vii) the type or class of securities reserved under this Plan and subject to outstanding Awards hereunder.

provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards.
          18.3 Award Adjustments. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, split-up, spin-off, split-off, initial public offering of the common equity of a Subsidiary, reorganization or liquidation, or if a Change in Control otherwise occurs and the Company is not the surviving entity, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, to:
     (a) provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines, including stock of another company) for an Award or the assumption of the Award (and for awards not granted under this Plan), regardless of whether in a transaction to which Code Section 424(a) applies;
     (b) provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction;
     (c) provide for the acceleration of the vesting and exercisability of an Award and the cancellation thereof in exchange for such payment as the Committee, in its sole discretion, determines is a reasonable approximation of the value thereof;
     (d) cancel any Awards and direct the Company to deliver to the Participants who are the holders of such Awards cash in an amount that the Committee shall determine in its sole discretion is equal to the Fair Market Value of such Awards as of the date of such event, which, in the case of any Option, shall be the amount equal to the excess of the Fair Market Value of a share of Common Stock as of such date over the per-share exercise price for such Option (for the avoidance of doubt, if such exercise price is less than such Fair Market Value, the Option may be canceled for no consideration or for such consideration that the Committee shall determine or as provided by the agreement effectuating an event described in this Section 18.3); or
     (e) cancel Awards that are Options and give the Participants who are the holders of such Awards notice and opportunity to exercise prior to such cancellation.
          18.4 Compliance with Code Section 409A. No adjustment or substitution pursuant to this Section 18 shall be made in a manner that results in noncompliance with the requirements of Code Section 409A, to the extent applicable.
Section 19
Restrictions
          No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.
Section 20
Unfunded Plan
          This Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash,

Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan. With respect to this Plan and any Awards granted hereunder, Participants are general and unsecured creditors of the Company and have no rights or claims except as otherwise provided in this Plan or any applicable Award Agreement.
Section 21
Code Section 409A
          21.1 Awards. Awards made under this Plan are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Code Section 409A, that Plan provision or Award shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.
          21.2 Settlement Period. Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit Award, Performance Unit Award or Cash Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee determines that a Restricted Stock Unit Award, Performance Unit Award or Cash Award is intended to be subject to Code Section 409A, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Code Section 409A.
          21.3 Specified Employees. If the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (i) the first business day following the expiration of six months from the Participant’s separation from service, (ii) the date of the Participant’s death, or (iii) such earlier date as complies with the requirements of Code Section 409A.
Section 22
Award Termination, Forfeiture and Disgorgement
          The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be terminated or forfeited, or the Participant should be required to disgorge to the Company any gains attributable to the Award. Such circumstances may include, without limitation, the following actions by a Participant:
     (a) competing with the Company or participating in any enterprise that competes with the Company;
     (b) using or disclosing, other than as expressly authorized by the Company or a Subsidiary, any confidential business information or trade secrets that the Participant obtains during the course of his or her employment with the Company or any Subsidiary; and
     (c) after the Participant is no longer employed by the Company or any Subsidiary:
     (i) soliciting, with respect to any of the services or products that the Company or any Subsidiary then provides to customers, any person or entity whom the Participant knows to be a customer of the Company or any Subsidiary, or whose business the Participant solicited on behalf of the Company or any Subsidiary while employed by it,

     (ii) soliciting or hiring any person who is then an Employee, or
     (iii) taking any action that, in the judgment of the Committee, is not in the best interests of the Company.
          Additionally, any Awards granted pursuant to this Plan shall be subject to any recoupment or clawback policy that is adopted by, or applicable to, the Company.
Section 23
Awards to Non-U.S. Employees
          Awards may be granted to Employees who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.
Section 24
Governing Law
          This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Nevada.
Section 25
Right to Continued Service or Employment
          Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which he is employed or otherwise serves the Company or its Subsidiaries.
Section 26
Term
          This Plan shall be effective as of the Effective Date. This Plan shall continue in effect for a term of 10 years commencing on the Effective Date, unless earlier terminated by action of the Board.
Section 27
Usage
          Words used in this Plan in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.
Section 28
Headings
          The headings in this Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Plan.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CSRA**

The Meeting will be exclusively online via live webcast. You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E12065-P80866 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CSRA INC.

The Board of Directors recommends you vote "FOR" each of the following nominees for the Board of Directors:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Keith B. Alexander	☐	☐	☐
1b. Sanju K. Bansal	☐	☐	☐
1c. Michèle A. Flournoy	☐	☐	☐
1d. Mark A. Frantz	☐	☐	☐
1e. Nancy Killefer	☐	☐	☐
1f. Craig Martin	☐	☐	☐
1g. Sean O'Keefe	☐	☐	☐
1h. Lawrence B. Prior III	☐	☐	☐
1i. Michael E. Ventling	☐	☐	☐
1j. Billie I. Williamson	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposals 2 and 3:

The Board of Directors recommends you vote "1 Year" for proposal 4:

	1 Year	2 Years	3 Years	Abstain
4. Non-binding advisory vote on the frequency of holding future non-binding advisory votes on executive compensation	☐	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposal 5:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E12066-P80866

CSRA INC.
Annual Meeting of Stockholders
August 9, 2016 10:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints WILLIAM J. HAYNES II, DAVID F. KEFFER and LAWRENCE B. PRIOR III, and each of them, as proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to represent and to vote all of the shares of common stock of CSRA INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of CSRA Inc. to be held at 10:00 a.m., Eastern Time, on Tuesday, August 9, 2016, at www.virtualshareholdermeeting.com/CSRA and at any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed on the reverse side. If this proxy is signed but no direction is given, this proxy will be voted FOR the election of each of the director nominees on the reverse side, FOR proposals 2 and 3, 1 Year for proposal 4, and FOR proposal 5. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting of Stockholders or at any adjournment or postponement thereof. If the undersigned has a beneficial interest in shares held in a 401(k) plan sponsored by CSRA Inc., voting instructions with respect to such plan shares must be provided by 11:59 p.m., Eastern Time, on August 4, 2016, in the manner described in the proxy statement. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the proxy statement. This proxy, when properly executed, will revoke all prior proxies relating to the subject matter hereof and will be voted in the manner directed herein.

Continued and to be signed on reverse side